                        SCHEDULE 14A
             Information Required in Proxy Statement

                     SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934
                         (Amendment No. )

[X ] Filed by the Registrant
[  ] Filed by a Party other than the Registrant

Check the appropriate box:

[  ] Preliminary Proxy Statement
[  ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to SS240.14a-11(c) or
     SS240.14a-12

                   BRAUVIN HIGH YIELD FUND L.P.
         (Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement if other than the
                           Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) of Item 22(a)(2) of Schedule 14A.
[  ] $500 per each party to the controversy pursuant to
     Exchange Act Rule 14a-6(i)(3).
[X ] Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

          Units of Limited Partnership Interests


     2) Aggregate number of securities to which transactions applies:

          2,627,503.23 Units of Limited Partnership Interests

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          Based upon the aggregate cash to be paid for the Registrant's assets ($23,198,450) which are the subject of this Schedule 14A, the Registrant is paying a filing fee of $4,639.69 (one-fiftieth of one percent of this aggregate of the cash and the value of securities (other than its own) and other property to be received by the Registrant in the subject transaction.)


     4)   Proposed maximum aggregate value of transaction:

          $23,198,450


     5)   Total fee paid:

          $4,639.69


[X ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
          $4,639.69


     2)   Form Schedule or Registration Statement No.:
          Schedule 14A


     3)   Filing Party:
          Brauvin High Yield Fund L.P.


     4)   Date Filed:
          May 28, 1996

                   BRAUVIN HIGH YIELD FUND L.P.
                      150 South Wacker Drive
                            Suite 3200
                     Chicago, Illinois 60606


                         August 23, 1996



To the Interest Holders of
Brauvin High Yield Fund L.P.:


     We are pleased to inform you that Brauvin High Yield Fund L.P. (the "Partnership") has entered into an agreement through which it has agreed to merge with and into another entity, the effect of which will be that each Interest Holder will receive approximately $9.31 in cash, after taking into account all estimated adjustments, for each of their units of limited partnership interest of the Partnership (the "Units"). Consummation of this transaction is subject to your approval. Interest Holders holding a majority of the Units must approve the transaction and an amendment to the Restated Limited Partnership Agreement of the Partnership, as amended (the "Partnership Agreement"), described below, by voting "FOR" on the enclosed proxy card in order for the Partnership to accept this all cash offer.


     If the transaction and the amendment are approved by the Interest Holders and certain other conditions are met, the transaction will be consummated, the Partnership will cease to exist and your Units will be redeemed entirely for approximately $9.31 per Unit in cash, after taking into account all estimated adjustments. Although the actual redemption price to be paid to the Interest Holders is not anticipated to vary in any material respect from the estimated redemption price, in the event the actual amount is determined to be materially less than the estimated amount set forth herein, the approval of the Interest Holders will be resolicited. The redemption price is based on the fair market value of the properties of the Partnership which has been determined by an independent appraiser to be $23,198,450, plus all remaining cash of the Partnership, less net earnings of the Partnership after July 31, 1996, less expenses incurred in connection with the transaction and other Partnership obligations. The independent appraiser has delivered an opinion that this transaction is fair to the Interest Holders from a financial point of view.

     The General Partners will not receive any payment in exchange for the redemption of their general partnership interests nor will they receive any fees from the Partnership in connection with the transaction. However, the transaction is subject to certain conflicts of interest, as described in the enclosed Proxy Statement, including the fact that the entity into which the Partnership will be merged is affiliated with Mr. Jerome J. Brault and Brauvin Realty Advisors, Inc., two of the General Partners of the Partnership, due to the minority ownership interest of Mr. Brault (who is also an executive officer and the director of Brauvin Realty Advisors, Inc.) and his son, James L. Brault (who is an executive officer of Brauvin Realty Advisors, Inc.) in such entity.


     In addition to the approval by the Interest Holders holding a majority of the Units, Delaware law provides that a merger must be approved by the general partners of a partnership, unless the partnership agreement provides otherwise. As described in the enclosed Proxy Statement, the Partnership Agreement is silent on this matter and not all of the General Partners are recommending the proposed transaction. The Interest Holders are, therefore, being asked to adopt an amendment to the Partnership Agreement to allow the vote of the Interest Holders owning a majority of the Units to determine the outcome of the transaction without a vote of the General Partners. Failure to approve this amendment would likely preclude the consummation of the transaction even if the transaction were approved by the Interest Holders holding a majority of the Units.


     The Corporate General Partner on behalf of the Partnership is soliciting your proxy in connection with the transaction and the amendment. Included with this letter is a Notice of Special Meeting of the Interest Holders to be held September 24, 1996, at _1:00 p.m., local time, at the offices of the Partnership, 150 South Wacker Drive, Chicago, Illinois 60606, for the purpose of considering and voting on the transaction and the amendment.
Also enclosed herewith is a Proxy Statement dated August 23, 1996, which contains information relating to the proposed transaction and the amendment, together with a proxy card which authorizes Jerome J. Brault, the Managing General Partner, or his designee to vote your Units with respect to the transaction and the amendment at the special meeting of the Interest Holders and any adjournment thereof (the "Special Meeting"). The Interest Holders who hold Units of record on the books of the Partnership at the close of business on July 31, 1996, are entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. There are no quorum requirements with respect to the Special Meeting, however, if Interest Holders holding a majority of the Units do not submit a proxy or vote in person at the Special Meeting neither the transaction nor the amendment can be approved.


     Regardless of whether you expect to be present in person at the Special Meeting, please complete and promptly return the enclosed proxy card either in the enclosed, postage-prepaid envelope or by facsimile to (214) 999-9323 or (214) 999-9348 so that your Units may be represented and voted. A proxy may be revoked at any time prior to its exercise by submitting a revocation or a later-dated proxy to the Partnership's Information Agent, The Herman Group, Inc. or by attending the Special Meeting and voting in person. Proxies properly executed and returned, and not revoked, will be voted in accordance with instructions as indicated thereon.


     As both the transaction and the amendment require the approval of the Interest Holders holding a majority of the Units, failure to return a proxy in a timely manner or to vote at the Special Meeting will have the same effect as a vote "AGAINST" the transaction and "AGAINST" the amendment. Likewise, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the transaction and "AGAINST" the amendment. Any proxy cards which are returned and on which a choice is not indicated will be voted "FOR" the transaction and "FOR" the amendment. In view of the importance of the Special Meeting, it is requested that you sign, mark and return the enclosed proxy card either in the enclosed, postage-prepaid envelope or by facsimile to (214) 999-9323 or (214) 999-9348 no later than September 24, 1996.
When voting your proxy by facsimile, both sides of the proxy card must be transmitted.

     The transaction is one of a series of related transactions whereby the purchaser seeks to acquire the assets of the Partnership and the assets of certain affiliates of the Partnership. The approval of the limited partners holding a majority in interest of each such limited partnership is a condition to the effectiveness of the transaction, which condition may be waived by the purchaser.

     Cezar M. Froelich, one of the general partners of the Partnership gave notice of his intent to resign as an individual General Partner of the Partnership on May 23, 1996. Pursuant to the terms of the Partnership Agreement, Mr. Froelich's resignation will become effective on the 90th day following notice to the Interest Holders, which notice was dated June 20, 1996.

     Questions and requests for assistance may be directed to the Partnership's Information Agent, The Herman Group, Inc. at
(800) 992-6145.

                              Very truly yours,

                              BRAUVIN REALTY ADVISORS, INC.,
                              Corporate General Partner

                              By:________________________________
                                 President

                              ___________________________________
                              Jerome J. Brault, Managing General
                              Partner

     JEROME J. BRAULT, THE MANAGING GENERAL PARTNER OF THE PARTNERSHIP AND BRAUVIN REALTY ADVISORS, INC., THE CORPORATE GENERAL PARTNER OF THE PARTNERSHIP, WHICH IS CONTROLLED BY
MR. BRAULT, HAVE DETERMINED THAT THE TRANSACTION AND THE AMENDMENT ARE FAIR AND REASONABLE TO THE INTEREST HOLDERS AND, THEREFORE, RECOMMEND THAT THE INTEREST HOLDERS VOTE "FOR" THE TRANSACTION AND "FOR" THE AMENDMENT. HOWEVER, SUCH GENERAL PARTNERS ARE SUBJECT TO CERTAIN CONFLICTS OF INTEREST WITH RESPECT TO THE TRANSACTION. CEZAR M. FROELICH AND DAVID M. STROSBERG, TWO OF THE INDIVIDUAL GENERAL PARTNERS, ARE NOT RECOMMENDING THE TRANSACTION SINCE THEY BELIEVE THAT THE MOST ADVANTAGEOUS METHODOLOGY FOR DETERMINING A FAIR PRICE FOR THE ASSETS WOULD BE TO SEEK THIRD-PARTY OFFERS THROUGH AN ARM'S-LENGTH BIDDING PROCESS.

        NOTICE OF SPECIAL MEETING OF THE INTEREST HOLDERS OF
                   BRAUVIN HIGH YIELD FUND L.P.

                  To be Held September 24, 1996



To the Interest Holders
of Brauvin High Yield Fund L.P.:


     NOTICE IS HEREBY GIVEN, that a special meeting (the "Special Meeting") of the Interest Holders of Brauvin High Yield Fund L.P., a Delaware limited partnership (the "Partnership") will be held at the offices of the Partnership, 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606 on Tuesday, September 24, 1996, at 1:00 p.m. local time, for the following purposes:


     1. To approve the merger of the Partnership with and into Brauvin Real Estate Funds L.L.C., a Delaware limited liability company (the "Purchaser"), the effect of which will be that each Interest Holder will receive approximately $9.31 per Unit in cash, after taking into account all estimated adjustments, for their partnership interests. Although the actual redemption price to be paid to the Interest Holders is not anticipated to vary in any material respect from the estimated redemption price, in the event the actual amount is determined to be materially less than the estimated amount set forth herein, the approval of the Interest Holders will be resolicited. The Purchaser is affiliated with Mr. Jerome J. Brault and Brauvin Realty Advisors, Inc., two of the general partners of the Partnership. Because the merger will result in a transfer of the Partnership's assets to an affiliate of these general partners, by approving the merger, the Interest Holders are automatically approving an amendment of the Partnership's Restated Limited Partnership Agreement, as amended, allowing the Partnership to sell property to affiliates.


     2. To adopt an amendment to the Partnership's Restated Limited Partnership Agreement, as amended, which will allow the majority vote of the Interest Holders to determine the outcome of the merger without the vote of the General Partners. Upon approval of the amendment the vote of the Interest Holders holding a majority of the Units will be the only vote necessary to approve the proposed transaction. Failure to approve this amendment would likely preclude the consummation of the merger even if the merger were approved by the Interest Holders holding a majority of the Units.


     3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Information concerning the matters to be acted upon at the Special Meeting is set forth in the accompanying Proxy Statement.

     JEROME J. BRAULT, THE MANAGING GENERAL PARTNER OF THE PARTNERSHIP (THE "MANAGING GENERAL PARTNER"), AND BRAUVIN REALTY ADVISORS, INC., THE CORPORATE GENERAL PARTNER OF THE PARTNERSHIP (THE "CORPORATE GENERAL PARTNER" AND WITH THE MANAGING GENERAL PARTNER, THE "OPERATING GENERAL PARTNERS"), WHICH IS CONTROLLED BY MR. BRAULT, HAVE DETERMINED THAT THE TRANSACTION AND THE AMENDMENT ARE FAIR AND REASONABLE TO THE INTEREST HOLDERS AND, THEREFORE, RECOMMEND THAT THE INTEREST HOLDERS VOTE "FOR" THE TRANSACTION AND "FOR" THE AMENDMENT. HOWEVER, THE OPERATING GENERAL PARTNERS ARE SUBJECT TO CERTAIN CONFLICTS OF INTEREST WITH RESPECT TO THE TRANSACTION. CEZAR M. FROELICH AND DAVID M. STROSBERG, TWO OF THE INDIVIDUAL GENERAL PARTNERS, ARE NOT RECOMMENDING THE TRANSACTION SINCE THEY BELIEVE THAT THE MOST ADVANTAGEOUS METHODOLOGY FOR DETERMINING A FAIR PRICE FOR THE ASSETS WOULD BE TO SEEK THIRD-PARTY OFFERS THROUGH AN ARM'S-LENGTH BIDDING PROCESS.


     You are invited to attend the Special Meeting. Even if you intend to attend the Special Meeting, you are requested to sign and date the accompanying proxy card and return it promptly either in the enclosed, postage-prepaid envelope or by facsimile to (214) 999-9323 or (214) 999-9348. When voting your proxy by facsimile, both sides of the proxy card must be transmitted. If you attend the Special Meeting, you may, if you wish, vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked at any time before it is exercised.


     The close of business on July 31, 1996 has been fixed as the record date for determination of the Interest Holders entitled to notice of and to vote at the Special Meeting. There are no quorum requirements with respect to the Special Meeting, however, if Interest Holders holding a majority of the Units do not submit a proxy or vote in person at the Special Meeting neither the Transaction nor the amendment can be approved.


                                   BRAUVIN REALTY ADVISORS, INC.,
                                   Corporate General Partner


                                   By:___________________________
                                      President


                                   ______________________________
                                   Jerome J. Brault, Managing
                                   General Partner



Chicago, Illinois
August 23, 1996


     YOUR VOTE IS VERY IMPORTANT. IN ORDER TO ENSURE THAT YOUR INTERESTS WILL BE REPRESENTED, WHETHER YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING OR NOT, PLEASE SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE OR BY FACSIMILE TO (214) 999-9323 OR (214) 993-9348.
WHEN VOTING YOUR PROXY BY FACSIMILE, BOTH SIDES OF THE PROXY CARD MUST BE TRANSMITTED. FAILURE TO RETURN A PROXY CARD, ABSTENTION FROM VOTING AND BROKER NON-VOTES WILL EACH BE THE SAME AS A VOTE "AGAINST" THE TRANSACTION AND "AGAINST" THE AMENDMENT. ANY PROXY CARDS ON WHICH A CHOICE IS NOT INDICATED WILL BE VOTED "FOR" THE TRANSACTION AND "FOR" THE AMENDMENT.

                    BRAUVIN HIGH YIELD FUND L.P.
                      150 South Wacker Drive
                            Suite 3200
                     Chicago, Illinois 60606

                         PROXY STATEMENT

         For the Special Meeting of the Interest Holders
                  To be Held September 24, 1996


     This proxy statement (the "Proxy Statement") and the enclosed proxy card are being first mailed to the beneficial owners of the limited partnership interests (the "Interest Holders") of Brauvin High Yield Fund L.P., a Delaware limited partnership (the "Partnership") on or about August 23, 1996 by the Corporate General Partner, as hereinafter defined, on behalf of the Partnership to solicit proxies for use at a special meeting of the Interest Holders (the "Special Meeting") to be held at the offices of the Partnership, 150 South Wacker Drive, Chicago, Illinois 60606 on Tuesday, September 24, 1996 at
1:00 p.m., local time, or at such other place and time to which the Special Meeting may be adjourned.


     The purpose of the Special Meeting is to consider the approval of a merger (the "Merger") of the Partnership with and into Brauvin Real Estate Funds, L.L.C., a Delaware limited liability company (the "Purchaser") that is affiliated with the Operating General Partners, as hereinafter defined. Because the Merger will result in a transfer of the Partnership's assets to an affiliate of these general partners of the Partnership, by approving the Merger, the Interest Holders are automatically approving an amendment of the Partnership Agreement, as hereinafter defined, allowing the Partnership to sell or lease property to affiliates (this amendment, together with the Merger shall be referred to herein as the "Transaction"). The terms of the Merger are set forth in an Agreement and Plan of Merger dated as of June 14, 1996 by and among the Purchaser and the Partnership, Brauvin High Yield Fund L.P. II and Brauvin Income Plus L.P. III (the "Merger Agreement"). Promptly upon consummation of the Transaction, the Partnership will be merged with and into the Purchaser through a merger of its partnership interests, the Partnership will cease to exist and the Purchaser, as the surviving entity, will succeed to all of the assets and liabilities of the Partnership. As a result of the Merger, all



     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

of the outstanding units of limited partnership interest of the Partnership (each a "Unit" and collectively, the "Units") will be redeemed by the Purchaser for approximately $9.31 per Unit in cash, after taking into account all estimated adjustments. This redemption price is based on the fair market value of the properties of the Partnership (the "Assets") which has been determined by an independent appraiser to be $23,198,450, or $8.83 per Unit (which amount is not subject to adjustment), plus all remaining cash of the Partnership as of the effective time of the Merger (the "Effective Time"), less net earnings of the Partnership after July 31, 1996, less the Partnership's actual costs incurred and accrued through the Effective Time, including reasonable reserves in connection with: (i) the proxy solicitation; (ii) the Transaction (as detailed in the Merger Agreement); and (iii) winding up of the Partnership, including preparation of the final audit, tax return and K-1s (collectively, the "Transaction Costs") and less all other Partnership obligations, which amount is currently anticipated to be $.48 per Unit. Although the actual redemption price to be paid to the Interest Holders is not anticipated to vary in any material respect from the estimated redemption price, in the event the actual amount is determined to be materially less than the estimated amount set forth herein, the approval of the Interest Holders will be resolicited. The general partners of the Partnership (the "General Partners") will not receive any payment in exchange for the redemption of their general partnership interests nor will they receive any fees from the Partnership in connection with the Transaction. However, the Transaction is subject to certain conflicts of interest, as described herein, including the fact that Mr. Jerome J. Brault, the Managing General Partner of the Partnership (the "Managing General Partner") and an executive officer and the director of Brauvin Realty Advisors, Inc., the Corporate General Partner of the Partnership (the "Corporate General Partner") and his son, James L. Brault, an executive officer of the Corporate General Partner, have a minority ownership interest in the Purchaser. Cezar M. Froelich and David M. Strosberg, two of the individual General Partners have no affiliation with the Purchaser.


     The affirmative vote of the Interest Holders holding a majority of the Units (in excess of 50%) is necessary to approve the Transaction. In addition, the Delaware Revised Uniform Limited Partnership Act (the "Act") provides that a merger must also be approved by the general partners of a partnership, unless the limited partnership agreement provides otherwise. Because the Restated Limited Partnership Agreement of the Partnership, as amended (the "Partnership Agreement") is silent on this matter and because not all of the General Partners are recommending the Transaction, the Interest Holders are also being asked to adopt an amendment (the "Amendment") to the Partnership Agreement which provides that the vote of the General Partners is not required to approve the Transaction. The affirmative vote of the Interest Holders holding a majority of the Units is necessary to approve the Amendment. Upon approval of the Amendment, the vote of the Interest Holders holding a majority of the Units will be the only vote necessary to approve the Transaction. There are no quorum requirements with respect to the Special Meeting, however, if the Interest Holders holding a majority of the Units do not submit a proxy or vote in person at the meeting neither the Transaction nor the Amendment can be approved. Neither the Act nor the Partnership Agreement provide the Interest Holders not voting in favor of the Transaction or the Amendment with dissenters' appraisal rights.


     The close of business on July 31, 1996 has been established as the record date (the "Record Date") for determining the Interest Holders entitled to notice of, and to direct the vote of the Units at the Special Meeting. As of the Record Date, the Partnership had outstanding and entitled to vote 2,627,503.23 Units, held of record by 1,838 Interest Holders. Each Unit entitles the holder to one vote on each matter submitted to a vote of the Interest Holders.


     All duly executed proxy cards received from the Interest Holders prior to the Special Meeting will be voted in accordance with the choices specified thereon. If a duly executed proxy card does not specify a choice, the Units represented thereby will be voted "FOR" the Transaction and "FOR" the Amendment. An Interest Holder who gives a proxy may revoke it at any time before it is voted at the Special Meeting, as described herein.

     The accompanying proxy is solicited by the Corporate General Partner on behalf of the Partnership to be voted at the Special Meeting. The Partnership's principal executive offices are located at 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606 and its telephone number is (312) 443-0922. The Partnership has engaged The Herman Group, Inc. to act as Information Agent in connection with the proxy solicitation process. In addition to the original solicitation by mail, proxies may be solicited by telephone, telegraph or in person. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Partnership.

     The Partnership is a Delaware limited partnership formed on January 6, 1987. The Partnership's Commission file number is 0-17563. The General Partners are the Corporate General Partner, the Managing General Partner, Cezar M. Froelich and David M. Strosberg. Mr. Froelich gave notice of his intent to resign as an individual General Partner of the Partnership on May 23, 1996. Pursuant to the terms of the Partnership Agreement, Mr. Froelich's resignation will become effective on the 90th day following notice to the Interest Holders, which notice was dated June 20, 1996. Mr. Strosberg has indicated his intent to resign as an individual General Partner subsequent to approval of the Transaction by the Interest Holders.


                             SUMMARY

     Set forth below is a summary of certain information contained elsewhere in this Proxy Statement. It is not intended to be a complete description of those matters which it covers and much of the information contained in this Proxy Statement is not covered by this Summary. The information contained in this Summary is qualified by the more complete information contained elsewhere in this Proxy Statement or incorporated by reference into this Proxy Statement. All Interest Holders are urged to read this Proxy Statement in its entirety.

The Transaction


     Pursuant to the terms of the Merger Agreement, the Partnership proposes to merge with and into the Purchaser through a merger of its partnership interests. Promptly upon consummation of the Transaction, the Partnership will cease to exist and the Purchaser, as the surviving entity, will succeed to all of the assets and liabilities of the Partnership. As a result of the Merger, the interests of the Interest Holders in the Partnership will be redeemed for approximately $9.31 per Unit in cash, after taking into account all estimated adjustments. This redemption price is based on the fair market value of the Assets which has been determined by an independent appraiser to be $23,198,450, or $8.83 per Unit (which amount is not subject to adjustment), as of April 1, 1996, plus all remaining cash of the Partnership as of the Effective Time, less net earnings of the Partnership after July 31, 1996, less the Transaction Costs and less all other Partnership obligations, which amount is currently anticipated to be $.48 per Unit. Thus, the actual redemption price will be subject to adjustment based upon changes in these costs and expenses prior to the Effective Time. Although the actual redemption price to be paid to the Interest Holders is not anticipated to vary in any material respect from the estimated redemption price, in the event the actual amount is determined to be materially less than the estimated amount set forth herein, the approval of the Interest Holders will be resolicited. The independent appraiser has also delivered an opinion that the Transaction is fair to the Interest Holders from a financial point of view. The General Partners will not receive any payment in exchange for the redemption of their general partnership interests nor will they receive any fees from the Partnership in connection with the Transaction. However, the Transaction is subject to certain conflicts of interest as described herein, including the fact that the Managing General Partner and his son, James L. Brault (collectively, the "Braults") have a minority ownership interest in the Purchaser. Messrs. Froelich and Strosberg have no affiliation with the Purchaser. See "Terms of the Transaction - The Merger Agreement," "Terms of the Transaction - Determination of Redemption Price" and "Conflicts of Interest."


Related Transactions

     The Transaction is one of a series of related transactions whereby the Purchaser seeks to acquire the Assets of the Partnership and the assets, through purchase or merger, of the Affiliated Limited Partnerships, as hereinafter defined. The approval of a majority in interest of the limited partners of each of the Affiliated Limited Partnerships to their respective Affiliated Transactions, as hereinafter defined, is a condition to the effectiveness of the Transaction, which condition may be waived by the Purchaser. See "Terms of the Transaction - Related Transactions."

Amendment to the Partnership Agreement

     Consummation of the Transaction is subject to approval by the Interest Holders holding a majority of the Units (in excess of 50%). In addition, the Act provides that a merger must also be approved by the general partners of a partnership, unless the limited partnership agreement provides otherwise. Because the Partnership Agreement is silent on this matter and because not all of the General Partners are recommending the Transaction, the Interest Holders are being asked to adopt the Amendment, which allows the vote of the Interest Holders owning a majority of the Units to determine the outcome of the Transaction without a vote of the General Partners. Upon approval of the Amendment the vote of the Interest Holders holding a majority of the Units will be the only vote necessary to approve the Transaction. Failure to approve the Amendment would likely preclude the consummation of the Merger even if the Merger were approved by the Interest Holders holding a majority of the Units.

The Special Meeting; Votes Required


     A Special Meeting of the Interest Holders will be held on September 24, 1996, to consider and vote upon the Transaction and the Amendment. It is a condition to the closing of the Transaction that the Interest Holders holding a majority of the Units (in excess of 50%) approve both the Transaction and the Amendment. The Corporate General Partner on behalf of the Partnership is soliciting proxies from the Interest Holders to be used at the Special Meeting and any adjournments thereof. See "Special Meeting of the Interest Holders."


Purpose of and Reasons for the Transaction

     As part of the Operating General Partners' continuing effort to fulfill their fiduciary responsibility to the Interest Holders by enhancing the value of the Interest Holders' investment in the Units, the Operating General Partners continually consider various strategies and alternatives available to the Partnership. One such strategy is the sale or disposition of some or all of the Assets. See "Special Factors - Alternatives to the Transaction."


     In connection with the Affiliated Transactions, as described in the section entitled "Terms of the Transaction - Related Transactions," the Purchaser has presented the Partnership with the Transaction. The considerations of the Purchaser in presenting the Transaction are described in the section entitled "Special Factors - Purpose of and Reasons for the Transaction - Actions Resulting in the Transaction; Mitigation of Conflicts." If the Transaction and the Amendment are approved by the Interest Holders and certain other conditions are met, the Transaction will be consummated, the Partnership will cease to exist and the Units will be redeemed entirely for approximately $9.31 per Unit in cash, after taking into account all estimated adjustments and the Assets will be owned by the Purchaser. Consummation of the Transaction will result in the transfer of the fair market value of the Assets to the Interest Holders on an all cash basis through a structure which eliminates virtually all post-closing liabilities and risks associated with ownership of the Assets and investment in the Units. This structure allows the Interest Holders to liquidate, on an all cash basis, their illiquid investment in their Units, which cash can then be invested in alternative investments.


     The terms of the Transaction are viewed by the Operating General Partners to be favorable to the Partnership and the Interest Holders in part because: (i) the structure of the Transaction as a merger, whereby all of the Assets and the liabilities of the Partnership are transferred to the Purchaser, eliminates the need for the Partnership to continue operations with the less salable or valuable properties; (ii) the Merger will be consummated on an all cash basis at a redemption price which includes the fair market value of the Assets; (iii) the fact that the Transaction will be effected with minimal representations and warranties by the Partnership, thereby eliminating the need to escrow funds; and (iv) the Transaction is structured such that costs are estimated to equal approximately
1 1/2% of the total value of the Transaction, which the Operating General Partners believe to be below industry standards for a transaction of this size. Although the Transaction is not without risks, as described in the section entitled "Special Factors - Purpose of and Reasons for the Transaction - Risks of the Transaction," the Operating General Partners believe that, given the favorable terms of the Transaction, it is their fiduciary responsibility to present the Transaction to the Interest Holders for their approval and to recommend the Transaction.


     The considerations which resulted in the determination to present the Transaction and the Amendment to the Interest Holders and to recommend the Transaction and the Amendment are described in the section entitled "Special Factors - Purpose of and Reasons for the Transaction."

Effects of the Transaction


     If the Transaction and the Amendment are approved and the remaining conditions to the Transaction are met or waived, the Merger will be effected and in connection therewith, the Assets and liabilities of the Partnership will be transferred to the Purchaser as the surviving entity in the Merger, the Partnership will cease to exist and the Units of the Interest Holders will be redeemed for approximately $9.31 per Unit in cash, after taking into account all estimated adjustments. Although the actual redemption price to be paid to the Interest Holders is not anticipated to vary in any material respect from the estimated redemption price, in the event the actual amount is determined to be materially less than the estimated amount set forth herein, the approval of the Interest Holders will be resolicited. Thereafter, Interest Holders will cease to be owners of the Partnership and will no longer bear the risks or benefits associated with such ownership. See "Special Factors - Purpose of and Reasons for the Transaction - Risks and Related Costs Associated with Continued Ownership of the Assets," "Special Factors - Purpose of and Reasons for the Transaction - Benefits of the Transaction" and "Special Factors - Effects of the Transaction."


     The General Partners will not receive any payment in exchange for the redemption of their general partnership interests nor will they receive any fees from the Partnership in connection with the Transaction. However, the Braults have a minority ownership interest in the Purchaser, which will own the Assets following the consummation of the Transaction. In addition, each of Brauvin Management Company and Brauvin Financial, Inc., corporations owned, in part, by Cezar M. Froelich and an affiliate of Jerome J. Brault, will receive $40,860 from the Purchaser (not the Partnership) for advisory services rendered in connection with the Transaction.


     If the Transaction is not consummated, there can be no assurance as to whether any future liquidation or disposition of the Assets, either in whole or in part, will occur or on what terms they might occur. However, if not approved, the Operating General Partners will continue to operate the Partnership in accordance with the terms of the Partnership Agreement and in fulfillment of their fiduciary duties, including the review of any third-party offers to purchase any or all of the Assets, in an effort to enhance the Partnership's value on behalf of the Interest Holders. In addition, the Operating General Partners will continue to evaluate the various alternatives to the Transaction, as described in the section entitled "Special Factors - Alternatives to the Transaction." Such alternatives include: (i) continuing to hold the Assets; (ii) individual property sales; (iii) an auction of any or all of the properties; and (iv) solicitation of third-party bids. The Operating General Partners have concluded that such options are not in the best interest of the Interest Holders at this time, particularly in light of the Purchaser's offer. The Operating General Partners do not intend to actively solicit bids for the Assets in the immediate future.


Valuation of the Assets; Fairness Opinion

     The Valuation Advisory Services Group of Cushman & Wakefield of Illinois, Inc. ("Cushman & Wakefield") was engaged by the Partnership to prepare an appraisal of the Assets. Cushman & Wakefield is part of a national network of affiliated full service real estate companies providing brokerage, management, consulting and valuation services in the United States. Cushman & Wakefield preliminarily valued the Assets at $22,600,000. The Operating General Partners reviewed the initial valuation and concluded that the values of the Assets set forth therein were lower than expected due to changes and/or clarifications of certain property and/or financial information not previously provided to or not considered by Cushman & Wakefield. As a result of subsequent considerations presented by the Operating General Partners, the valuation was increased to $23,198,450, which is the total cash consideration to be paid by the Purchaser for the Assets in connection with the Transaction. See "Special Factors - Valuation of the Assets; Fairness Opinion."


     Cushman & Wakefield was subsequently engaged to provide an opinion as to the fairness of the Transaction to the Interest Holders from a financial point of view (the "Fairness Opinion"). In its Fairness Opinion, dated August 9, 1996, Cushman & Wakefield advised the Partnership through the Corporate General Partner, that in its opinion, the price per Unit reflected in the Transaction is fair, from a financial point of view, to the Interest Holders. In addition, in its opinion Cushman & Wakefield stated that the determination that a price is "fair" does not mean that the price is the highest price which might be obtained in the marketplace, but rather that based upon the sum of the appraised values of the Assets, the price reflected in the Transaction is believed by Cushman & Wakefield to be reasonable. The discussion herein of the Fairness Opinion is qualified in its entirety by reference to the section entitled "Special Factors - Valuation of the Assets; Fairness Opinion" and to the text of such Fairness Opinion, a copy of which is attached hereto as Annex II. The Fairness Opinion will not be updated by Cushman & Wakefield unless there is a material change relating to the Assets, a material change to the terms of the Transaction or the receipt of any bona fide third-party offers.


Recommendations of the General Partners and Their Affiliates


     The Operating General Partners have determined that the terms of the Transaction are fair to the Interest Holders and, therefore, recommend that the Interest Holders vote "FOR" the Transaction and "FOR" the Amendment. The recommendations of the Operating General Partners are, however, subject to conflicts of interest as described herein. The Operating General Partners' determination of fairness was based on the following factors. See "Special Factors - Recommendations of the General Partners and Their Affiliates" for a more detailed discussion of the following factors. The Purchaser has concurred in the Operating General Partners' analysis and conclusions as to fairness of the Transaction.


     Factors in Favor of the Transaction.

     In determining the fairness of the Transaction, the Operating General Partners considered the following factors which weighed in favor of the Transaction: (i) use of an independent appraiser's valuation of the Assets as a basis for the redemption price; (ii) the structure of the transaction as a merger, whereby all of the Assets and the liabilities of the Partnership are transferred to the Purchaser, thereby eliminating the need for the Partnership to continue operations with the less salable or valuable properties; (iii) avoidance of certain potential transaction costs, such as investment banking fees or real estate brokerage commissions, which could have approximated $700,000 to $1,400,000 in the aggregate; (iv) the willingness of the Purchaser to effect an all cash transaction; (v) the Fairness Opinion rendered in connection with the Transaction; (vi) the fact that the Partnership is at the end of the originally anticipated holding period for the Assets; (vii) the fact that the Transaction will be effected with minimal representations and warranties by the Partnership, thereby eliminating the need to escrow funds; (viii) the flexibility granted to the Operating General Partners in the Merger Agreement to pursue subsequent offers that can produce a better return to the Interest Holders;
(ix) the fact that a majority in interest of the Interest Holders (in excess of 50%) is required to approve the Transaction;
(x) the average lease term of the Assets and other risks associated with continuing to own the Assets; (xi) the high cost of operating a publicly-held entity; (xii) the lack of an established trading market for the Units; (xiii) the comparison of the per Unit redemption price to current and historical market prices; (xiv) the expressed desire of certain Interest Holders to have their investment in the Partnership liquidated; and (xv) the Operating General Partners' industry knowledge regarding the marketability of properties with lease terms similar to the Assets.

     Factors Against the Transaction.

     In determining the fairness of the Transaction, the Operating General Partners also considered the following factors which weighed against the Transaction: (i) the affiliated nature of the Transaction and other conflicts of interest; (ii) that there can be no assurance that the cash redemption price received by the Interest Holders in connection with the Transaction can be invested in alternative investments that will generate a return equal to or greater than that generated by the investment in the Partnership; (iii) that the Interest Holders will no longer have an ownership interest in the Assets and thus will not share in any potential changes in their value; (iv) that there can be no assurances that a better offer for the acquisition of the Assets may not be available now or in the future; and (v) that the Interest Holders may incur certain tax liabilities as a result of the Transaction. Messrs. Froelich and Strosberg are not recommending the Transaction since they believe that the most advantageous methodology for determining a fair price for the Assets would be to seek third-party offers through an arm's-length bidding process.

Conflicts of Interest


     The Transaction is subject to certain conflicts of interest as more fully described in the section entitled "Conflicts of Interest." Such conflicts include: (i) that the Operating General Partners are affiliated with the Purchaser, due to the minority ownership interest of the Braults in such entity and, therefore, they have an indirect economic interest in consummating the Transaction that may be considered to be in conflict with the economic interests of the Interest Holders;
(ii) that each of Brauvin Management Company and Brauvin Financial, Inc., which are owned, in part, by Cezar M. Froelich and an affiliate of Jerome J. Brault, will receive $40,860 from the Purchaser (not the Partnership) for advisory services rendered in connection with the Transaction; and (iii) that the General Partners have been granted certain indemnification rights by each of the Partnership and the Purchaser.


                         SPECIAL FACTORS

Purpose of and Reasons for the Transaction

     As part of the Operating General Partners' continuing effort to fulfill their fiduciary responsibility to the Interest Holders by enhancing the value of the Interest Holders' investment in the Units, the Operating General Partners continually consider various strategies and alternatives available to the Partnership. One such strategy is the sale or disposition of some or all of the Assets. For a discussion of these various strategies and alternatives see the section entitled "Special Factors - Alternatives to the Transaction."


     In connection with the Affiliated Transactions, as described in the section entitled "Terms of the Transaction - Related Transactions," the Purchaser has presented the Partnership with the Transaction. The considerations of the Purchaser in presenting the Transaction are described in the subsection entitled "Actions Resulting in the Transaction; Mitigation of Conflicts." If the Transaction and the Amendment are approved by the Interest Holders and certain other conditions are met, the Transaction will be consummated, the Partnership will cease to exist and the Units will be redeemed entirely for approximately $9.31 per Unit in cash, after taking into account all estimated adjustments, and the Assets will be owned by the Purchaser. Consummation of the Transaction will result in the transfer of the fair market value of the Assets to the Interest Holders on an all cash basis through a structure which eliminates all post-closing liabilities and risks associated with ownership of the Assets and investment in the Units. This structure allows the Interest Holders to liquidate, on an all cash basis, their illiquid investment in their Units, which cash can then be invested in alternative investments.


     The terms of the Transaction are viewed by the Operating General Partners to be favorable to the Partnership and the Interest Holders in part because: (i) the structure of the Transaction as a merger, whereby all of the Assets and the liabilities of the Partnership are transferred to the Purchaser, eliminates the need for the Partnership to continue operations with the less salable or valuable properties; (ii) the Merger will be consummated on an all cash basis at a redemption price which includes the fair market value of the Assets; (iii) the Transaction will be effected with minimal representations and warranties by the Partnership, thereby eliminating the need to escrow funds; and (iv) the Transaction is structured such that costs are estimated to equal approximately 1 1/2% of the total value of the Transaction, which the Operating General Partners believe to be below industry standards for a transaction of this size. Although the Transaction is not without risks, as described in the subsection entitled "Risks of the Transaction," the Operating General Partners believe that, given the favorable terms of the Transaction, it is their fiduciary responsibility to present the Transaction to the Interest Holders for their approval and to recommend the Transaction and the Amendment.


     The terms of the Transaction were viewed by the Purchaser to be favorable in part because: (i) the Merger price is based on the fair market value of the Assets; (ii) total Transaction costs are believed to be below industry standards for a transaction of this size; (iii) as a non-public entity, the Purchaser will not be required to incur certain significant annual costs of compliance with the Federal securities laws; and (iv) as a results of the Braults' affiliation with the Purchaser, the Purchaser has knowledge regarding the Assets and thus was willing to effect a merger of the Partnership with and into the Purchaser, thereby assuming all of the Assets and liabilities of the Partnership, with minimal representations and warranties.


     The considerations which resulted in the determination to present the Transaction to the Interest Holders and to recommend the Transaction are described in more detail below.

     Background and Operational History of the Partnership

     The Partnership is a Delaware limited partnership organized on January 6, 1987 to raise funds from investors to acquire debt-free ownership of existing, free-standing, income-producing retail, office and industrial real properties subject to predominantly triple-net leases. The Partnership completed its public offering on May 19, 1988 and raised a total of $25,000,000. As of December 31, 1995, the Partnership had also raised an additional $2,816,104 through its distribution reinvestment plan. As of the date hereof, the Partnership owns the land and buildings underlying 33 properties as well as a 49% interest in a joint venture which owns a Scandinavian Health Spa, a 1% interest in a joint venture which owns the land and buildings underlying six Ponderosa restaurants and a 23.4% interest in a joint venture which owns the land and building underlying a CompUSA store. See "Certain Information about the Partnership, Its General Partners and their Affiliates - Description of the Assets." All of the properties of the Partnership are under lease.


     Cash distributions to Interest Holders for 1995, 1994 and 1993 were $2,600,149, $2,616,758 and $2,590,902, respectively.
Because of the decision to present the Transaction to the Interest Holders, the Operating General Partners have determined that no further distributions of operating cash flow will be made by the Partnership to the Interest Holders prior to consummation or termination of the Transaction. The Operating General Partners have also determined that the Partnership will not repurchase Units from Interest Holders during this period. See "Certain Information About the Partnership, Its General Partners and their Affiliates - Distributions."


     The Partnership is the first of a series of affiliated limited partnerships formed to acquire similar properties. As the Partnership is the first of the Affiliated Limited Partnerships to be formed, the properties acquired by the Partnership are at the end of their anticipated holding periods. The Partnership's Prospectus dated September 4, 1987 (the "Prospectus") states that the anticipated holding period for the Partnership's properties is no more than six to nine years. As a result, the Operating General Partners began investigating options for the liquidation of the properties held by the Partnership and the Affiliated Limited Partnerships.


     Actions Resulting in the Transaction; Mitigation of
Conflicts

     Over the past few years, in an attempt to enhance Interest Holder value with respect to the Units, the Operating General Partners approached several investment banking firms regarding various strategies and alternatives available to the Partnership, including the liquidation of the Assets and return the proceeds from such liquidation to the Interest Holders. Although numerous meetings were held with representatives from such investment banks, no viable value enhancement scenarios were formulated. During the past several months the Operating General Partners increased their activity with respect to formulating a liquidation strategy, as the Partnership is at the end of the anticipated holding period of six to nine years for its properties. As a result of recent conversations with persons familiar with the triple-net lease industry, it was determined that the rapidly approaching termination dates for many of the leases governing the Partnership's properties caused such properties to fall outside of the acquisition parameters and standards of several organizations interested in acquiring a portfolio of triple-net lease properties and thus limited the salability of the Partnership's portfolio. As a result of the Operating General Partners consideration of an exit strategy, the Braults began to actively pursue the possibility of acquiring the Assets from the Partnership. In attempting to obtain the necessary financing to effect this purchase, the Braults met with various third-party debt and equity sources who negotiated and structured the terms of the Transaction on behalf of the Purchaser so as to allow the Purchaser to consummate the Transaction on an all cash basis. In connection with the negotiation of the financing arrangements, the terms of the Transaction and the ownership structure of the Purchaser, each party, including the Purchaser, the Partnership, the debt and equity participants and the General Partners, were represented by separate professionals experienced in transactions of this type. The retention of such professionals was deemed to be important in order to mitigate the potential conflicts of interest inherent in the Transaction. The redemption price was based on the independent appraisal of Cushman & Wakefield, who was retained by the Partnership in connection with the Partnership's annual valuation of the Assets, prior to any discussions of the Transaction with Cushman & Wakefield and the terms of the Transaction were negotiated with the assistance of counsel to the Purchaser and counsel to the Partnership. In addition, Cushman & Wakefield was retained to provide an opinion that the Transaction is fair to the Interest Holders from a financial point of view.

     Prospects of the Partnership

     Pursuant to the terms of the Merger Agreement, the Purchaser has agreed to pay approximately $9.31 per Unit in cash, after taking into account all estimated adjustments, in connection with the Transaction. The redemption price is based upon the fair market value of the Assets as determined by Cushman & Wakefield. Due to the relatively fixed nature of the lease payments generated by the Assets and the remaining lease terms, the fair market value may not increase over the foreseeable future. To date, the Partnership has not been presented with any firm offers for the purchase of the Assets, although it has received and pursued a few expressions of interest from third parties. One such expression of interest was for all of the Assets (together with the assets of the Affiliated Limited Partnerships) but at an aggregate purchase price lower than that proposed by the Purchaser, with higher transaction costs and other factors, such as a lack of management ability, that led the Operating General Partners to believe that this transaction would not be better for the Interest Holders or the limited partners of the Affiliated Limited Partnerships. However, the Operating General Partners did pursue this possible transaction long enough to cause an increase in the price of this possible offer by approximately 6% from the initial price. Another expression of interest was for only certain of the Assets, which would result in an overall lesser return to the Interest Holders and the need to continue to operate the Partnership and the Affiliated Limited Partnerships and thus the proposal was not pursued.


     Messrs. Froelich and Strosberg believe that the Partnership should actively seek third-party offers through an arm's-length bidding process to establish a fair price for the Assets. In this regard, the Partnership has made, and will continue during the pendency of the proxy solicitation process to make, all pertinent information pertaining to the Partnership and the Assets available to other potential purchasers who have the financial ability to acquire the Assets on an all cash basis. If the Transaction is not approved, there can be no assurance as to whether any future liquidation or disposition of the Assets will occur or on what terms they might occur. Despite the Partnership obtaining both the Valuation and Fairness Opinion from Cushman & Wakefield, there can be no assurance that a better offer for the acquisition of the Assets may not be available.


     Risks and Related Costs Associated with Continued Ownership of the Assets

     The average remaining lease term for the Assets is 6.8 years. The longer the Assets are held by the Partnership, the greater the risk to the Partnership of lease rollover, renegotiation and non-renewal. Because many of the Partnership's properties were designed for a particular type of operation, lease default or non-renewal could result in the need for substantial capital improvements or remodeling to attract new tenants. Eventually the Partnership will be required to reserve against such risks. Lease defaults and non-renewals, as well as reserves against such risks will eventually result in lower distributions to the Interest Holders.


     The Partnership incurs general and administrative costs related to its status as a public reporting entity under the Federal securities laws. The costs of preparing reports such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the expenses of printing and mailing these materials can be significant. In addition, the Partnership incurs significant legal and accounting fees in complying with the Federal securities laws. Over the past two years, the Partnership has spent approximately $133,805 and $129,068, respectively on partnership administration expense, and legal, accounting and tax advisory fees necessitated, in part, by the on-going Federal securities law compliance. If the Partnership were not a publicly-held entity, many of these costs could be eliminated, although such cost savings would not be of benefit to the Interest Holders.


     There is no established trading market for the Units. As a result, the Interest Holders and the Partnership incur all of the costs associated with public-entity status, but have little of the benefits. Since the Units are not readily transferable, the Interest Holders are essentially locked into their investment in the Units.

     Benefits of the Transaction

     As a result of the Transaction, the Interest Holders will receive approximately $9.31 per Unit in cash, after taking into account all estimated adjustments. Such proceeds can then be reinvested by the Interest Holders in other investments that could possibly yield a higher return than the investment in the Partnership. The terms of the Transaction are viewed by the Operating General Partners to be favorable to the Partnership and the Interest Holders in part because the cost of the Transaction to the Partnership, which is estimated to equal approximately
1 1/2% of the total value of the Transaction, is believed to be below industry standards for a transaction of this size. It is not unusual in similar types of transactions to see investment banking fees or real estate brokers commissions which alone exceed 3% of the value of a transaction. In addition, the structure of the Transaction eliminates the need for the Partnership to reserve or hold back any funds from distribution to the Interest Holders to satisfy any post-closing liabilities.
     Risks of the Transaction

     The Transaction is not without certain potential disadvantages and risks to the Interest Holders. Such disadvantages and risks include the fact that: (i) there can be no assurance that the cash redemption price received by the Interest Holders in connection with the Transaction can be invested in alternative investments that will generate a return equal to or greater than that generated by the investment in the Partnership; (ii) the Interest Holders will no longer have an ownership interest in the Assets and thus will not share in any potential changes in their value; (iii) despite the Partnership obtaining both the Valuation and the Fairness Opinion from Cushman & Wakefield, there can be no assurances that a better offer for the acquisition of the Assets may not be available now or in the future; and (iv) the Interest Holders may incur certain tax liabilities as a result of the Transaction. Notwithstanding the foregoing, the Operating General Partners concluded that, as with any investment, such potential disadvantages and risks are speculative, are unable to be quantified and do not outweigh the benefits of the Transaction.

Alternatives to the Transaction

     The Operating General Partners considered several alternatives to the Transaction, including: (i) continuing to hold the Assets; (ii) individual property sales; (iii) an auction of any or all of the properties; (iv) solicitation of third-party bids; and (v) a sale of the Assets to the Purchaser.

     Continuing to hold the Assets was rejected as the risk from ownership increases the longer the properties are held and thus the value of the Assets becomes less certain. This risk results from the approaching maturity dates for each of the leases of the Assets (which average remaining lease is 6.8 years), the costs of the renegotiation of such leases and the related risk of default or non-renewal. A merger of the Partnership with and into the Purchaser will allow the Interest Holders to avoid such increasing risks. Furthermore, the Partnership's investment in the properties is approaching the outside of its initial estimated holding periods and thus it is the General Partners duty to look to the liquidation of the Assets.


     Individual property sales were rejected as this option would likely result in the Partnership's more salable or valuable properties being sold and the Partnership being forced to retain the less salable or valuable properties. Even if the more salable or valuable properties were sold on an all cash basis comparable to the Transaction, the Partnership would likely be required to retain a substantial portion of the proceeds of such sales to cover the expenses related to ongoing administration of the Partnership. Because the Partnership's administrative costs are relatively fixed, a sale of the more salable or valuable properties would ultimately result in proportionally less cash being available for distribution to the Interest Holders. Furthermore, it is the belief of the Operating General Partners that costs associated with individual sales of the properties would, in the aggregate, be greater than the costs associated with a sale of all of the Assets, due in part to the need to negotiate with multiple parties and the loss of economies of scale. These increased costs would further result in less cash being available for distribution to the Interest Holders. Finally, because the more salable or valuable properties will likely be sold first, risks associated with lease defaults and non-renewals, as well as risks associated with particular markets and industries will increase. The sale of the Assets in a single transaction eliminates the need for the Partnership to remain in existence with a smaller, less diverse and more risky portfolio.


     An auction of all of the Assets was also rejected as it is the Operating General Partners belief that real estate auctions (as opposed to a solicitation of third-party bids through the use of investment bankers or real estate brokers) are generally viewed as a sale method of last resort and the typical buyer at such an auction is seeking below market price purchases. An auction of individual assets would result in the same adverse effects as those resulting from sales of individual properties.


     A formal solicitation of third-party bids for the Assets was not undertaken by the Operating General Partners prior to the date the Partnership entered into the Merger Agreement. However, over the past few years the Operating General Partners had approached several investment banking firms regarding various strategies and alternatives available to the Partnership, including the liquidation of the Assets. Although numerous meetings were held with representatives from such investment banking firms, no viable value enhancement scenarios were formulated. Furthermore, after recent conversations with persons familiar with the triple-net lease industry, it was determined that the rapidly approaching termination dates for many of the leases to which the Partnership's properties were subject caused such properties to fall outside of the acquisition parameters and standards of several organizations that might be interested in acquiring a portfolio of triple-net lease properties and thus limited the salability of the Partnership's portfolio. Although the Operating General Partners did not believe that the solicitation of third-party bids would result in a better offer for the Interest Holders, the Operating General Partners required that the terms of the Merger Agreement permit the General Partners to terminate the Transaction at any time should they receive an offer for the Assets which they in good faith believe to be on terms preferable to the Transaction. However, in accordance with the terms of the Merger Agreement, the Partnership will not actively solicit third-party bids. Although there have been a few expressions of interest from potential third-party purchasers generated by the Purchaser's effort to secure financing, as described above, no party has made a firm offer for the Assets. In conjunction with Messrs. Froelich and Strosberg's belief that the solicitation of third-party offers through an arm's-length bidding process would be the most advantageous method for determining a fair price for the Assets, the Partnership continues to make available to prospective purchasers all relevant materials necessary to conduct due diligence with respect to the Assets. Until the Transaction is approved, the General Partners will entertain any offers which can produce a comparable overall return to the Interest Holders. Notwithstanding the foregoing, the Operating General Partners have surveyed the market and have been unable to identify a strategic or financial buyer that would be interested in purchasing the entire portfolio of the Assets, on all cash basis. This is mainly the result of two factors: (i) 33% of the Assets have lease terms which provide the lessees with rights of first refusal on any sale of the Assets, thereby significantly complicating the negotiations or possible offers from third parties; and (ii) the average remaining lease term of 6.8 years makes the Assets less attractive to potential purchasers.


     The Purchaser was unwilling to structure the Transaction as a sale of the Assets to the Purchaser, due in part to the additional costs that would be incurred by the Purchaser in connection with such a sale (such as real estate transfer taxes and other transfer related costs).

Effects of the Transaction

     General

     If the Transaction and the Amendment are approved and the remaining conditions to the Transaction are met or waived, the Merger will be effected by filing the Certificate of Merger with the Delaware Secretary of State and in connection therewith the assets and liabilities of the Partnership will be transferred to the Purchaser as the surviving entity in the Merger and the Partnership will cease to exist. Thereafter, the registration of the Units under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated. Further, following the Transaction, the Partnership will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission. The Corporate General Partner intends to conclude the Transaction with and into the Purchaser as soon as possible and no later than December 31, 1996.


     Effects on the Interest Holders


     As a result of the Transaction, the Units will be redeemed for approximately $9.31 per Unit in cash, after taking into account all estimated adjustments. This redemption price is based on the fair market value of the Assets which has been determined by Cushman & Wakefield to be $23,198,450, or $8.83 per Unit (which amount is not subject to adjustment), plus cash on hand as of the Effective Time, less net earnings of the Partnership after July 31, 1996, less the Transaction Costs and less all other Partnership obligations, which amount is currently anticipated to be $.48 per Unit. Thus, the actual redemption price will be subject to adjustment based upon changes in these costs and expenses prior to the Effective Time. Although the actual redemption price to be paid to the Interest Holders is not anticipated to vary in any material respect from the estimated redemption price, in the event the actual amount is determined to be materially less than the estimated amount set forth herein, the approval of the Interest Holders will be resolicited.


     Following consummation of the Merger, the Interest Holders will cease being owners of the Partnership and will no longer bear the risks associated with such ownership. A description of such risks is set forth in the section entitled "Special Factors
- - Purpose of and Reasons for the Transaction - Risks and Related Costs Associated with Continued Ownership of the Assets."
However, the Interest Holders thereafter will assume the risks associated with consummation of the Transaction. See "Special Factors - Purposes of and Reasons for the Transaction - Risks of the Transaction."


     Effects on the General Partners

     The General Partners will not receive any payment in exchange for the redemption of their general partnership interests nor will they receive any fees from the Partnership in connection with the Transaction. However, the Braults have a minority ownership interest in the Purchaser and thus will become part owners of the Assets following the consummation of the Transaction. In addition, each of Brauvin Management Company and Brauvin Financial, Inc., corporations owned, in part, by Cezar M. Froelich and an affiliate of Jerome J. Brault, will receive $40,860 from the Purchaser (not the Partnership) for advisory services rendered in connection with the Transaction.

     Effects on the Purchaser


     If the Transaction and the Amendment are approved and the remaining conditions to the Merger are met or waived, the Partnership will be merged with and into the Purchaser in exchange for payment of the redemption price of $9.31 per Unit. In connection with the Merger, all of the assets and liabilities of the Partnership will be transferred to the Purchaser. Thereafter, the benefits and risks associated with ownership of the Assets will rest solely with the Purchaser.


     Effects of Failure to Approve the Transaction


     If the Transaction is not consummated, there can be no assurance as to whether any future liquidation or disposition of the Assets, either in whole or in part, will occur or on what terms they might occur. However, if not approved, the Operating General Partners will continue to operate the Partnership in accordance with the terms of the Partnership Agreement and in fulfillment of their fiduciary duties, including the review of any third-party offers to purchase any or all of the Assets, in an effort to enhance the Partnership's value on behalf of the Interest Holders. In addition, the Operating General Partners will continue to evaluate the various alternatives to the Transaction, as described in the section entitled "Special Factors - Alternatives to the Transaction." Such alternatives include: (i) continuing to hold the Assets; (ii) individual property sales; (iii) an auction of any or all of the properties; and (iv) solicitation of third-party bids. The Operating General Partners have concluded that such options are not in the best interest of the Interest Holders at this time, particularly in light of the Purchaser's offer. The Operating General Partners do not intend to actively solicit bids for the Assets in the immediate future should the Transaction not be consummated.


Valuation of the Assets; Fairness Opinion

     Cushman & Wakefield was engaged by the Partnership on March 15, 1996 to value the Assets pursuant to the Partnership's obligation to provide a valuation of the Units within 120 days after the end of the fiscal year to satisfy the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Partnership subsequently engaged Cushman & Wakefield to provide an opinion as to whether the Transaction is fair from a financial point of view. Other than the engagements described herein, and the engagement of Cushman & Wakefield by the Affiliated Limited Partnerships in connection with the Affiliated Transactions, there has been no material relationship between Cushman & Wakefield or its affiliates and the Partnership or its affiliates, nor is any such relationship contemplated.

     Copies of the Valuation and the Fairness Opinion are attached hereto as Annex I and Annex II, respectively.

     Experience of Cushman & Wakefield

     Cushman & Wakefield is part of a national network of affiliated full service real estate companies providing brokerage, management, consulting and valuation services in the United States (the "C&W Affiliated Companies"). The clients of the C&W Affiliated Companies include major commercial and investment banks, Fortune 500 corporations, pension funds, advisory firms and government agencies. The Valuation Advisory Services Group of the C&W Affiliated Companies has 19 branch offices located in various geographic regions of the United States. This large network of professionals provides local expertise in key markets and sub-regions and enables Cushman & Wakefield to effectively handle broad-based, multi-property assignments. Furthermore, the C&W Affiliated Companies valuation network provides a large national database of market information and ensures a consistent methodology for each property valuation. The Operating General Partners considered several appraisal firms but ultimately chose Cushman & Wakefield based upon their expertise and industry leadership.

     Valuation

     Pursuant to its engagement, Cushman & Wakefield reported to the Partnership that the sum of the individual valuations of the Assets was $23,198,450 as of April 1, 1996 (collectively, the "Valuation"). Certain of the assumptions, qualifications and limitations to the Valuation are described below. The summary set forth below does not purport to be a complete description of the analysis employed by Cushman & Wakefield in preparing the Valuation. A copy of the Valuation analysis will be made available to Interest Holders upon request. The Partnership imposed no conditions or limitations on the scope of Cushman & Wakefield's investigation or the methods and procedures to be followed in preparing the Valuation. No other appraisals of the Assets were obtained by the Partnership due to the significant cost involved and the Operating General Partners' opinion that the Valuation was prepared according to industry standards by a reliable and independent appraisal firm.

     Factors Considered

     In preparing the Valuation, Cushman & Wakefield:
(i) conducted a physical inspection of each property;
(ii) considered the location and market area of each property, with particular attention given to the submarket definition, demand generators, competitive properties, trade area demographics and outlook; (iii) reviewed property sales history where provided; (iv) analyzed site and improvements with regard to quality, functionality and condition of improvements toward existing use; and (v) considered the highest and best use of each site. In addition, Cushman & Wakefield conducted a review and analysis of each existing individual lease abstract, or leases where provided, affecting each of the properties. In conducting their analysis, Cushman & Wakefield was provided with, among other things: (i) certain information relating to the business, earnings, operating cash flow and assets of the Partnership, including sales performance of the Assets for 1993 through 1995, where provided, and estimates of 1996 tenant sales; (ii) surveys, legal descriptions, current property tax statements and detailed lease abstracts; and (iii) such other information as Cushman & Wakefield deemed necessary or appropriate. In addition, Cushman & Wakefield personnel questioned the Operating General Partners about the markets in which the Assets operate and the operating history of the Assets.

     Summary of Cushman & Wakefield's Methodology and Approaches to Value

     Cushman & Wakefield's valuation of the Assets was based primarily on a discounted cash flow analysis. Cushman & Wakefield believes that the valuation resulting from the discounted cash flow analysis is the best indication of value, as an investor in the type of property owned by the Partnership considers its income producing capabilities as most important. A sales comparison approach based on comparable sales was determined to be less reliable because of the lack of comparable properties and recent sales data for many of the Assets.

     Individual evaluation reports containing property specific information such as location, competition and market and trade area analysis, were prepared by Cushman & Wakefield for each Asset. These evaluation reports formed the foundation for Cushman & Wakefield's valuation analysis. In conducting its cash flow analysis, Cushman & Wakefield performed an individual property-by-property analysis to establish an anticipated cash flow to be received over a specified holding period, typically of a ten-year duration, for a particular property. Analysis as to cash flows takes into account the contractual rent and the terms and conditions of each lease, plus reversion, as well as the credit associated therewith.

     Cushman & Wakefield also conducted an analysis of the reversionary component of the cash flow analysis for each property, which values the property at the end of a specified holding period, based on the estimated highest and best use of the property, at reversion. The highest and best use of a property was formulated based on a decision matrix which takes into account specific property and location characteristics, demographic profile and outlook, sales history and market position of the property relative to its competition. Where the highest and best use of a property at reversion was estimated to be a continuation of the existing use, the reversionary value of the property is based on capitalizing the property's eleventh year's net operating income into value by means of direct capitalization. Use of a ten-year investment holding period within a discounted cash flow analysis represents typical investor criteria within the market. The discounted cash flow method is an accepted means within the market of analyzing and valuing properties similar to the Assets, and is in conformance with the established and accepted valuation procedures of the Appraisal Institute regarding properties of this type. Where the anticipated highest and best use of a property differs from the existing use, the reversionary value of the property was estimated based on a cost approach methodology, which incorporates land value estimates and depreciated replacement cost estimates for the improvement contribution, if any.
Cushman & Wakefield determined the current use of each property to be its highest and best use.

     Pursuant to the discounted cash flow analysis, Cushman & Wakefield's valuation of the Assets totalled $22,600,000. As a result of subsequent considerations presented by the Operating General Partners the total of the valuations was increased to $23,198,450, which is the amount allocated by the Purchaser to the Assets in connection with the Transaction. The considerations presented by the Operating General Partners included clarification of certain lease provisions relating to existing and new tenants and sub-tenants, as well as further discussions relating to yield rates and market and renewal rent parameters as a function of gross sales volumes for the restaurant properties. The Operating General Partners have reviewed and accept the final Valuation and believe that it was prepared in accordance with appropriate professional standards.

     Assumptions, Limitations and Qualifications of Cushman &
     Wakefield's Valuation

     In preparing the Valuation, Cushman & Wakefield relied, without independent verification, on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of the Partnership. In arriving at the Valuation, Cushman & Wakefield assumed: (i) good and marketable title; (ii) that each Asset was free and clear of all liens, unless otherwise stated; (iii) responsible ownership and competent management of each Asset; (iv) no hidden or unapparent conditions; (v) full compliance with zoning laws; (vi) possession of all necessary licenses, certificates of occupancy and other governmental consents; (vii) that no potentially hazardous or toxic materials were located at or about the Assets; and
(viii) compliance with the Americans with Disabilities Act of 1990. Cushman & Wakefield did not conduct a legal survey of the Assets. An appraisal is only an estimate of value, as of the specific dates stated in the appraisal, and is subject to the assumptions and limiting conditions stated in the report. An opinion is not a measure of realizable value and may not reflect the amount which would be received if the property was sold. Reference should be made to the entire appraisal report.

     Fairness Opinion


     Subsequent to its engagement in connection with the Valuation, Cushman & Wakefield was engaged to provide the Fairness Opinion. Cushman & Wakefield was neither asked to make, nor did it make, any recommendation as to the redemption price, although it did provide the Valuation on which the redemption price was based. Cushman & Wakefield was not asked to solicit offers from other interested parties nor was it asked to opine on any aspects of the Transaction other than its fairness from a financial point of view. The discussion herein of the Fairness Opinion is qualified in its entirety by reference to the text of such Fairness Opinion, a copy of which is attached hereto as Annex II.


     In connection with rendering its opinion, Cushman & Wakefield reviewed and relied on its analysis undertaken in connection with the Valuation and its appraisal work as a basis for establishing the fairness of the proposed Transaction. The analysis which Cushman & Wakefield conducted in preparing the Valuation is described in the subsection entitled "Factors Considered," "Summary of Cushman & Wakefield's Methodology and Approaches to Value" and "Assumptions, Limitations and Qualifications of Cushman & Wakefield's Valuation" of this section, which analysis is incorporated by reference herein.


     In its Fairness Opinion, dated August 9, 1996, Cushman & Wakefield advised the Partnership through the Corporate General Partner, that in its opinion, the price per Unit reflected in the Transaction is fair, from a financial point of view, to the Interest Holders. In its opinion Cushman & Wakefield stated that the determination that a price is "fair" does not mean that the price is the highest price which might be obtained in the marketplace, but rather that based upon the sum of the appraised values of the Assets, the price reflected in the Transaction is believed by Cushman & Wakefield to be reasonable.

     Although there is no active market in trading the Units, Cushman & Wakefield noted that for those Units that have traded the price per Unit was at or below the price per Unit in the Transaction. As stated above, Cushman & Wakefield reviewed and relied on its analysis undertaken in connection with the Valuation and its appraisal work as a basis for establishing the fairness of the Transaction. Other methods could have been employed to test the fairness of the Transaction and yielded different results. In rendering this opinion, Cushman & Wakefield noted that it had not considered, and had not addressed, market conditions and other factors (e.g., whether the sale of the Assets as a portfolio rather than a series of sales of individual properties would produce a premium or a discounted selling price) that, in an open-market transaction, could influence the selling price of the Assets and result in proceeds to the Interest Holders greater or less than the proposed price per Unit. Cushman & Wakefield also noted that it had not considered the price and trading history of other publicly traded securities that might be deemed relevant due to the relative small size of the Transaction and the fact that the Units are not publicly traded. Furthermore, Cushman & Wakefield noted that it had not compared the financial terms of the Transaction to the financial terms of other transactions that might be deemed relevant, given that the Transaction involves all cash to the Interest Holders.


     The Fairness Opinion will not be updated by Cushman &
Wakefield unless there is a material change relating to the Assets, a material change to the terms of the Transaction or the receipt of any bona fide third-party offers.


     Compensation


     Cushman & Wakefield was paid a fee of $2,500 for each Asset valued in connection with the Valuation, for an aggregate fee of $85,200 from the Partnership, plus out-of-pocket expenses, and will be paid $18,900 by the Partnership for the Fairness Opinion. In addition, the Affiliated Limited Partnerships will pay Cushman & Wakefield on the same basis for services rendered to each of them in connection with the Affiliated Transactions. Cushman & Wakefield is also entitled to reimbursements for certain costs incurred in connection with providing their services to the Partnership. The fees paid to Cushman & Wakefield in connection with the Valuation and the Fairness Opinion were negotiated by the Operating General Partners. The Partnership has agreed to indemnify Cushman & Wakefield against certain liabilities arising out of its engagement to prepare and deliver the Valuation and the Fairness Opinion.


Recommendations of the General Partners and Their Affiliates


     Factors Considered

     The Operating General Partners have determined that the terms of the Transaction are fair to the Interest Holders and, therefore, recommend that the Interest Holders vote "FOR" the Transaction and "FOR" the Amendment. In determining the fairness of the Transaction and their decision to recommend the Transaction, the Operating General Partners considered each of the factors discussed below. Although the Operating General Partners were unable to weigh each factor precisely, the factors are set forth below in their approximate order of importance:

     Factors in Favor of the Transaction:


* The redemption price of the Transaction was based on the Valuation, which was prepared by Cushman & Wakefield, an expert, independent appraiser that is considered one of the best valuation firms in the industry in valuing triple-net lease assets. The Valuation considered the current fair market value of each and every Asset. See "Special Factors
     - Valuation of the Assets; Fairness Opinion" for a detailed description of this Valuation. As described herein, the Operating General Partners reviewed a preliminary draft of the valuation and concluded that the values of the properties set forth therein were lower than expected. As a result of subsequent considerations presented by the Operating General Partners, the fair market value as set forth in the Valuation was increased. In considering the importance of this factor, the Operating General Partners considered that Cushman & Wakefield was retained to conduct the Valuation on behalf of the Partnership, not the Purchaser, in connection with an annual valuation of the Assets. Since the Purchaser was willing to pay the current fair market value of the Assets on an all cash basis, the Operating General Partners concluded that such factor weighed heavily in favor of the fairness of the Transaction.


* The Transaction was structured as a merger, whereby the Purchaser will acquire all of the assets and liabilities of the Partnership, thereby eliminating the need for the Partnership to continue operations with the less salable or valuable properties. The Operating General Partners also concluded that this factor weighed heavily in favor of the Transaction. As described in the section entitled "Special Factors - Alternatives to the Transaction," there are significant detriments attached to sales of less than all of the Assets.


* The avoidance of certain potential transaction costs, such as investment banking fees or real estate brokerage commissions, which could have approximated $700,000 to $1,400,000 in the aggregate. Such costs are not atypical in transactions similar to the Transaction and the fact that neither the Partnership nor the Purchaser would need to pay such costs was deemed to be a significant benefit of the Transaction.

* The fact that the Purchaser was willing to consummate the Transaction on an all cash basis, as opposed to an exchange of securities or other assets. This all cash transaction will allow the full amount of the redemption price to be paid to the Interest Holders in cash, which can thereafter be reinvested by the Interest Holders in other investments. An all cash transaction also significantly simplifies the transaction and lowers transaction costs.


* The fact that an opinion was received from Cushman & Wakefield stating that the Transaction is fair to the Interest Holders from a financial point of view. See the section entitled "Special Factors - Valuation of the Assets; Fairness Opinion" for a discussion of this Fairness Opinion. This opinion was one of the items considered by the Operating General Partners in making their recommendation to the Interest Holders as to the fairness of the Transaction.


* The fact that the anticipated holding period for the Assets is near the end of the six to nine year term originally contemplated in the Prospectus.

* The fact that in connection with the Transaction, the Partnership will only be required to make limited representations and warranties to the Purchaser as to the condition of the Assets, thereby eliminating the need to establish an escrow of funds as is typically required in merger transactions or asset sales. This will allow all of the redemption price to be paid to the Interest Holders at the time of the Merger and thereafter to be invested by the Interest Holders in other investments.

* The fact that the Merger Agreement permits the General Partners to terminate the Transaction at any time if they receive an offer for the Assets which they in good faith believe to be on terms preferable to the Transaction. Until the Transaction is approved by the Interest Holders, the General Partners will continue to entertain any and all offers which can produce a comparable overall return to the Interest Holders.

* The fact that the vote of a majority in interest of the Interest Holders is required to approve the Transaction and the Amendment. As a result, the Transaction can only be effected if it is approved by persons who are not affiliated with the Purchaser and not subject to a conflict of interest.


* The fact that the longer the Assets are held the greater the risk to the Partnership of lease rollover, renegotiation and non-renewal. Similarly, as a result of the average lease term for the Assets being 6.8 years, the Assets may become more difficult to sell. These costs and risks are highlighted in the section entitled "Special Factors - Purpose of and Reasons for the Transaction."


* The high cost of operating the Partnership as a publicly-held entity. Over the past two years, the Partnership has spent $133,805 and $129,068 on partnership administration expense and legal, accounting and tax advisory fees necessitated, in part, by the on-going Federal securities law compliance.

* The lack of an established exchange or market for the Units which makes it extremely difficult for the Interest Holders to liquidate their investment. Based on the May 1996 issue of The Stanger Report, the transaction price per Unit for sales of Units in the "secondary" market ranged between $9.18 and $8.25, which represents transactions for 4,033 Units from December 1, 1995 through February 29, 1996. Over the past 12 months, 95,378.4 Units were sold in private transactions in the "secondary" market.

* Comparison of the per Unit price to be paid in connection with the Transaction to current and historical market prices of the Units indicates that the per Unit redemption price is at the high end of such market prices.

* The expressed desire of certain Interest Holders to have their investment in the Partnership liquidated.

* The Operating General Partners' industry knowledge regarding the marketability of the Assets.

     Factors Against the Transaction:

* Since the Operating General Partners are affiliates of the Purchaser, their recommendation is subject to a conflict of interest. See "Conflicts of Interest." Furthermore, no unaffiliated representative was retained to act solely on behalf of the Interest Holders for the purpose of negotiating the Transaction. However, separate counsel was retained on behalf of each of the Partnership, the Purchaser and the General Partners, the redemption price was based on an independent appraisal and such party rendered an opinion that the Transaction is fair to the Interest Holders from a financial point of view.

* The Interest Holders may be unable to invest the cash redemption price received by them in connection with the Transaction in alternative investments that will generate a return equal to or greater than that generated by the investment in the Partnership.

* The Interest Holders will no longer have an ownership interest in the Assets and thus will not share in any potential changes in their value.

* There can be no assurances that a better offer for the acquisition of the Assets may not be available now or in the future.

* The Interest Holders may incur certain tax liabilities as a result of the Transaction. See "Income Tax Consequences of the Transaction."


     The current value of the Assets as compared to their book value (of $16,277,535 as reflected on the Partnership's financial statements as of June 30, 1996) was not a significant factor in the Operating General Partners' determination of the fairness of the terms of the Transaction because, in real estate transactions, book value is not considered an accurate representation of underlying market value. Likewise, liquidation value was not deemed to be applicable due to the finite life investment oriented nature of the Partnership's Assets.


     Conclusion

     After evaluation of each of the foregoing factors the Operating General Partners concluded that the factors weighing in favor of the Transaction outweighed the factors weighing against the Transaction. In particular, the Operating General Partners concluded that, as with any investment decision, the potential disadvantages and risks of the Transaction are speculative, are unable to be quantified and do not outweigh the benefits of the Transaction. Therefore, the Operating General Partners determined that the terms of the Transaction are fair to the Interest Holders and recommend that the Interest Holders vote "FOR" the Transaction and "FOR" the Amendment. The Purchaser has concurred in the Operating General Partners' analysis and conclusions as to fairness of the Transaction. Messrs. Froelich and Strosberg are not recommending the Transaction because they believe that the most advantageous methodology for determining a fair price for the Assets would be to seek third-party offers through an arm's-length bidding process.


Appraisal Rights

     Neither the Partnership Agreement nor the Act provide rights of appraisal or similar rights to the Interest Holders who dissent from the vote of the majority in approving the Transaction. As a result, if Interest Holders holding a majority of the Units approve the Transaction and the Amendment and if the Transaction is consummated, the Partnership will be merged with and into the Purchaser and all Interest Holders, including those who do not approve the Transaction, will receive the redemption price for their Units pursuant to the terms of the Merger Agreement.

Costs Associated with the Transaction

     The following is an itemized statement of the approximate amount of all expenses incurred or to be incurred by the Partnership in connection with the Transaction:


     Legal fees                                   $ 64,000
     Fairness Opinion and related expenses          18,900
     Printing and mailing costs                     12,000
     Accounting                                     13,600
     Title, survey and environmental reports       133,000
     Proxy solicitation fees                        15,000
     Other, including filing fees                   65,700

     Total                                        $322,200

     All of the foregoing fees and expenses will be paid by the Partnership from cash from operations. Of such fees and expenses $15,350 have been paid through July 31, 1996. No part of such funds is expected to be borrowed. In addition, the Partnership will pay the Valuation fees and related expenses of approximately $95,000, of which $42,600 have been paid through July 31, 1996. The cost of the Valuation was a necessary Partnership expense in accordance with the requirements of the Partnership Agreement and, therefore, is not considered an expense of the Transaction.


     The fees and expenses of the Purchaser in connection with the Transaction will be paid by the Purchaser. Certain of these fees and expenses to be paid by the Purchaser (not the Partnership) include $40,860 payable to each of Brauvin Management Company and Brauvin Financial, Inc. for advisory services. Brauvin Management Company and Brauvin Financial, Inc. are owned, in part, by Mr. Froelich and an affiliate of the Managing General Partner. None of these fees are being paid out of the proceeds of the Partnership.

             SPECIAL MEETING OF THE INTEREST HOLDERS

Special Meeting; Record Date

     Pursuant to the terms of the Partnership Agreement, the approval of the Interest Holders holding a majority of the Units is required to approve the Transaction and to approve the Amendment. A Special Meeting of the Interest Holders will be held on September 24, 1996, at the offices of the Partnership, 150 South Wacker Drive, Chicago, Illinois 60606, at 1:00 p.m., local time, to consider and vote upon the Transaction and the Amendment. The Partnership Agreement provides that the General Partners may call a special meeting of the Interest Holders, which special meeting shall have a record date, for the purpose of determining the Interest Holders entitled to vote, of not more than 60 days nor less than 20 days prior to the date when ballots are delivered to the Interest Holders. In accordance therewith, the close of business on July 31, 1996 has been established as the Record Date. Under the terms of the Partnership Agreement, only the Interest Holders holding Units of record on the Record Date are eligible to vote those Units on the proposals set forth in this Proxy Statement. An Interest Holder holding Units of record as of the Record Date will retain the right to vote on the proposals set forth herein even if such Interest Holder sells or transfers such Units after such date. As of the Record Date, the Partnership had 2,627,503.23 Units outstanding and entitled to vote, held of record by 1,838 Interest Holders. A list of the Interest Holders entitled to vote at the special meeting will be available for inspection at the executive offices of the Partnership at 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606. There are no quorum requirements with respect to the Special Meeting, however, if Interest Holders holding a majority of the Units do not submit a proxy or vote in person at the Special Meeting, neither the Transaction nor the Amendment can be approved.


     All Interest Holders are invited to attend the Special
Meeting. However, even those Interest Holders intending to attend the Special Meeting are requested to complete and return the enclosed proxy card promptly.

Procedures for Completing Proxies


     Accompanying this Proxy Statement is a proxy card solicited by the Corporate General Partner on behalf of the Partnership for use at the Special Meeting. When a proxy card is returned, properly executed, the Units represented thereby will be voted at the Special Meeting by the Managing General Partner in the manner specified on the proxy card. It is important that you mark, sign and date your proxy card and return it either in the enclosed, postage-prepaid envelope or by facsimile to (214) 999-0323 or
(214) 999-9348 as soon as possible. When voting your proxy by facsimile, both sides of the proxy must be transmitted. Delivery of your proxy does not prohibit you from attending the Special Meeting. To be properly executed, the proxy card must be signed by and bear the date of signature of the Interest Holder voting the Units represented thereby. All questions as to the form of documents and the validity of consents will be determined by the Managing General Partner, which determinations shall be final and binding. The Managing General Partner reserves the right to waive any defects or irregularities in any proxy.


     Each Unit entitles the holder thereof to one vote with respect to the proxies solicited hereby. Only holders of Units of record on the Record Date may grant a proxy with respect to those Units. IF UNITS STAND OF RECORD IN THE NAMES OF TWO OR MORE PERSONS, ALL SUCH PERSONS MUST SIGN THE PROXY CARD. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE THE FULL TITLE OF SUCH. IF A CORPORATION, THE PROXY SHOULD BE SIGNED BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP'S NAME BY AN AUTHORIZED PERSON. IF YOUR UNITS ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, ONLY SUCH INSTITUTION CAN SIGN A PROXY WITH RESPECT TO YOUR UNITS AND CAN DO SO ONLY AT YOUR DIRECTION. ACCORDINGLY, IF YOUR UNITS ARE SO HELD, PLEASE CONTACT YOUR ACCOUNT REPRESENTATIVE AND GIVE INSTRUCTIONS FOR A PROXY TO BE SIGNED WITH RESPECT TO YOUR UNITS.


     An Interest Holder in favor of the Transaction and the Amendment should mark the "FOR" boxes on the enclosed proxy card, date and sign the proxy and either mail it promptly in the enclosed postage-prepaid envelope or fax a copy to (214) 999-9323 or (214) 999-9348. When voting your proxy by facsimile, both sides of the proxy card must be transmitted. If a proxy card is executed but no indication is made as to what action is to be taken, it will be deemed to constitute a vote "FOR" the Transaction and "FOR" the Amendment. By consenting to the Transaction and the Amendment, the Interest Holders irrevocably appoint the Managing General Partner, or his designee, as their attorney-in-fact to execute and deliver such documents as are necessary to effect the Transaction and the Amendment.


     AS THE CONSENT OF THE INTEREST HOLDERS HOLDING A MAJORITY IN INTEREST OF THE OUTSTANDING UNITS IS NECESSARY TO CONSUMMATE THE PROPOSED TRANSACTION AND TO ADOPT THE AMENDMENT, FAILURE TO RETURN A PROXY IN A TIMELY MANNER OR TO VOTE AT THE SPECIAL MEETING, ABSTENTION FROM VOTING OR A BROKER NON-VOTE WILL EACH HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE TRANSACTION AND "AGAINST" THE AMENDMENT.

     Questions and requests for assistance or for additional copies of the Proxy Statement and proxy card may be directed to the Partnership's Information Agent, The Herman Group, Inc.,
2121 San Jacinto Street, 26th Floor, Dallas, Texas 75201,
(800) 992-6145. In addition to soliciting proxies by mail, proxies may be solicited in person and by telephone or telegraph. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the proxy solicitation.

Votes Required

     Pursuant to the terms of the Partnership Agreement and the Act, the vote of the Interest Holders owning a majority of the Units (in excess of 50%) is necessary to approve the Transaction and the Amendment. Each Unit entitles the holder to one vote on each matter submitted to a vote of the Interest Holders. If a majority in interest of the Interest Holders consent to the Transaction and the Amendment and certain other conditions are met, the Transaction will be consummated. The Operating General Partners believe that if both the Transaction and the Amendment are not approved by the Interest Holders owning a majority of the Units, the Transaction will not be completed.

Solicitation Procedures

     The Partnership has retained The Herman Group, Inc. to act as Information Agent and for advisory services in connection with this proxy solicitation. In connection therewith, The Herman Group, Inc. will be paid reasonable and customary compensation and will be reimbursed for its reasonable out-of-pocket expenses, as described herein. See "Special Factors - Costs Associated with the Transaction." The Partnership has also agreed to indemnify The Herman Group, Inc. against certain liabilities and expenses including, liabilities and expenses under federal securities laws.

     The Partnership will not pay any fees or commissions to any broker or dealer or other person (other than to The Herman Group, Inc.) for soliciting proxies pursuant to this solicitation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation material to the customers for whom they hold Units, and the Partnership will reimburse them for reasonable mailing and handling expenses incurred by them in forwarding proxy materials to their customers.

Revocation of Proxies


     A proxy executed and delivered by an Interest Holder may subsequently be revoked by submitting written notice of revocation to the Partnership. A revocation may be in any written form validly signed by an Interest Holder as long as it clearly states that such Interest Holder's proxy previously given is no longer effective. To prevent confusion, the notice of revocation must be dated. Notices of revocation should be delivered to The Herman Group, Inc., 2121 San Jacinto Street, 26th Floor, Dallas, Texas 75201. An Interest Holder may also revoke its proxy by attending the Special Meeting and voting in person. If an Interest Holder signs, dates and delivers a proxy to the Partnership and, thereafter, on one or more occasions dates, signs and delivers a later-dated proxy, the latest-dated proxy card is controlling as to the instructions indicated therein and supersedes such Interest Holder's prior proxy as embodied in any previously submitted proxy card.



                     TERMS OF THE TRANSACTION

The Merger Agreement

     The Partnership, Brauvin High Yield Fund L.P. II and Brauvin Income Plus L.P. III, Delaware limited partnerships affiliated with the Partnership, and the Purchaser entered into the Merger Agreement as of June 14, 1996, pursuant to which the Partnership has agreed to merge (through a merger of its partnership interests) with and into the Purchaser, subject to the conditions set forth therein. The summary of the Merger Agreement which is set forth below is qualified in its entirety by reference to the complete form of Merger Agreement, which is available for inspection and copying by any interested Interest Holder or its representative who has been so designated by the Interest Holder, at the Partnership's principal executive offices at 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606 during regular business hours. A copy of the Merger Agreement shall also be sent to any Interest Holder or duly designated representative thereof, at such Interest Holder's expense, upon receipt of the written request of such Interest Holder sent to the Partnership's principal executive offices at 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606.


     The Merger Agreement provides, and the Purchaser intends, that as soon as practicable after satisfaction or waiver of the conditions to the Merger, including approval thereof by the Interest Holders, the Purchaser shall file a certificate of merger with the Secretary of State of Delaware and the Partnership shall be merged with and into the Purchaser. The Merger shall become effective at such time as is specified in the certificate of merger. Following the Merger, the Purchaser shall continue as the surviving entity and the Partnership shall cease to exist. The Purchaser, as the surviving entity, shall succeed to and possess all of the rights, privileges and powers of the Partnership, whose assets shall vest in the Purchaser, and who shall thereafter be liable for all of the liabilities and obligations of or any claims or judgments against the Partnership. The Articles of Organization of the Purchaser shall thereafter be the Articles of Organization of the surviving entity. As a result of the Transaction, all of the Units will be converted into the right to receive approximately $9.31 per Unit in cash, after taking into account all estimated adjustments.
The redemption price is based on the fair market value of the Assets as determined by an independent appraiser, plus Available Cash, as hereinafter defined, of the Partnership as of the Effective Time, less net earnings of the Partnership after July 31, 1996, less the Transaction Costs and less liabilities of the Partnership not otherwise deducted in computing Available Cash.


     For purposes of this computation, "Available Cash" means the amount of cash and cash equivalents held by or at the direction of the Partnership after deducting any amounts then owned, accrued or reserved by the Partnership for goods, services or liabilities of any nature or description.

     The Purchaser and the Partnership will select a person or entity to act as the redemption agent (the "Redemption Agent"). At the Effective Time, the Purchaser shall deposit with the Redemption Agent an aggregate amount equal to the aggregate redemption price in the Merger. The Redemption Agent shall deliver to the Partnership all the funds held by it for purposes of the Merger. See "Terms of the Transaction - Determination of Redemption Price" and "Special Factors - Valuation of the Assets; Fairness Opinion."


     If the Closing Conditions, as hereinafter defined, are met, the Transaction is expected to be effected on or before September 30, 1996. Should the Transaction not be consummated by September 30, 1996, the financing to consummate the Transaction may not be available. In order to meet certain other interim deadlines established by the Purchaser, the Transaction must be approved by the Interest Holders no later than September 30, 1996.


Representations and Warranties of the Parties


     Pursuant to the Merger Agreement, the Purchaser has represented and warranted to the Partnership that: (i) it is a limited liability company duly formed and in good standing under the laws of the State of Delaware, with the requisite authority to carry on the business it will conduct following the Merger;
(ii) it has the requisite power and authority to enter into the Merger Agreement and perform its obligations thereunder; and
(iii) all government approvals and notices which are required for it to effect the Merger have been obtained or been properly filed, except those approvals or filings where the failure to make such filing or obtain authorization, consent or approval will not have a material adverse affect on the Purchaser.


     Pursuant to the Merger Agreement, the Partnership has represented and warranted to the Purchaser that: (i) it is a limited partnership duly formed and validly existing and in good standing under the laws of the State of Delaware; (ii) it has the requisite power to carry on its business; (iii) it has 2,627,503.23 issued and outstanding Units; (iv) it has the requisite power and authority to enter into the Merger Agreement, subject to the approval of the Interest Holders; (v) except as otherwise disclosed, entering into the Merger Agreement will not violate, conflict with, or result in a breach of any provision of, or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien upon any of the Assets under any of the terms, conditions or provisions of the Partnership's organizational documents or Partnership Agreement, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation which the Partnership is a party to, or violate any statute, rule or regulation applicable to the Partnership or any of its Assets, except as otherwise disclosed; (vi) the Partnership has made all required filings with the Commission; (vii) the Partnership has no liabilities other than those disclosed on its balance sheet provided pursuant to the Merger Agreement; (viii) there has been no adverse changes in the Partnership's financial condition since the preparation of the financial statements provided pursuant to the Merger Agreement; (ix) to the knowledge of the Partnership there is no action or proceeding or investigation pending, threatened against or involving the Partnership or any of its Assets or rights of the Partnership and to the Partnership's knowledge, any liabilities which if adversely determined would individually or in the aggregate have a material adverse affect on the condition of the Partnership; and (x) the Partnership will provide to the Purchaser a true, correct and complete set of all files, documents and other written materials relating to each parcel of real property held by the Partnership and all buildings and improvements thereon including, without limitation, copies of environmental reports, letters of credit or other credit enhancement instruments, title insurance policies, hazard insurance policies, flood insurance policies and other insurance policies, all balance sheets, operating statements and other financial statements, all existing engineering reports, soil studies and reports, plans, specifications, architectural and engineering drawings, completion agreements, arrangements, warranties, commitments and other similar reports, studies and items, leases and contracts, property management and leasing brokerage agreements and other writings whatsoever.


Additional Agreements


     The Partnership agreed to file a proxy statement with the Commission soliciting approval of the Interest Holders for both the Transaction and the Amendment and to hold a meeting of the Interest Holders as soon as practicable thereafter.


     The Operating General Partners have agreed that, if required pursuant to their fiduciary obligation, they will respond to any unsolicited inquiry, contract or proposal made by a third party to the Partnership (an "Alternative Proposal"), and nothing in the Merger Agreement shall prohibit any of the General Partners from responding to such Alternative Proposal, making any required disclosures under Federal securities laws or providing information regarding the Partnership to the party making such Alternative Proposal, negotiating with such party in good faith, terminating the Merger Agreement or taking any other action, provided, however, that the Partnership agrees to give the Purchaser reasonable notice of any such response, negotiations or other matters, as well as a reasonable opportunity to respond, taking into account in good faith that the facts and circumstances were valid at the time of such response, negotiation or other matters. In the event the Merger Agreement is terminated due to the consummation of an Alternative Proposal, Purchaser shall be entitled to a fee equal to 1.0% of the Merger consideration.


Conditions to Closing the Transaction

     The respective obligations of each party to effect the Transaction shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions which may be waived, in whole or in part, only by written agreement of the Partnership and the Purchaser: (i) all approvals, notices, filings, registrations and authorizations of any governmental authority required for consummation of the Transaction shall have been obtained or made; (ii) approval of the Transaction by Interest Holders holding a majority of Units shall have been obtained; (iii) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by a governmental authority shall be in effect which would prevent the consummation of the Transaction.


     The obligation of the Partnership to effect the Transaction is also subject to the fulfillment at or prior to the Effective Time of each of the following conditions which may be waived, in whole or in part, by the Partnership: (i) the Purchaser shall, in all material respects, have performed each obligation to be performed by it under the Merger Agreement on or prior to the Effective Time; (ii) the representations and warranties of the Purchaser set forth in the Merger Agreement and described above shall be true and correct, in all material respects, at and as of the Effective Time as if made at and as of such time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date; (iii) the Partnership shall have received a certificate of the Purchaser, dated the Closing Date, signed by the manager of the Purchaser, to the effect that the conditions specified in sections (i) and
(ii) above have been fulfilled; (iv) a favorable opinion of Cushman & Wakefield as to the fairness of the redemption price to the Interest Holders, from a financial point of view, shall have been delivered to the Partnership; and (v) no later than the earlier of: (A) July 15, 1996; or (B) the date of the mailing of this Proxy Statement, the Purchaser shall have delivered to the Partnership a commitment letter executed by a financial institution or other financing source providing for debt financing in an amount at least equal to $58,000,000 and on terms commercially reasonable from the point of view of the Partnership as the selling party in the Transaction.


     The obligation of the Purchaser to effect the Transaction is also subject to the fulfillment at or prior to the Effective Time, or such earlier date as specified therein, of each of the following conditions which may be waived in whole or in part by the Purchaser: (i) the Partnership shall, in all material respects, have performed each obligation to be performed by it under the Merger Agreement on or prior to the Effective Time;
(ii) the Partnership shall have cash available and not restricted equal to and replacement reserves estimated to be $513,000 and $418,000, respectively; (iii) the Purchaser shall have received certificates of the Partnership, dated the Closing Date, to the effect that the conditions specified in sections (i) and (ii) have been fulfilled; (iv) the Purchaser shall have received evidence, in form and substance reasonably satisfactory to its counsel, that such licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of domestic governmental authorities and parties to contracts and leases with the Partnership as are necessary in connection with the consummation of the transactions contemplated in the Merger Agreement (excluding licenses, permits, consents, approvals, authorizations, qualifications or orders, the failure to obtain which after the consummation of the transactions contemplated hereby, in the aggregate, will not have a material adverse effect on the condition of the Partnership); (v) no action, suit or proceeding before any court or governmental authority shall have been commenced and be pending by any person against the Partnership or the Purchaser or any of their affiliates, partners, officers or directors seeking to restrain, prevent, change or delay in any material respect any of the terms or provisions of the Transaction or seeking material damages in connection therewith; (vi) the Purchaser, its manager and its lenders shall have received the favorable legal opinion of Holleb & Coff, counsel to the Partnership, and Prickett, Jones, Elliott, Kristol & Schnee, special Delaware counsel to the Partnership, with respect to certain corporate and partnership matters; (vii) receipt by the Purchaser of debt and equity financing which in its sole judgement is satisfactory; (viii) the Partnership shall not have undergone a material adverse change in its condition or its ability to perform its obligations under the Merger Agreement; (ix) the Purchaser shall have determined that the legal, accounting and business due diligence investigation of the Partnership to be conducted by or on behalf of the Purchaser, including, without limitation, any information obtained from the Disclosure Schedule to be attached as an exhibit to the Merger Agreement, has not revealed that proceeding with the Transaction would be inadvisable or contrary to the Purchaser's best interests; (x) the Partnership shall not have made a distribution of earnings with respect to any Units from June 14, 1996 through the Effective Time; (xi) the Purchaser shall have received from the Partnership an environmental assessment of each Asset, and the Purchaser shall have completed its review of such Environmental Reports and the Purchaser shall be satisfied in its reasonable discretion that: (A) the Purchaser will not be exposed to unacceptable risk, liability or obligation as a consequence of the Merger Agreement and the Transaction contemplated thereby; and (B) the Purchaser will not be subject to any material adverse, unusual or onerous agreements, conditions, liabilities or obligations to which the Partnership is a party; (xii) the Purchaser shall have completed its review of the assets and business of the Partnership and found them to be satisfactory to it in its reasonable discretion; (xiii) the Partnership, at its own expense, shall have ordered and delivered to the Purchaser an owner's title insurance policy (ALTA Owner's Policy Form B-1970 (rev. 10/17/70 and 10/17/84)) if available with respect to each Asset (or an endorsement of existing policies in favor of the Purchaser), insuring the Purchaser and issued as of the Closing Date by a title insurance company reasonably satisfactory to the Purchaser, in such amount(s) as may be reasonably satisfactory to Purchaser, showing fee simple title thereto to be vested in the Purchaser, subject in each case only to permitted liens, with extended coverage over all general exceptions, if available, a zoning endorsement in the form of ALTA endorsement Form 3.1 and such other endorsements as the Purchaser shall reasonably request, if available; (xiv) the Partnership, at its own expense, shall have ordered and delivered to the Purchaser surveys of each Asset for which title insurance is being obtained, dated not earlier than March 31, 1996, prepared by a licensed surveyor, and certified to the Purchaser and the title insurance company, as having been prepared in accordance with American Land Title Association land survey standards, and showing all material improvements to be within lot, side lot, rear lot and setback lines; such surveys shall reveal no material encroachments on each Asset and be sufficient to enable to title company issuing the title policies described in section (xiii) above to issue same with full extended coverage, if available; and (xv) the Partnership shall have delivered to the Purchaser such further information, documents and instruments as the Purchaser shall reasonably require.


Determination of Redemption Price

     The fair market value of the Assets as determined by Cushman & Wakefield, an independent appraiser, is $23,198,450.
As of June 30, 1996, cash and cash equivalents held by the Partnership were approximately $1,353,800. The Operating General Partners have estimated that Transaction Costs (as detailed in the section entitled "Special Factors - Costs Associated with the Transaction") and other estimated liabilities of the Partnership net of remaining earnings of the Partnership will be $80,700. Therefore, the Operating General Partners estimate the redemption price per Unit to be as follows:


     Appraised value of the Assets         $23,198,450

     Cash and cash equivalents as of
     June 30, 1996                         $ 1,353,800

     Transaction Costs and other
     estimated liabilities net of
     remaining earnings                    $   (80,700)


     Estimated cash available for
     distribution                          $24,471,550


     Number of Units                       2,627,503.23


     Estimated redemption price per Unit           9.31


     The redemption price per Unit will be adjusted for changes occurring prior to the Effective Time in the items set forth above. The General Partners will not receive any payment in exchange for the redemption of their general partnership interests nor will they receive any fees from the Partnership in connection with the Transaction. However, the Transaction is subject to certain conflicts of interest, including the fact that the Braults have a minority ownership interest in the Purchaser. See "Conflicts of Interest."

Termination of the Merger Agreement

     The Merger Agreement may be terminated and the Transaction contemplated hereby may be abandoned, by written notice promptly given to the other parties thereto, at any time prior to the Effective Time, whether prior to or after Interest Holder approval of the Transaction: (i) by mutual written consent of the Purchaser and the Partnership; (ii) by either the Purchaser or the Partnership, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; (iii) by either the Purchaser or the Partnership, if the Effective Time shall not have occurred on or before the Termination Date, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate the Merger Agreement to perform, in all material respects, each of its obligations under the Merger Agreement required to be performed by it prior to the Effective Time; (iv) by either the Purchaser or the Partnership, if Interest Holder approval of the Transaction shall not be obtained; (v) by the Purchaser, if the Partnership shall have withdrawn, modified or amended in any respect its approval of the Transaction; (vi) by the Purchaser, if the Partnership fails to perform, in all material respects, its obligations under the Merger Agreement; (vii) by the Purchaser, if there shall have occurred a material adverse change in the condition of the Partnership since the date of the Merger Agreement; (viii) by the Partnership, if the Purchaser fails to perform, in all material respects, its obligations under the Merger Agreement; (ix) by the Purchaser, if the Partnership shall have settled or compromised any lawsuit or other designated action without the prior written consent of the Purchaser, unless such settlement or compromise:
(A) requires the payment of money by the Partnership in an amount which, when aggregated with the amount of money paid or payable in connection with all other designated actions, does not exceed $15,000; and (B) does not include any other material term or condition to which the Purchaser shall reasonably object;
(x) by the Purchaser, if, prior to the Effective Time, the representations and warranties of the Partnership set forth in the Merger Agreement shall not be true and correct, in all material respects, at any time as if made as of such time, except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall have been true and correct as of such date; (xi) by the Partnership, if there shall have been a failure of the Purchaser to obtain the necessary commitment for financing as described herein; or (xii) by the Purchaser, if Brauvin Corporate Lease Program IV L.P. is unable to sell substantially all of its assets to the Purchaser on terms reasonably acceptable to the Purchaser. In the event the Merger Agreement is terminated due to the consummation of an Alternative Proposal, Purchaser shall be entitled to a fee equal to 1.0% of the merger consideration.


Amendment of the Merger Agreement


     The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto; provided, however, that after the Interest Holders' approval of the Transaction has been obtained, no amendment may be made which changes the amount of cash to be paid for the Units, or effects any change which would adversely affect the Interest Holders without further Interest Holder approval.


Amendment of Partnership Agreement

     Consummation of the Transaction is subject to approval by the Interest Holders owning a majority of the Units. In addition, the Act provides that a merger must also be approved by the general partners of a partnership, unless the limited partnership agreement provides otherwise. Because the Partnership Agreement is silent on this matter and because not all of the General Partners are recommending the Transaction, the Interest Holders are being asked to adopt the Amendment, which allows the vote of the Interest Holders owning a majority of the Units to determine the outcome of the Transaction without a vote of the General Partners. Upon approval of the Amendment, the vote of the Interest Holders owning a majority of the Units will be the only vote necessary to approve the Transaction. Failure to approve the Amendment would likely preclude the consummation of the Merger even if the Merger were approved by the Interest Holders holding a majority of the Units.

Related Transactions

     In addition to the Transaction, the Purchaser has proposed a series of mergers and an asset purchase (the "Affiliated Transactions") with Brauvin High Yield Fund L.P. II, Brauvin Income Plus L.P. III and Brauvin Corporate Lease Program IV L.P., which partnerships are affiliates of the Partnership (the "Affiliated Limited Partnerships"). Each of the Affiliated Limited Partnerships has investment objectives substantially identical to the Partnership and owns property similar to the types of properties owned by the Partnership. The Partnership is a joint venture partner with certain of the Affiliated Limited Partnerships, which joint ventures own one or more properties. See "Certain Information About the Partnership, Its General Partners and Their Affiliates - Description of the Assets." The approval of the limited partners of each of the Affiliated Limited Partnerships to the Affiliated Transactions is being solicited concurrently with the Partnership's solicitation pursuant to this Proxy Statement. It is a condition to the effectiveness of the Transaction that the limited partners of each of the Affiliated Limited Partnerships approve the Affiliated Transactions. This condition may be waived by the Purchaser in its sole discretion.


            INCOME TAX CONSEQUENCES OF THE TRANSACTION

Federal Income Tax Consequences

     The following summary, based upon current law, is a general discussion of the federal income tax consequences of the conversion of a Unit into the right to receive cash pursuant to the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder and administrative rulings and judicial authority as of the date of this Proxy Statement. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Interest Holder in light of such Interest Holder's specific circumstances or to certain types of Interest Holders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations), and it does not discuss any aspect of state, local, foreign or other tax laws. No ruling has been (or will be) sought from the Internal Revenue Service, and no opinion of legal counsel will be rendered, as to the anticipated federal income tax consequences of the Merger. This summary is based on the assumption that the Partnership is a partnership for federal income tax purposes and that, although the Partnership is a "publicly traded partnership" within the meaning of Section 7704 of the Code (i.e., subject to taxation as a corporation), it is not currently subject to the operative provisions of Section 7704 of the Code under an effective date grandfathering provision.

     The receipt of the right to receive cash pursuant to the Merger will be a taxable transaction for federal income tax purpose and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, Interest Holders generally will recognize gain or loss equal to the difference between: (i) the "amount realized" in respect of a Unit in the Partnership that is converted into a right to receive cash pursuant to the Merger; and (ii) the Interest Holder's adjusted tax basis in the Unit. The "amount realized" with respect to a Unit will be equal to the sum of the amount of cash to be received by the Interest Holder of the Unit pursuant to the Merger plus the Interest Holder's allocable share of liabilities of the Partnership attributable to the Unit as determined under Section 752 of the Code and the Treasury regulations promulgated thereunder. An Interest Holder's adjusted tax basis in a Unit (whether acquired by purchase or capital contribution), in general, will be the original cost of the Unit adjusted to reflect the allocable share of the Partnership's income and losses, minus distributions to the Interest Holder with respect to the Unit, plus the Interest Holder's allocable share of liabilities of the Partnership attributable to the Unit as determined under Section 752 of the Code. In addition, the adjusted tax basis in a Unit owned by an Interest Holder that participated in the Partnership's distribution reinvestment plan would in general be increased by any amounts recontributed by such Interest Holder to the Partnership pursuant to the distribution reinvestment plan. Any Interest Holder that participated in the distribution reinvestment plan should contact his or her own tax advisor to determine the adjusted tax basis in his or her Units.

     In general, the amount realized by an Interest Holder on a disposition of a Unit pursuant to the Merger less such Interest Holder's adjusted tax basis in the Unit will be treated as a capital gain or loss if the Unit was held by the Interest Holder as a capital asset. Any capital gain or loss will be treated as long-term capital gain or loss if the Interest Holder's holding period for the Unit exceeds one year. Under present law, long-term capital gains will generally be taxed at a maximum federal marginal tax rate of 28% (in the case of individuals) or 35% (in the case of corporations), whereas the maximum federal marginal tax rate for ordinary income is 39.5% (in the case of individuals) or 35% (in the case of corporations). Certain limitations apply to the deductibility of capital losses under the Code. In the case of a corporation, capital losses are deductible only to the extent of capital gains. An individual may deduct up to $3,000 of capital losses in excess of the amount of his or her capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carry forward period is five years and an individual can carry forward such losses indefinitely); in addition, corporations are allowed to carry back excess capital losses to the third preceding taxable year.

     However, under Section 751 of the Code, the difference between the portion of the amount realized by an Interest Holder that is attributable to "unrealized receivables" (which includes recapture of depreciation) and "substantially appreciated inventory" over the portion of the Interest Holder's adjusted tax basis in the Unit that is allocable to such items will be taxed as ordinary income or loss rather than capital gain or loss. An Interest Holder's adjusted tax basis in a Unit allocable to "unrealized receivables" and "substantially appreciated inventory" will be determined by reference to the Partnership's tax basis in these items, which amount could be less than the Interest Holder's adjusted tax basis in the Unit otherwise allocable to these items. Because an Interest Holder's adjusted tax basis in his or her Unit will be allocated to "unrealized receivables" and "substantially appreciated inventory" based on the Partnership's tax basis in these items. An Interest Holder may realize an overall loss on the disposition of his or her Unit, but have to realize ordinary income on the Section 751 portion of the disposition, which will correspondingly increase the capital loss on the remaining portion of the disposition.

     Under Section 469 of the Code, a taxpayer that is an individual, estate, trust, closely held corporation or personal service corporation generally can deduct passive activity losses from a passive activity against passive activity income received from other passive activities, but cannot deduct such losses from other types of income. In the case of a publicly traded partnership (including a publicly traded partnership that is not subject to the publicly traded partnership provisions of the
Code), the passive activity loss limitation is applied separately to each publicly traded partnership. Accordingly, income or gain realized by an Interest Holder from the Partnership cannot be offset by passive losses generated by other passive activities of the Interest Holder. However, upon a complete disposition by an Interest Holder of its Units pursuant to the Merger, an Interest Holder's allocable share of the net losses (if any) of the Partnership that were suspended under the passive loss rules of
Section 469 of the Code generally would be currently deductible. In the absence of a complete disposition of Units by an Interest Holder, the deductibility of such suspended passive losses (if any) may be limited.

     An Interest Holder (other than certain exempt Interest Holders including, among others, all corporations and certain foreign individuals) who delivers a Unit pursuant to the Merger may be subject to a 31% backup withholding unless the Interest Holder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. An Interest Holder who does not furnish a TIN may be subject to a penalty imposed by the Internal Revenue Service. An Interest Holder may avoid backup withholding by properly completing and signing a Form W-9. If backup withholding applies to an Interest Holder, the Partnership is required to withhold 31% from payments to such Interest Holder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding. If backup withholding results in an overpayment of tax, a refund can be obtained by the Interest Holder upon filing an income tax return.

     Pursuant to Section 897 of the Code, gain or loss realized by a foreign person on the disposition of an interest in a partnership is subjected to federal income tax to the extent the amount realized on such sale is attributable to United States real property interests. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Partnership, however, will not be required to withhold 10% of the amount realized by any Interest Holder if the Interest Holder furnishes an affidavit stating, under penalty of perjury, the Interest Holder's TIN, that such Interest Holder is not a foreign person and the Interest Holder's address.

Differing Tax Treatment of the Interest Holders

     At the time of subscription, those Interest Holders not in need of passive income elected to be classified as "Taxable Interest Holders." Investors that were tax-exempt or seeking passive income to offset passive losses from other investments elected to be classified as "Tax-Exempt Interest Holders." The Partnership Agreement contains a special allocation provision which allocates all of the depreciation allocable to the Interest Holders to the Taxable Interest Holders. In all other respects, the Taxable Interest Holders and the Tax-Exempt Interest Holders have been and will be treated alike. Due to the special allocation of depreciation, which resulted in the Taxable Interest Holders receiving certain benefits, such as increased amounts of depreciation deductions and "tax-sheltered cash flow" (i.e., cash distributions in excess of taxable income), in the early years of the Partnership's existence, the Taxable Interest Holders were subject to certain risks, including: (i) allocation of a greater amount of gain upon the sale of properties which, if such depreciation deductions are used and not carried forward under the "passive loss rules," will result in greater tax liability without receiving greater cash distributions; and
(ii) receipt of smaller cash distributions on the liquidation of the Partnership and/or the sale of the Assets if there is a loss on the sale of the Assets, which differ from those to which the Tax-Exempt Interest Holders will be subject. Interest Holders are urged to consult with their tax advisors regarding this issue.

     As a result of the allocation of these losses to Taxable Interest Holders, their tax basis in their Units was reduced. Therefore, these Interest Holders will likely recognize more taxable income on the Transaction. However, a portion of such additional income may be offset by prior losses which were limited under the passive loss rules. The Tax-Exempt Interest Holders may or may not be subject to tax on the Transaction. Interest Holders are urged to consult with their tax advisors regarding this issue.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE BASED UPON PRESENT LAW, ARE FOR GENERAL INFORMATION ONLY AND DO NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS WHICH MAY APPLY TO AN INTEREST HOLDER. THE TAX CONSEQUENCES TO A PARTICULAR INTEREST HOLDER MAY BE DIFFERENT FROM THE TAX CONSEQUENCES TO OTHER INTEREST HOLDERS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS, AND THUS, INTEREST HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE INCOME TAX CONSEQUENCES OF THE MERGER.


                      CONFLICTS OF INTEREST

Interests in the Purchaser


     The Operating General Partners are affiliated with the Purchaser and, therefore, they have an indirect economic interest in consummating the Transaction that may be considered to be in conflict with the economic interests of the Interest Holders. This affiliated status results from Jerome J. Brault being an equity participant in the Purchaser. The final amount of Mr. Brault's equity participation in the Purchaser has not been finally determined, but will be dependent on meeting certain performance standards and, together with the equity participation of James L. Brault, will range from 0% to 20% (the "Management Interest"). A small percentage of the Management Interest may be set aside for officers and employees of the Purchaser (certain of whom may have been officers or employees of the Corporate General Partner), which ownership interest would be granted as part of an employee incentive/benefit program. Neither Mr. Froelich nor Mr. Strosberg have any affiliation with the Purchaser. For additional information regarding the ownership of the Purchaser, see the section entitled "Certain Information Concerning the Purchaser." Notwithstanding Jerome J. Brault's ownership interest in the Purchaser, the General Partners remain accountable to the Partnership as fiduciaries and consequently must exercise good faith and fair dealing toward the Interest Holders.

Purchaser Fees

     Each of Brauvin Management Company and Brauvin Financial, Inc., which are owned, in part, by Cezar M. Froelich and an affiliate of Jerome J. Brault, will receive $40,860 from the Purchaser (not the Partnership) for advisory services rendered in connection with the Transaction.

Indemnification under the Partnership Agreement

     Pursuant to the terms of the Partnership Agreement, the Partnership has agreed to indemnify the General Partners and any of their affiliates, to the maximum extent allowed by law, and to hold them harmless, and the Interest Holders have agreed to make no claim against the General Partners and any affiliates of the General Partners, for any loss suffered by the Partnership which arises out of any action or inaction of the General Partners or their affiliates if the General Partners, in good faith, determine that such course of conduct was in the best interests of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partners. Furthermore, the General Partners and their affiliates are to be indemnified by the Partnership, to the maximum extent allowed by law and by the Partnership Agreement, against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of negligence or misconduct on the part of the General Partners and their affiliates, that the General Partners and their affiliates made a good faith determination that their actions were in the best interest of the Partnership and that the General Partners and their affiliates were acting within the scope of the General Partners' authority.

     If a claim is made against the General Partners or their affiliates in connection with their actions on behalf of the Partnership with respect to the Transaction prior to the consummation thereof, the General Partners expect that they and such affiliates will seek to be indemnified by the Partnership with respect to such claim. Any expenses (including legal fees) incurred by the General Partners and such affiliates in defending such claim shall be advanced by the Partnership prior to the final disposition of such claim, subject to receipt by the Partnership of an undertaking by the General Partners and such affiliates to repay any amounts advanced if it is determined that the indemnified person's actions constituted fraud, negligence, breach of fiduciary duty or misconduct. As a result of these indemnification rights, an Interest Holder's remedy with respect to claims against the General Partners and their affiliates relating to the General Partners' or such affiliates' involvement in the Transaction could be more limited than the remedies which would have been available absent the existence of these rights in the Partnership Agreement. A successful claim for indemnification, including the expenses of defending a claim made, would reduce the Partnership's assets by the amount paid.

     Notwithstanding the foregoing, the General Partners and their affiliates shall not be indemnified by the Partnership for liabilities arising under federal and state securities laws unless: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves indemnification of litigation costs; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves indemnification of litigation costs; or (iii) a court of competent jurisdiction approves the settlement of the claims as to the particular indemnitee and finds that indemnification of settlement and related costs should be made.

Indemnification by the Purchaser

     Pursuant to the Merger Agreement, the Purchaser, as the surviving entity shall provide the General Partners, for their sole benefit, the indemnification set forth in the Partnership Agreement as in effect on the date of the Merger Agreement. Pursuant to the Merger Agreement, the Partnership and, following the Transaction, the Purchaser, as the surviving entity and its affiliates, jointly and severally release and discharge, subject to termination as discussed below, Jerome J. Brault, Cezar M. Froelich and David M. Strosberg and their respective heirs, executors, administrators and personal representatives (collectively, the "Released Parties"), jointly and severally, from and against any and all claims arising out of or relating in any way to any acts, omissions, transactions or occurrences which took place, in whole or in part, prior to and including the date of the Merger Agreement, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, including, without limitation, any which relate to or arise in any way out of the Transaction, but not including the Released Parties' respective obligations under the Merger Agreement or acts, omissions, transactions or occurrences which involve fraud or criminal conduct with respect to the financial affairs of the Partnership. In addition, the Merger Agreement provides that, if such Released Parties have fully performed their respective obligations under the Merger Agreement to be performed on or prior to the Effective Time, the release shall be extended to cover the period prior to and including the Effective Time.


            CERTAIN INFORMATION ABOUT THE PARTNERSHIP,
            ITS GENERAL PARTNERS AND THEIR AFFILIATES

The Partnership

     The Partnership was organized on January 6, 1987 as a limited partnership under the Act. The Partnership is governed by the Partnership Agreement, which vests exclusive management control over the Partnership in the General Partners, subject to the rights of the Interest Holders to vote on certain limited matters. The address of the Partnership's principal executive office is 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606, and the telephone number is (312) 443-0922.


     The Partnership was formed to acquire debt-free ownership of existing, free-standing, income-producing retail, office and industrial real properties subject to predominantly triple-net leases. The Partnership raised a total of $25,000,000 through its offering to the public which commenced on September 4, 1987 and terminated on May 19, 1988, as well as an additional $2,816,104 through its distribution reinvestment plan through December 31, 1995. The reinvestment of distributions through the distribution reinvestment plan was suspended for the May 15, 1996 distribution as the valuation of the Units was not completed at such time. As of December 31, 1995, Units valued at $1,607,070 had been purchased by the Partnership from Interest Holders liquidating their original investment and such Units have been retired. The Partnership has utilized the proceeds of its offering and the funds received through the sale of Units through the distribution reinvestment plan to acquire the land and buildings underlying 33 properties as well as a 49% interest in a Scandinavian Health Spa, a 1% interest in a joint venture which owns the land and buildings underlying six Ponderosa restaurants and a 23.4% interest in a joint venture which owns the land and building underlying a CompUSA store. See the subsection entitled "Description of the Assets." All of the Assets are under lease.


     The original objectives of the Partnership were the:
(i) distribution of current cash flow from the Partnership's cash flow attributable to rental income; (ii) capital appreciation;
(iii) preservation and protection of capital; (iv) the potential for increased income and protection against inflation through escalation in the base rent or participation and growth in the sales of the lessees of the Partnership's properties; (v) the production of "passive" income to offset "passive" losses from other investments; and (vi) the partial shelter of cash distributions for Taxable Interest Holders.


     The Partnership acquired all of its properties prior to 1995. The Partnership did not acquire any properties in 1995 or 1996. The Partnership does not currently have sufficient funds available for additional property acquisitions. The Partnership has made quarterly distributions of operating cash flow as described in the subsection entitled "Distributions." As distributions of operating cash flow to the Interest Holders have been suspended during the pendency of the proposed Transaction, the Partnership will not be selling any additional Units to the Interest Holders pursuant to the terms of the Partnership's distribution reinvestment plan and, therefore, no funds will be raised for additional acquisitions.


The General Partners


     The Corporate General Partner is Brauvin Realty Advisors, Inc., an Illinois corporation, with its principal business address at 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606. The principal business of the Corporate General Partner is to act as a general partner of the Partnership. The directors and executive officers of the Corporate General Partner are Jerome J. Brault, Chairman of the Board, President and Chief Executive Officer, James L. Brault, Executive Vice President and Secretary, and B. Allen Aynessazian, Treasurer and Chief Financial Officer. The business address of the director and each of the executive officers of the Corporate General Partner is 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606. Each of the individual General Partners and the directors and executive officers of the Corporate General Partner is a citizen of the United States.


     Jerome J. Brault is the Managing General Partner and a beneficial owner of the Corporate General Partner. Mr. Brault is also a general partner of a series of public limited partnerships affiliated with the Partnership, including the Affiliated Limited Partnerships, and a director and executive officer of various corporations affiliated with the Partnership and said public limited partnerships. In addition, Mr. Brault is an executive officer and a director of Brauvin Net Lease V, Inc., a publicly-held real estate investment trust. Prior to his affiliation with the Brauvin organization in 1979, Mr. Brault was the Chief Operating Officer of Burton J. Vincent, Chesley & Company, a New York Stock Exchange member firm. Jerome J. Brault has a minority ownership interest in the Purchaser.


     James L. Brault is an executive officer of various corporations affiliated with the Partnership and a series of other public limited partnerships affiliated with the Partnership, including the Affiliated Limited Partnerships. In addition, Mr. Brault is an executive officer and a director of Brauvin Net Lease V, Inc., a publicly-held real estate investment trust. Prior to joining the Brauvin organization in May 1989, Mr. Brault was Vice President of the Commercial Loan Division of The First National Bank of Chicago in Washington D.C., where he had worked since 1983. While with The First National Bank of Chicago, Mr. Brault was responsible for the origination and management of commercial real estate loans, as well as the direct management of a loan portfolio in excess of $150,000,000.
Mr. Brault is the son of Jerome J. Brault. James L. Brault has a minority ownership interest in the Purchaser.


     B. Allen Aynessazian is the Treasurer and Chief Financial Officer of the Corporate General Partner and of various corporations affiliated with the Partnership, and a series of other public limited partnerships affiliated with the Partnership, including the Affiliated Partnerships.
Mr. Aynessazian joined the Brauvin organization in August 1996. Prior to that time, he was the Chief Financial Officer of Giordano's Enterprises, a privately held, 40-restaurant, family-style pizza chain in the Chicago metropolitan area where he worked since 1989. While at Giordano's, Mr. Aynessazian was responsible for all accounting functions, lease negotiations and financings of new restaurants, equipment and general corporate debt. From 1987 to 1989, Mr. Aynessazian worked in the accounting compliance and tax department of KPMG Peat Marwick. Mr. Aynessazian is a certified public accountant.


     Cezar M. Froelich is a principal with the Chicago law firm of Shefsky Froelich & Devine Ltd., 444 North Michigan Avenue, Chicago, Illinois 60611, which in the past has acted as counsel to the General Partners, the Partnership and certain of their affiliates. Mr. Froelich is also a beneficial owner of the Corporate General Partner. Mr. Froelich is an individual general partner in seven other affiliated public limited partnerships, including the Affiliated Limited Partnerships and is a shareholder in Brauvin Management Company and Brauvin Financial Inc. Mr. Froelich resigned as an individual General Partner of the Partnership on May 23, 1996, which resignation will become effective 90 days from June 20, 1996, the date notice of such resignation was first given to the Interest Holders.


     David M. Strosberg is the President of the Morningside Group, 223 West Erie, 5th Floor, Chicago, Illinois 60610, and is an independent real estate investor and developer. Mr. Strosberg is also a shareholder of the Corporate General Partner and certain of its affiliates. Mr. Strosberg's organization specializes in the development of for-sale, multi-family properties. Mr. Strosberg is also an individual General Partner of Brauvin High Yield Fund L.P. II. Mr. Strosberg has indicated his intent to resign as an individual General Partner subsequent to the approval of the Transaction by the Interest Holders.

Description of the Assets

     The Partnership currently owns 33 income-producing properties as well as a 49% interest in a Scandinavian Health Spa, a 1% interest in a joint venture which owns the land and buildings underlying six Ponderosa restaurants and a 23.4% interest in a joint venture which owns the land and building underlying a CompUSA store, predominantly all of which are subject to triple-net leases. The Partnership is a landlord only and does not participate in the operations of any of the properties discussed herein. All lease payments due the Partnership are current. All properties are 100% occupied and were paid for in cash, without any financing. A description of each of the properties owned by the Partnership follows.

Taco Bells:

Warner Robins, Georgia

     The property is located at 1998 Watson Boulevard. The building consists of 1,288 square feet situated on a 25,000 square foot parcel and was constructed in 1977 utilizing jumbo bricks.

Valdosta, Georgia

     The property is located at 2918 North Ashley Street. The building consists of 1,288 square feet situated on a 16,222 square foot parcel and was constructed in 1982 utilizing jumbo bricks.

Albany, Georgia

     The property is located at 1707 North Slappey Boulevard.
The building consists of 1,288 square feet situated on a 11,850 square foot parcel and was constructed in 1982 utilizing jumbo bricks.

Alliance, Ohio

     The property is located at 110 West State Street. The building consists of 1,584 square feet situated on a 14,400 square foot parcel and was constructed in 1980 utilizing stucco over concrete block with a clay tile roof.

Dunedin, Florida

     The property is located at 2296 State Route 580. The building consists of 1,584 square feet situated on a 21,021 square foot parcel and was constructed in 1980 utilizing jumbo bricks.

     In February 1995, Taco Bell closed and vacated this restaurant. Taco Bell, in accordance with the lease, continued to pay rent and certain occupancy costs for this property. In March 1996, Taco Bell and the Partnership agreed to sub-lease this property to a local tenant. Taco Bell continues to remain responsible to the Partnership for all rents and certain occupancy expenses through the original lease term.

Logansport, Indiana

     The property is located at 3419 Highway 24 East.  Highway 24
East is a two-lane east-west road. The building consists of 1,566 square feet situated on a 19,200 square foot parcel and was constructed in 1980 utilizing stucco over concrete block.

Dover, Ohio

     The property is located at 718 Boulevard Avenue. Boulevard Avenue is a four-lane northwest-southwest highway. The building consists of 1,584 square feet situated on a 20,500 square foot parcel and was constructed in 1980 utilizing stucco over concrete block.

Greenville, North Carolina

     The property is located at 319 East Greenville Boulevard.
The building consists of 1,584 square feet situated on a 22,788 square foot parcel and was constructed in 1980 utilizing stucco over concrete block.

Palm Bay, Florida

     The property is located at 176 North Harris Avenue. Harris Avenue is a frontage street to Palm Bay Road. The building consists of 1,584 square feet situated on a 15,250 square foot parcel and was constructed in 1980 utilizing jumbo bricks.

Sandusky, Ohio

     The property is located at 3306 Milan Road. The building consists of 1,584 square feet situated on a 33,000 square foot parcel and was constructed in 1980 utilizing stucco over concrete block.

Mesa, Arizona

     The property is located at 531 East Southern Avenue. The building consists of 1,584 square feet situated on a 28,000 square foot parcel and was constructed in 1980 utilizing stucco over concrete block.

Zanesville, Ohio

     The property is located at 2460 North Maple Street. The building consists of 1,584 square feet situated on a 17,934 square foot parcel and was constructed in 1980 utilizing stucco over concrete block.

Ashtabula, Ohio

     The property is located at 1226 West Prospect Avenue. The building consists of 1,584 square feet situated on a 21,049 square foot parcel and was constructed in 1980 utilizing stucco over concrete block.

Dalton, Georgia

     The property is located at 1509 Walnut Avenue. The building consists of 1,584 square feet situated on a 18,275 square foot parcel and was constructed in 1980 utilizing stucco over concrete block.

Ashland, Ohio

     The property is located at 315 Claremont Avenue. The building consists of 1,584 square feet situated on a 16,000 square foot parcel and was constructed in 1980 utilizing stucco over concrete block.

Martinez, California

     The property is located at 11 Muir Road. The building consists of 1,584 square feet situated on a 13,940 square foot parcel and was constructed in 1981 utilizing concrete block over wood frame.

Phoenix, Arizona

     The property is located at 1701 West Bell Street. The building consists of 1,584 square feet situated on a 9,375 square foot parcel and was constructed in 1981 utilizing stucco over concrete block.

Noblesville, Indiana

     The property is located at 610 West Route 32. The building consists of 1,584 square feet situated on a 26,250 square foot parcel and was constructed in 1982 utilizing stucco over concrete block.

Spartanburg, South Carolina

     The property is located at 800 North Pine Street. The building consists of 1,584 square feet situated on a 24,750 square foot parcel and was constructed in 1982 utilizing stucco over concrete block.

Winslow, Arizona

     The property is located at 1605 North Park Drive. The building consists of 2,808 square feet situated on a 37,651 square foot parcel and was constructed in 1982 utilizing stucco over concrete block.

Ponderosas:

Brandon, Florida

     The property is located at 1449 West Brandon Boulevard. The building consists of 6,376 square feet situated on a 50,094 square foot parcel and was constructed in 1985 utilizing wood siding over concrete block.

Johnstown, New York

     The property is located at Route 30-A and North Comrie
Avenue. The building consists of 5,833 square feet situated on a 50,094 square foot parcel and was constructed in 1979 utilizing wood siding over concrete block.

Indianapolis, Indiana

     The property is located at 2915 South Madison Avenue. The building consists of 7,040 square feet situated on a 79,645 square foot parcel and was constructed in 1969 utilizing wood siding over concrete block.

Massena, New York

     The property is located at St. Regis Boulevard and Main
Street. The building consists of 5,817 square feet situated on a 48,399 square foot parcel and was constructed in 1979 utilizing wood siding over concrete block.

Chenango, New York

     The property is located at 1261 Front Street. The building consists of 5,402 square feet situated on a 32,712 square foot parcel and was constructed in 1979 utilizing wood siding over concrete block and facebrick.

New Windsor, New York

     The property is located at 334 Windsor Highway. The building consists of 5,402 square feet situated on a 47,685 square foot parcel and was constructed in 1980 utilizing wood siding over concrete block.

Wadsworth, Ohio

     The property is located at 135 Great Oaks Trail. The building consists of 5,800 square feet situated on a 43,560 square foot parcel and was constructed in 1986 utilizing stucco over concrete block.

Westerville, Ohio

     The property is located at 728 South State Street. The building consists of 4,528 square feet situated on a 46,478 square foot parcel and was constructed in 1984 utilizing facebrick with wood siding frontage.

Grand Rapids, Michigan

     The property is located at 308 North Drake Road. The building consists of 5,088 square feet situated on a 95,383 square foot parcel and was constructed in 1970 utilizing wood siding over concrete block.

Buffalo, New York

     The property is located at 2060 Main Street. The building consists of 5,440 square feet situated on a 192,656 square foot parcel and was constructed in 1980 and remodeled in 1987 utilizing wood siding over concrete block with a sloped and shingled roof.

Westbourne, Ohio

     The property is located at 3328 Westbourne Drive. The building consists of 5,400 square feet situated on a 48,000 square foot parcel and was constructed in 1974 using wood siding over wood frame.

Children's World Learning Centers:

Troy, Michigan

     The property is a 6,175 square foot facility located at 1064
East Wattles. The single-story building was constructed in 1985 utilizing a wood frame and a pitched roof with asphalt shingles.

Sterling Heights, Michigan

     The property is a 5,005 square foot facility located at 35505 Schoenherr. The single-story building was constructed in 1983 utilizing a wood frame and a pitched roof with asphalt shingles.

Joint Venture Ponderosas: The Partnership owns a 1% interest in a joint venture which owns the land and buildings underlying the following six Ponderosa restaurants.

Louisville, Kentucky

     The property is located at 4801 Dixie Highway. The building consists of 5,100 square feet situated on a 62,496 square foot parcel and was constructed in 1969 utilizing wood siding over concrete block with flagstone.

Cuyahoga Falls, Ohio

     The property is located at 1641 State Road. The building consists of 5,587 square feet situated on a 40,228 square foot parcel and was constructed in 1973 utilizing wood siding over concrete block.

Tipp City, Ohio

     The property is located at 135 South Garber. The building consists of 6,080 square feet situated on a 53,100 square foot parcel and was constructed in 1980 utilizing wood siding over concrete block.

Mansfield, Ohio

     The property is located at 1075 Ashland Road. The building consists of 5,600 square feet situated on a 104,500 square foot parcel and was constructed in 1980 utilizing wood siding over concrete block and flagstone.

Tampa, Florida

     The property is located at 4420 West Gandy Boulevard. The building consists of 5,777 square feet situated on a 50,094 square foot parcel and was constructed in 1986 utilizing wood siding over concrete block.

Mooresville, Indiana

     The property is located at 499 South Indiana Street. The building consists of 6,770 square feet situated on a 63,525 square foot parcel and was constructed in 1981 utilizing wood siding over concrete block.

Scandinavian Health Spa:

     The following real property is the only real property that constitutes 10% or more of the total assets or gross revenues of the Partnership.


     On July 21, 1989, the Partnership and Brauvin High Yield Fund L.P. II ("BHYF II") formed a joint venture, Brauvin Funds Joint Venture ("Funds JV"), that acquired the land and building underlying a Scandinavian Health Spa (the "Health Spa") in Glendale, Arizona from an unaffiliated developer for $5,250,000, plus closing costs. The Partnership contributed $2,585,608 (49%) and BHYF II contributed $2,691,143 (51%) to Funds JV. The Funds JV owns the Health Spa on a fee simple basis. The Health Spa is not subject to any material mortgages, liens or other encumbrances.


     The Health Spa was constructed in 1988 and consists of a 36,556 square foot health club located on a three acre parcel in Glendale, Arizona, a suburb of Phoenix. The property is a two-story health and fitness workout facility located within the 195,000 square foot Glendale Galleria Shopping Center and has been 100% occupied during the last five years by the Health Spa.


     The Health Spa is subject to a triple-net lease with the lessee, Scandinavian U.S. Swim & Fitness, Inc., which is responsible for paying all taxes, insurance premiums and maintenance costs. The lease terminates in 2009, is subject to four five-year renewal options and is not subject to right of first refusal. The 1995 rental income distributed to the Partnership from Funds JV was $352,819, which is 12.1% of the total rental income of the Partnership. The rent is payable in equal monthly installments and was increased by 11.5% on February 1, 1994 and will be increased by 11.5% every five years thereafter. The average effective annual rental per square foot for each of the last five years was $21.57, $21.57, $20.83, $19.34 and $19.34, for the years ended 1995, 1994, 1993, 1992 and
1991, respectively.


     The Federal income tax basis of the Health Spa is $3,868,342 and depreciation is calculated on the straight line method which varies between 31 1/2 years and 40 years. Annual realty taxes were $51,786 for 1994, which were paid in 1995.

     The lease is guaranteed by Bally's Health and Tennis Corporation whose financial statements reflected a net worth of approximately $275 million at the time of the acquisition. The Operating General Partners believe that the Health Spa is adequately covered by insurance.

CompUSA:

     The Partnership owns a 23.4% interest in a joint venture with affiliated public real estate limited partnerships that acquired the land and building underlying a CompUSA store. The CompUSA store is a 25,000 square foot single story building located on a 105,919 square foot parcel in Duluth, Georgia, a suburb of Atlanta, in the Gwinnett Place Mall Shopping Area. The single story building was completed in March 1993 utilizing a frame of steel and concrete block.

Distributions

     Cash distributions to Interest Holders for 1995, 1994 and 1993 were $2,600,149, $2,616,758 and $2,590,902, respectively of which $2,367,443, $2,296,122 and $2,189,394, respectively,
represented net income of the Partnership. Cash distributions to Interest Holders for the first quarter of 1996 were $659,129 of which $511,832 represented net income of the Partnership. Distributions of operating cash flow, if available, were paid four times per year, 45 days after the end of each calendar quarter. No amount distributed in 1994, 1995 or 1996 was a result of a sale of assets. The difference between cash distributions of the Partnership and the net income earned is primarily the result of depreciation expense and, to a lesser extent, differences between the accrual basis of accounting and the cash generated from operations.


     Below is a table summarizing the historical data for the Partnership's distribution rates per Unit per annum:


Distribution
   Date         1996      1995       1994       1993       1992

February 15   $0.2500   $0.2500    $0.2500   $0.2500    $0.2500

May 15         0.2500    0.2500     0.2500    0.2500     0.2500

August 15                0.2500     0.2500    0.2500     0.2531

November 15              0.2500     0.2625    0.2625     0.2563


     Future changes in the Partnership's distributions would largely depend on sales at the Assets resulting in changes to percentage rent and, to a lesser extent, on rental increases or decreases which will occur due to changes in the Consumer Price Index or scheduled changes in base rent and loss of rental payments resulting from defaults and lease payment reductions due to lease renegotiations. The Operating General Partners have determined that during the pendency of the proxy solicitation no future distributions of operating cash flow will be made to the Interest Holders. As of the date hereof, the Partnership has no preferred return deficiency.

Ownership of Units

     No person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) is known to the Partnership to be the beneficial owner of more than 5% of the outstanding Units as of April 30, 1996, and David M. Strosberg is the only General Partner or director or executive officer of the Corporate General Partner that beneficially owns any Units. Mr. Strosberg owns 500 Units or .02% of the Partnership.

Market for the Units

     The Units are not traded on any established trading market, nor has there been such a market during the past two years.
Thus, no information is available as to high and low bid quotations or sales prices. It is not anticipated that there will be a public market for the Units in the future.
Furthermore, no person has contacted the Partnership expressing an interest in purchasing Units. Neither the General Partners nor the Partnership are obligated to redeem or repurchase Units, but the Partnership may purchase Units under certain very limited circumstances. The Partnership will not purchase Units during the pendency of the proposed Transaction.

     Below is a table summarizing purchases of Units made by the Partnership during the last two fiscal years and the current fiscal year:
                              Units        Range          Average
For the Quarter ended:      Purchased    of Prices         Price


March 31, 1994              6,363.454      $10.00         $10.00
June 30, 1994               7,588.244      $10.00         $10.00
September 30, 1994            ---            ---            ---
December 31, 1994          19,000.000      $10.00         $10.00

March 31, 1995                ---            ---            ---
June 30, 1995               1,200.000      $10.00         $10.00
September 30, 1995            ---            ---            ---
December 31, 1995             ---            ---            ---

March 31, 1996              4,000.000      $10.00         $10.00
June 30, 1996                 ---            ---            ---

     Purchases of the Units by the Partnership prior to receipt of the Valuation were made at the initial public offering price. Should the Transaction not be completed, any future purchases of Units by the Partnership will be at a price equal to the then current valuation of the Units based on a third-party valuation.

Legal Proceedings

     The Partnership is not a party to any legal proceedings.

Independent Certified Public Accountants

     Deloitte & Touche LLP, whose report on the Partnership's financial statements as of December 31, 1995 and 1994 and for the three years in the period ended December 31, 1995 appear in the Partnership's 1995 Annual Report on Form 10-K, are the current independent auditors of the Partnership. No representative of Deloitte & Touche LLP is expected to be present at the Special Meeting.

Available Information


     The Units are registered pursuant to Section 12(g) of the Exchange Act. As such, the Partnership is subject to the informational filing requirements of the Exchange Act, and in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Comprehensive financial information is included in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed by the Partnership with the Commission, including the 1995 Annual Report on Form 10-K, excerpts from which are included on Annex III and Schedule I hereto, and the Quarterly Report on Form 10-Q for the period ended June 30, 1996, excerpts from which are included on Annex III and Schedule II hereto. Such reports and other information should be available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Partnership's electronic filings are publicly available on this Web site at http://www.sec.gov.


     The Corporate General Partner is a privately held company and is not subject to the reporting requirements of the Exchange
Act.


           CERTAIN INFORMATION CONCERNING THE PURCHASER

     The Purchaser is a Delaware limited liability company that was recently formed to acquire the Assets and the assets of the Affiliated Limited Partnerships. The Purchaser has not engaged in any business or activity of any kind, or entered into any agreement or arrangement with any person or entity or incurred, directly or indirectly, any material liabilities or obligations, except in connection with its formation, the proposed Transaction and the proposed Affiliated Transactions. Upon completion of the Transaction and the Affiliated Transactions, the Purchaser will own and operate the Assets and the assets owned by the Affiliated Limited Partnerships.


     The Purchaser is currently owned 1% by Brauvin Real Estate Funds, Inc., an Illinois corporation, and 99% by Brauvin Net Realty, LLC, an Illinois limited liability company. Brauvin Real Estate Funds, Inc. is the manager of the Purchaser and is owned 100% by Brauvin Net Realty, LLC. The board of directors of Brauvin Real Estate Funds, Inc. will be elected based on the ultimate ownership of Brauvin Net Realty, LLC. As of the date hereof, Jerome J. Brault owns 100% of Brauvin Net Realty, LLC. Brauvin Net Realty, LLC's ownership will change as a result of the Purchaser's equity offering, as described below. The Braults' collective ownership in the Purchaser will be limited to no more than 20% and may be as low as 0% (the "Management Interest"). For information with respect to the Braults, see "Certain Information About the Partnership, Its General Partners and Their Affiliates - The General Partners." A small percentage of the Management Interest may be set aside for officers and employees of the Purchaser (certain of whom may have been officers or employees of the Corporate General Partner), which ownership interest would be granted as part of an employee incentive/benefit program. Mr. Froelich has no affiliation with the Purchaser. The current managers of Brauvin Net Realty, LLC are Jerome J. Brault and James L. Brault. It is anticipated that the managers of Brauvin Net Realty, LLC may change based on the ultimate ownership of the Purchaser.


   The Purchaser is in the process of securing equity and debt financing to consummate the Transaction and the Affiliated Transactions. Thus, the ultimate ownership of the Purchaser will not be known until the completion of these investment activities. It is these unrelated institutional investors who will collectively become the majority equity owners of the Purchaser, owning between 80% and 100% of the Purchaser depending on ownership terms to be negotiated.


     The Purchaser's principal executive office and place of business is 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606. Its telephone number is (312) 443-0922. All information contained in this Proxy Statement concerning the Purchaser is based upon statements and representations made by the Purchaser or its representatives to the Partnership or its representatives.


                     SELECTED FINANCIAL DATA


     The tables attached hereto as Schedules I and II provide a summary of certain financial data for the Partnership. Such selected financial data should be read in conjunction with the detailed information and financial statements included as Annex III to this Proxy Statement and are included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1995 and the Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, which are incorporated herein by reference. For information with respect to obtaining copies of information incorporated by reference, see the section entitled "Incorporation by Reference."
     The Partnership's ratio of earnings to fixed charges for each of June 30, 1996, December 31, 1995 and December 31, 1994 was 0.00%, as the Partnership has no fixed charges.


     The foregoing information is derived from the audited financial statements of the Partnership for 1994 and 1995 and the unaudited financial statements of the Partnership for the second quarter of 1996.


     Pro forma data disclosing the effect of the Transaction is not material. The Purchaser is a newly formed entity and thus has no historical financial data.


                    INCORPORATION BY REFERENCE

     The following documents filed by the Partnership with the Commission are incorporated in this Proxy Statement by reference and made a part hereof:


     1. The Partnership's Annual Report on Form 10-K for the year ended December 31, 1995;
     2. The Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;
     3.   The Partnership's Current Report on Form 8-K dated
          May 23, 1996 and filed on June 21, 1996;
     4. The Partnership's Current Report, as amended, on Form 8-K/A dated May 23, 1996 and filed on July 24, 1996;
     5. The Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; and
     6. All reports filed by the Partnership with the Commission pursuant to Section 13 or 15(d) of the Exchange Act since January 1, 1995 to the date of the Special Meeting.


     Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     The Partnership will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such documents are specifically incorporated by reference into the information this Proxy Statement incorporates). Written and telephone requests for such copies should be addressed to the Partnership at its principal executive office at 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606, telephone number (312) 443-0922. All such requests will be sent by first class mail or other equally prompt means within one business day of receipt of such request.



                                                        SCHEDULE I

                                                   BRAUVIN HIGH YIELD FUND L.P.
                                                 (a Delaware limited partnership)
                                          (not covered by Independent Auditor's Report)

                                                     Year Ended       Year Ended      Year Ended      Year Ended       Year Ended
                                                    December 31,    December 31,     December 31,     December 31,    December 31,
                                                        1995             1994            1993             1992              1991
Selected Income Statement Date:

    Rental Income                                    $  2,502,755     $ 2,494,203      $ 2,432,331      $ 2,429,983     $ 2,347,599
    Interest Income                                        63,650          27,682           26,909           32,278          53,044
    Net Income                                          2,367,443       2,296,122        2,189,394        2,117,417       2,099,314
    Net Income Per Unit (a)                          $       0.91     $      0.87      $      0.84      $      0.82     $      0.82

Selected Balance Sheet Data:
    Cash and Cash Equivalents                        $  1,363,085     $ 1,016,066      $   857,383      $ 1,065,360     $   924,437
    Land, Buildings and Improvements                   19,322,975      19,322,975       19,322,975       19,322,975      19,322,975
    Investment in Brauvin High Yield Venture               33,746          34,179           36,494           37,644          38,621
    Investment in Brauvin Funds Joint Venture           2,472,647       2,494,341        2,511,957        2,519,883       2,548,352
    Investment in Brauvin Gwinnett County Venture         557,389         569,626          582,573         --------         -------
    Total Assets                                       20,932,600      21,010,763       21,285,952       21,370,824      21,690,573
    Cash Distributions to General Partners                 52,869          53,233           52,853           39,264         -------
    Cash Distributions to Interest Holders (b)          2,600,149       2,616,758        2,590,902        2,560,503       2,438,767
    Cash Distributions to Interest Holders
     Per Unit (a)                                            1.00            1.01             1.01             1.01            0.97
    Book Value Per Unit (c)                          $       7.90     $      7.99      $      8.15      $      8.31     $      8.51

<FN1>
NOTES:
    (a)  Net income per Unit and cash distributions to Interest Holders per Unit are based on the average Units outstanding during the year since they were of varying dollar amounts and percentages based upon the dates Interest Holders were admitted to the Partnership and additional Units were purchased through the Partnership's distribution reinvestment plan.

    (b)  This includes $9,209, $8,342, $6,873, $5,934 and $7,840 paid to various states for income taxes on behalf of all Interest
         Holders for the years 1995, 1994, 1993, 1992 and 1991 respectively.

    (c)  Book value per Unit is based on the Units outstanding at the end of the applicable period.

                          SCHEDULE II

                   BRAUVIN HIGH YIELD FUND L.P.
                 (a Delaware limited partnership)
          (not covered by Independent Auditor's Report)


Selected Income Statement Data:




                            Six                  Six
                            Months Ended         Months Ended
                            June 30, 1996       June 30, 1995

    Rental Income           $ 1,211,698         $ 1,215,739

    Interest Income              38,729              23,786

    Net Income                1,030,018           1,135,945

    Net Income Per Unit(a)  $      0.38         $      0.43


                              Three                 Three
                           Months Ended          Months Ended
                           June 30, 1996         June 30, 1995

    Rental Income           $   626,821         $   615,316

    Interest Income              19,276              15,120

    Net Income                  518,186             569,431

    Net Income Per Unit (a) $      0.19         $      0.22


Selected Balance Sheet Data:

                               June 30, 1996     December 31, 1995


    Cash and Cash Equivalents   $ 1,353,805      $  1,363,085


    Land, Buildings and
     Improvements               $19,322,975      $ 19,322,975


    Investment in Brauvin High
     Yield Venture                   33,045            33,746


    Investment in Brauvin Funds
     Joint Venture                2,461,117         2,472,647


    Investment in Brauvin
     Gwinnett County Venture        553,552           557,389


   Total Assets                 $20,712,422       $20,932,600


    Book Value Per Unit (b)     $      7.79       $      7.90

____________________________________

(a) Net income per Unit was based on the average Units outstanding during the period since they were of varying dollar amounts and percentages based upon the dates Interest Holders were admitted to the Partnership and additional Units were purchased through the Partnership's distribution reinvestment plan.


(b) Book value per Unit was based on the Units outstanding at the end of the applicable period.


                           SCHEDULE II
                           (Continued)


                   BRAUVIN HIGH YIELD FUND L.P.
                 (a Delaware limited partnership)
          (not covered by Independent Auditor's Report)






                                                           Twelve
                               Six Months Ended       Months Ended
                                   June 30, 1996        December 31, 1995


Selected Partners' Capital
Statement Data:



   Cash Distributions to General
    Partners                        $    26,798          $    52,869


   Cash Distributions to Interest
    Holders                           1,321,132            2,600,149


   Cash Distributions to Interest
    Holders Per Unit (a)            $      0.50          $      1.00


____________________________________

(a) Cash distributions to Interest Holders per Unit are based on the average Units outstanding during the period since they were of varying dollar amounts and percentages based upon the dates Interest Holders were admitted to the Partnership and additional Units were purchased through the Partnership's distribution reinvestment plan.



                                                               ANNEX I


                                                VALUATION OF CUSHMAN & WAKEFIELD


Brauvin High Yield Fund I

UNIT     %      PROPERTY      PROPERTY       FOOT                 STREET
NO.   OWNED     TYPE          NAME           NOTES  CITY          ADDRESS                        ST.
2200  100.00%   FAST-FOOD     TACO BELL             SPARTANBURG    800 NORTH PINE STREET          SC
726   100.00%   DAY-CARE      CHILDREN'S WORLD      STERLING HTS   35505 SCHOENHERR ROAD          MI
667   100.00%   SIT-DOWN      PONDEROSA             BUFFALO        3060 MAIN STREET               NY
673   100.00%   SIT-DOWN      PONDEROSA             BINGHAMPTON    1261 FRONT STREET              NY
819   100.00%   DAY-CARE      CHILDREN'S WORLD      TROY           1064 EAST WATTLES ROAD         MI
815   100.00%   SIT-DOWN      PONDEROSA             WESTERVILLE    728 SOUTH STATE STREET         OH
109   100.00%   SIT-DOWN      PONDEROSA             INDIANAPOLIS   2915 SOUTH MADISON AVE.        IN
782   100.00%   SIT-DOWN      PONDEROSA             NEW WINDSOR    334 WINDSOR HIGHWAY            NY
752   100.00%   SIT-DOWN      PONDEROSA             MASSENA        ST. REGIS BLVD. AND MAIN ST.   NY
778   100.00%   SIT-DOWN      PONDEROSA             JOHNSTOWN      ROUTE 30A/N. COMRIE AVE.       NY
194   100.00%   SIT-DOWN      PONDEROSA             KALAMAZOO      308 NORTH DRAKE ROAD           MI
775   100.00%   SIT-DOWN      PONDEROSA             WADSWORTH      135 GREAT OAKS TRAIL           OH
1653  100.00%   FAST-FOOD     TACO BELL             ALLIANCE       110 WEST STATE STREET          OH
1915  100.00%   FAST-FOOD     TACO BELL             SANDUSKY       3306 MILAN ROAD                OH
2132  100.00%   FAST-FOOD     TACO BELL             NOBLESVILLE    610 WEST ROUTE 32              IN
1994  100.00%   FAST-FOOD     TACO BELL             ASHLAND        315 CLAREMONT AVENUE           OH
1937  100.00%   FAST-FOOD     TACO BELL             ASHTABULA      1226 WEST PROSPECT AVENUE      OH
1929  100.00%   FAST-FOOD     TACO BELL             ZANESVILLE     2460 NORTH MAPLE STREET        OH
1871  100.00%   FAST-FOOD     TACO BELL             GREENVILLE     319 EAST GREENVILLE BOULEVARD  NC
1856  100.00%   FAST-FOOD     TACO BELL             DOVER          718 BOULEVARD AVENUE           OH
409   100.00%   SIT-DOWN      PONDEROSA             CINCINNATI     3328 WESTBOURNE DRIVE          OH
1845  100.00%   FAST-FOOD     TACO BELL      (1)    LOGANSPORT     3419 U.S. ROUTE 24 EAST        IN
2030  100.00%   FAST-FOOD     TACO BELL             MARTINEZ       11 MUIR ROAD                   CA
1392  100.00%   FAST-FOOD     TACO BELL             VALDOSTA       2918 NORTH ASHLEY STREET       GA
2091  100.00%   FAST-FOOD     TACO BELL             WINSLOW        1605 NORTH PARK DRIVE          AZ
2069  100.00%   FAST-FOOD     TACO BELL             PHOENIX        1702 WEST BELL ROAD            AZ
1061  100.00%   SIT-DOWN      PONDEROSA             BRANDON        1449 WEST BRANDON BLVD.        FL
1450  100.00%   FAST-FOOD     TACO BELL             ALBANY         1707 NORTH SLAPPEY DRIVE       GA
1966  100.00%   FAST-FOOD     TACO BELL             DALTON         1509  WEST WALNUT AVENUE       GA
1835  100.00%   FAST-FOOD     TACO BELL      (1)(2) DUNEDIN        2296 STATE ROUTE 580           FL
1925  100.00%   FAST-FOOD     TACO BELL             MESA           531 EAST SOUTHERN AVENUE       AZ
1389  100.00%   FAST-FOOD     TACO BELL             WARNER ROBBINS 1998 WATSON BLVD.              GA
1912  100.00%   FAST-FOOD     TACO BELL             PALM BAY       2150 NORTH HARRIS AVENUE       FL
1      49.00%   RETAIL        BALLY TOTAL FITNESS   GLENDALE       5720 WEST PEORIA AVENUE        AZ
110     1.00%   SIT-DOWN      PONDEROSA             LOUISVILLE     4801 DIXIE HIGHWAY             KY
268     1.00%   SIT-DOWN      PONDEROSA             CUYAHOGA FALLS 1641 STATE ROAD                OH
785     1.00%   SIT-DOWN      PONDEROSA             TIPP CITY      135 SOUTH GARBER               OH
850     1.00%   SIT-DOWN      PONDEROSA             MANSFIELD      1075 ASHLAND ROAD              OH
1057    1.00%   SIT-DOWN      PONDEROSA             MOORESVILLE    499 SOUTH INDIANA STREET       IN
1060    1.00%   SIT-DOWN      PONDEROSA             TAMPA          4420 WEST GRANDY BLVD.         FL
7      23.40%   RETAIL        COMPUSA               DULUTH         3825 VENTURE DRIVE             GA


Brauvin High Yield Fund I

UNIT    %     PROPERTY    PROPERTY        FOOT     BUILD    LAND       CUSHMAN AND WAKEFIELD VALUATION INDICATORS
NO.  OWNED    TYPE        NAME            NOTES    SF       SF      BUILT C&W VALUE  YR 1 $NOI  OAR     IRR    OUT-OAR
2200  100.00% FAST-FOOD   TACO BELL                1,584    24,750  1982   $480,000   $ 55,182  11.50%  12.50%  11.50%
726   100.00% DAY-CARE    CHILDREN'S WORLD         5,005    47,045  1983   $470,000   $ 50,278  10.70%  11.50%  11.50%
667   100.00% SIT-DOWN    PONDEROSA                5,440    192,656 1977   $930,000   $121,449  13.06%  12.50%  11.50%
673   100.00% SIT-DOWN    PONDEROSA                5,402    32,712  1979   $960,000   $121,455  12.65%  12.50%  11.50%
819   100.00% DAY-CARE    CHILDREN'S WORLD         6,193    65,776  1984   $760,000   $ 92,536  12.18%  11.50%  11.50%
815   100.00% SIT-DOWN    PONDEROSA                4,528    46,478  1984   $730,000   $ 86,161  11.80%  12.50%  11.50%
109   100.00% SIT-DOWN    PONDEROSA                5,606    79,382  1969   $880,000   $114,392  13.00%  12.50%  11.50%
782   100.00% SIT-DOWN    PONDEROSA                5,402    47,685  1980   $770,000   $ 93,567  12.15%  12.50%  11.50%
752   100.00% SIT-DOWN    PONDEROSA                5,817    48,399  1979   $730,000   $ 81,449  11.16%  12.50%  11.50%
778   100.00% SIT-DOWN    PONDEROSA                5,833    50,094  1979   $940,000   $107,585  11.45%  12.50%  11.50%
194   100.00% SIT-DOWN    PONDEROSA                5,058    50,965  1969   $790,000   $104,834  13.27%  12.50%  11.50%
775   100.00% SIT-DOWN    PONDEROSA                5,800    43,560  1986   $840,000   $101,293  12.06%  12.50%  11.50%
1653  100.00% FAST-FOOD   TACO BELL                1,584    14,400  1980   $570,000   $ 77,142  13.53%  12.50%  11.50%
1915  100.00% FAST-FOOD   TACO BELL                1,584    33,000  1980   $690,000   $ 77,801  11.28%  11.00%  11.50%
2132  100.00% FAST-FOOD   TACO BELL                1,584    26,250  1982   $510,000   $ 61,303  12.02%  12.50%  11.50%
1994  100.00% FAST-FOOD   TACO BELL                1,584    16,000  1980   $470,000   $ 52,263  11.12%  11.00%  11.50%
1937  100.00% FAST-FOOD   TACO BELL                1,584    21,049  1980   $710,000   $ 89,564  12.61%  11.00%  11.50%
1929  100.00% FAST-FOOD   TACO BELL                1,586    17,934  1980   $400,000   $ 42,973  10.74%  12.50%  11.50%
1871  100.00% FAST-FOOD   TACO BELL                1,584    22,788  1984   $470,000   $ 48,506  10.32%  12.50%  11.50%
1856  100.00% FAST-FOOD   TACO BELL                1,584    20,500  1980   $620,000   $ 69,493  11.21%  11.00%  11.50%
409   100.00% SIT-DOWN    PONDEROSA                5,250    48,119  1973   $870,000   $ 99,247  11.41%  12.50%  11.50%
1845  100.00% FAST-FOOD   TACO BELL    (1)         1,566    19,200  1980   $470,000   $ 55,334  11.77%  12.50%  11.50%
2030  100.00% FAST-FOOD   TACO BELL                1,584    13,940  1981   $350,000   $ 44,623  12.75%  12.50%  11.50%
1392  100.00% FAST-FOOD   TACO BELL                1,288    16,222  1982   $450,000   $ 52,687  11.71%  12.50%  11.50%
2091  100.00% FAST-FOOD   TACO BELL                2,471    37,651  1982   $430,000   $ 48,723  11.33%  12.50%  11.50%
2069  100.00% FAST-FOOD   TACO BELL                1,584    12,768  1981   $360,000   $ 39,181  10.88%  12.50%  11.50%
1061  100.00% SIT-DOWN    PONDEROSA                6,376    55,363  1985   $950,000   $120,886  12.72%  12.50%  11.50%
1450  100.00% FAST-FOOD   TACO BELL                1,775    11,850  1982   $430,000   $ 45,838  10.66%  12.50%  11.50%
1966  100.00% FAST-FOOD   TACO BELL                1,584    18,275  1980   $340,000   $ 36,594  10.76%  12.50%  11.50%
1835  100.00% FAST-FOOD   TACO BELL        (1)(2)  1,584    21,021  1980   $280,000   $ 37,128  13.26%  11.00%  11.50%
1925  100.00% FAST-FOOD   TACO BELL                1,584     2,831  1981   $520,000   $ 58,524  11.25%  12.50%  11.50%
1389  100.00% FAST-FOOD   TACO BELL                1,288    25,000  1977   $320,000   $ 34,871  10.90%  12.50%  11.50%
1912  100.00% FAST-FOOD   TACO BELL                1,584    15,120  1980   $360,000   $ 38,159  10.60%  11.00%  11.50%
1      49.00% RETAIL      BALLY TOTAL FITNESS     36,556   130,201  1988 $5,750,000   $600,134  10.44%  12.00%  11.00%
110     1.00% SIT-DOWN    PONDEROSA                5,488    58,000  1969   $620,000   $ 89,764  14.48%  12.50%  11.50%
268     1.00% SIT-DOWN    PONDEROSA                5,587    40,228  1973   $870,000   $112,352  12.91%  12.50%  11.50%
785     1.00% SIT-DOWN    PONDEROSA                6,080    53,100  1979   $780,000   $ 96,344  12.35%  12.50%  11.50%
850     1.00% SIT-DOWN    PONDEROSA                5,600   104,500  1980   $750,000   $115,868  15.45%  12.50%  11.50%
1057    1.00% SIT-DOWN    PONDEROSA                6,770    63,525  1981   $930,000   $115,412  12.41%  12.50%  11.50%
1060    1.00% SIT-DOWN    PONDEROSA                5,777    50,010  1985   $970,000   $132,312  13.64%  12.50%  11.50%
7      23.40% RETAIL      COMPUSA                 26,150   105,919  1992 $2,050,000   $228,603  11.15%  12.00%  11.00%

<F1>
FOOTNOTES:
 (1)  SUBLEASED
 (2)  CURRENTLY BEING REMODELED FOR A CHINESE RESTAURANT.


                                   ANNEX II


               CUSHMAN & WAKEFIELD FAIRNESS OPINION



Cushman & Wakefield, Inc.                               CUSHMAN &
51 West 52nd Street                                     WAKEFIELD
New York, NY  10019-6178
(212) 841-7500                               Improving your place
                                                     in the world


                          August 9, 1996


Brauvin High-Yield Fund L.P.,
Brauvin High-Yield Fund II L.P.,
Brauvin Income Plus III L.P.,
Brauvin Corporate Lease Program IV L.P.

c/o
Brauvin Real Estate Funds
150 South Wacker Drive, Suite 3200
Chicago, IL  60606
ATTN: James Brault

     RE:  BRAUVIN NET LEASE PORTFOLIO (HEREIN "ASSIGNMENT")

Gentlemen:

     As per our engagement letter (June 3, 1996), Cushman & Wakefield, Inc. (Cushman & Wakefield) is pleased to submit its opinion regarding the reasonableness and fairness of the financial terms and conditions relating to the consideration to be received by the Limited Partners (Interest Holders) pursuant to the proposed transactions between the Limited Partnerships listed above and Brauvin Real Estate Funds, L.L.C.

     Based upon its review and analysis of the proposed transactions, Cushman & Wakefield advises the Partnership that, in its opinion, the price per Unit reflected in the proposed Transaction is fair, from a financial point of view, to the Limited Partners. Cushman & Wakefield's determination that a price is "fair" does not mean that the price is the highest price which might be obtained in the marketplace, but rather that based upon the sum of the appraised values of the properties, the price reflected in the proposed transaction is believed by Cushman & Wakefield to be reasonable. Although there is no active market in trading the Units, Cushman & Wakefield notes that for those Units that have traded the price per Unit was at or below the price per Unit in the proposed transactions.

     Cushman & Wakefield has reviewed and relied upon the analysis undertaken in its valuation and appraisal work as a basis for establishing the fairness of the proposed transactions. Other methods could have been employed to test the fairness of the proposed transactions and yielded different results. In rendering this opinion, Cushman & Wakefield notes that it has not considered, and has not addressed, market conditions and other factors (e.g., whether the sale of the Properties as a portfolio rather than a series of sales of individual assets, would produce a premium or a discounted selling price) that, in an open-market transaction, could influence the selling price of the Properties and result in proceeds to Unit holders greater or less than the proposed price per Unit. Cushman & Wakefield also notes that it has not considered the price and trading history of other publicly traded securities that might be deemed relevant due to the relative small size of the proposed transactions and the fact that the existing units are not publicly traded. Furthermore, Cushman & Wakefield notes that it has not compared the financial terms of the proposed transactions to the financial terms of other transactions that might be deemed relevant, given that the proposed transactions involve all cash to the Limited Partners.

     Finally, Cushman & Wakefield has reviewed and analyzed the contract to purchase the assets of Brauvin Corporate Lease Program IV L.P. which was submitted by CAPTECH Financial Group, Inc. (CAPTECH) on July 17, 1996. Based upon this analysis, Cushman & Wakefield advised the Partnership that in its opinion the CAPTECH offer is less favorable to the Limited Partners than the proposed transaction.

Sincerely,

CUSHMAN & WAKEFIELD, INC.

/s/ Stanley R. Dennis, Jr.
Stanley R. Dennis, Jr. MAI
Director, Manager

/s/ Frank P. Liantonio
Frank P. Liantonio, MAI, CRE
Executive Managing Director

/s/ James W. Montanari
James W. Montanari
Managing Director

                           ANNEX III
                    SELECTED FINANCIAL DATA

                       TABLE OF CONTENTS

                                                                     Page
Annual Audited Financial Statements:

Independent Auditors' Report . . . . . . . . . . . . . . . . . .      III-2

Financial Statements:

  Balance Sheets, December 31, 1995 and 1994 . . . . . . . . . .      III-3

  Statements of Operations, for the years ended
  December 31, 1995, 1994 and 1993 . . . . . . . . . . . . . . .      III-4

  Statements of Partners' Capital, for the years ended
  December 31, 1995, 1994 and 1993 . . . . . . . . . . . . . . .      III-5

  Statements of Cash Flows, for the years ended
  December 31, 1995, 1994 and 1993 . . . . . . . . . . . . . . .      III-6

  Notes to Financial Statements. . . . . . . . . . . . . . . . .      III-7

Management's Discussion and Analysis of Financial
  Condition and Results of Operations. . . . . . . . . . . . . .      III-12

Quarterly Unaudited Financial Statements:

  Balance Sheets at June 30, 1996 (unaudited) and
    December 31,1995 . . . . . . . . . . . . . . . . . . . . . .      III-14

  Statements of Operations for the six months ended
    June 30, 1996 and June 30, 1995 (unaudited). . . . . . . . .      III-15

  Statements of Operations for the three months ended
    June 30, 1996 and June 30, 1995 (unaudited)  . . . . . . . .      III-16

  Statements of Partners' Capital for the period
    January 1, 1995 to June 30, 1996 (unaudited) . . . . . . . .      III-17

  Statements of Cash Flows for the six months ended
    June 30, 1996 and June 30, 1995 (unaudited). . . . . . . . .      III-18

  Notes to Financial Statements. . . . . . . . . . . . . . . . .      III-19

Management's Discussion and Analysis of Financial
  Condition and Results of Operations. . . . . . . . . . . . . .      III-24

INDEPENDENT AUDITORS' REPORT
To the Partners
Brauvin High Yield Fund L.P.
Chicago, Illinois

We have audited the accompanying balance sheets of Brauvin High Yield Fund L.P. (a limited partnership) as of December 31, 1995 and 1994, and the related statements of operations, partners' capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Brauvin High Yield Fund L.P. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
Chicago, Illinois
February 9, 1996

                   BRAUVIN HIGH YIELD FUND L.P.
                 (a Delaware limited partnership)

                        BALANCE SHEETS

                                          December 31,   December 31,
                                              1995           1994
ASSETS
Investment in real estate, at cost:
   Land                                       $ 5,768,768  $ 5,768,768
   Buildings                                   13,554,207   13,554,207
                                               19,322,975   19,322,975
   Less: Accumulated depreciation              (2,852,122)  (2,465,487)
   Net investment in real estate               16,470,853   16,857,488

Investment in Joint Ventures (Note 6):
   Brauvin High Yield Venture                      33,746        34,179
   Brauvin Funds Joint Venture                  2,472,647     2,494,341
   Brauvin Gwinnett County Venture                557,389       569,626
Cash and cash equivalents                       1,363,085     1,016,066
Due from affiliates                                   358        12,151
Prepaid offering costs                             16,763        20,873
Other assets                                       17,759         6,039
          Total Assets                        $20,932,600   $21,010,763

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
Accounts payable and accrued
 expenses                                     $    10,443   $    14,652
Due to affiliates                                      --         2,859
Rent received in advance                           86,903       232,379
          Total Liabilities                        97,346       249,890

PARTNERS' CAPITAL:
General Partners                                  124,295       129,815
Interest Holders                               20,710,959    20,631,058

          Total Partners' Capital              20,835,254    20,760,873

          Total Liabilities and
           Partners' Capital                  $20,932,600   $21,010,763



          See accompanying notes to financial statements

                   BRAUVIN HIGH YIELD FUND L.P.
                 (a Delaware limited partnership)


                   STATEMENTS OF OPERATIONS
                For the years ended December 31,


                                      1995         1994         1993
INCOME
Rental                             $2,502,755   $2,494,203   $2,432,331
Interest and other                     63,650       27,682       26,909
     Total income                   2,566,405    2,521,885    2,459,240

EXPENSES
General and administrative            133,805      129,068      129,761
Management fees (Note 3)               24,998       25,596       24,969
Amortization of deferred
 organization costs and
 other assets                              --       24,345       23,281
Depreciation                          386,635      386,636      386,635
     Total expenses                   545,438      565,645      564,646
Income before equity interest
 in joint ventures                  2,020,967    1,956,240    1,894,594

Equity Interest in Joint
 Ventures' Net Income (Loss):
Brauvin High Yield Venture              5,967        5,585        5,550
Brauvin Funds Joint Venture           291,906      291,084      290,974
Brauvin Gwinnett County
 Venture                               48,603       43,213       (1,724)

Net Income                         $2,367,443   $2,296,122   $2,189,394

Net income allocated to the
 General Partners                  $   47,349   $   45,922   $   43,788

Net income allocated to the
 Interest Holders                  $2,320,094   $2,250,200   $2,145,606

Net income per
 Unit outstanding (a)                $     0.91   $     0.87   $     0.84

(a) Net income per Unit was based on the average Units outstanding during the year since they were of varying dollar amounts and percentages based upon the dates Interest Holders were admitted to the Partnership and additional Units were purchased through the Plan.

          See accompanying notes to financial statements

                   BRAUVIN HIGH YIELD FUND L.P.
                 (a Delaware limited partnership)


                STATEMENTS OF PARTNERS' CAPITAL
           Years Ended December 31, 1995, 1994 and 1993


                               General        Interest
                              Partners        Holders *      Total

BALANCE at January 1, 1993    $ 146,191      $21,171,823   $21,318,014

Contributions, net                   --          281,434       281,434
Selling commissions and other
 offering costs (Note 1)             --          (36,324)      (36,324)
Net income                       43,788        2,145,606     2,189,394
Cash distributions              (52,853)      (2,590,902)   (2,643,755)
Balance, December 31, 1993      137,126       20,971,637    21,108,763

Contributions, net                   --           63,295        63,295
Selling commissions and
 other offering costs (Note 1)       --          (37,316)      (37,316)
Net income                       45,922        2,250,200     2,296,122
Cash distributions              (53,233)      (2,616,758)   (2,669,991)
Balance, December 31, 1994      129,815       20,631,058    20,760,873

Contributions, net                   --          399,001       399,001
Selling commissions and other
 offering costs (Note 1)             --          (39,045)      (39,045)
Net income                       47,349        2,320,094     2,367,443
Cash distributions              (52,869)      (2,600,149)   (2,653,018)
Balance, December 31, 1995    $ 124,295      $20,710,959   $20,835,254

* Total Units outstanding at December 31, 1995, 1994 and 1993 were 2,620,903, 2,581,003 and 2,574,675, respectively. Cash distributions to Interest Holders per Unit were $1.00, $1.01 and $1.01 for the years ended December 31, 1995, 1994 and 1993, respectively. Cash distributions to Interest Holders per Unit are based on the average Units outstanding during the year since they were of varying dollar amounts and percentages based upon the dates Interest Holders were admitted to the Partnership and additional Units were purchased through the distribution reinvestment plan.




          See accompanying notes to financial statements

                   BRAUVIN HIGH YIELD FUND L.P.
                 (a Delaware limited partnership)


                   STATEMENTS OF CASH FLOWS
       For the years ended December 31, 1995, 1994 and 1993

                                               1995        1994         1993
Cash Flows From Operating  Activities:
Net income                                 $2,367,443  $2,296,122  $2,189,394
Adjustments to reconcile net income to
 net cash provided by operating activities:
 Depreciation and amortization                386,635     410,981     409,916
 Equity interest in Brauvin High
  Yield Venture's net income                   (5,967)     (5,585)     (5,550)
 Equity interest in Brauvin Funds Joint
  Venture's net income                       (291,906)   (291,084)   (290,974)
 Equity interest in Brauvin Gwinnett
  County Venture's net (income) loss          (48,603)    (43,213)      1,724
 Repayment from (advances to)affiliates        11,793     (11,633)     36,960
 Increase in other assets                     (11,720)     (2,282)       (308)
 (Decrease) increase in accounts payable
   and accrued expenses                        (4,209)    (46,141)      7,983
 (Decrease) increase in due to affiliates      (2,859)     (1,286)      4,145
 (Decrease) increase in rent received
   in advance                                (145,476)    120,128     112,251
Net cash provided by operating
 activities                                 2,255,131   2,426,007   2,465,541

Cash Flows From Investing Activities:
Distributions from Brauvin High
 Yield Venture                                  6,400       7,900       6,700
Distributions from Brauvin Funds
 Joint Venture                                313,600     308,700     298,900
Investment in Brauvin Gwinnett
 County Venture                                    --          --    (584,297)
Distributions from Brauvin Gwinnett
 County Venture                                60,840      56,160          --
Net cash provided by (used in) investing
 activities                                   380,840     372,760    (278,697)

Cash Flows From Financing Activities:
Sale of Units, net of liquidations, selling
 commissions and other offering costs         364,066      29,907     248,934
Cash distributions to General Partners        (52,869)    (53,233)    (52,853)
Cash distributions to Interest Holders     (2,600,149) (2,616,758) (2,590,902)
Net cash used in financing activities      (2,288,952) (2,640,084) (2,394,821)

Net increase (decrease)in cash and cash
 equivalents                                  347,019     158,683   (207,977)
Cash and cash equivalents at beginning
 of year                                    1,016,066     857,383   1,065,360
Cash and cash equivalents at end
 of year                                  $ 1,363,085  $1,016,066  $  857,383


                See accompanying notes to financial statements

                   BRAUVIN HIGH YIELD FUND L.P.
                 (a Delaware limited partnership)

                NOTES TO FINANCIAL STATEMENTS
       For the years ended December 31, 1995, 1994 and 1993

(1)  ORGANIZATION

 BRAUVIN HIGH YIELD FUND L.P. (the "Partnership") is a Delaware limited partnership organized for the purpose of acquiring debt-free ownership of existing, free-standing, income-producing retail, office and industrial real estate properties predominantly subject to "triple-net" leases. The General Partners of the Partnership are Brauvin Realty Advisors, Inc., Jerome J. Brault, Cezar M. Froelich and David M. Strosberg. Brauvin Realty Advisors, Inc. is owned primarily by Messrs. Brault (beneficially)(44%) and Froelich (44%). Brauvin Securities, Inc., an affiliate of the General Partners, was the selling agent of the Partnership. The Partnership is managed by an affiliate of the General Partners.

 The Partnership was formed on January 6, 1987 and filed a Registration Statement on Form S-11 with the Securities and Exchange Commission which became effective on September 4, 1987. The sale of the minimum of $1,200,000 of depository units representing beneficial assignments of limited partnership interests of the Partnership (the "Units") necessary for the Partnership to commence operations was achieved on November 18, 1987. The Partnership's offering closed on May 19, 1988. A total of $25,000,000 of Units were subscribed for and issued between September 4, 1987 and May 19, 1988, pursuant to the Partnership's public offering. Through December 31, 1995, 1994 and 1993 the Partnership had sold $27,816,104, $27,410,356 and $27,017,568 of
Units, respectively. These totals include $2,816,104, $2,410,356 and $2,017,568 of Units, respectively, purchased by Interest Holders who utilized their distributions of Operating Cash Flow to purchase additional Units through the distribution reinvestment plan (the "Plan"). Units valued at $1,607,070, $1,595,070 and $1,265,563 have been purchased by the Partnership from Interest Holders liquidating their investment in the Partnership and have been retired as of December 31, 1995, 1994 and 1993, respectively. As of December 31, 1995 the Participants have acquired Units under the Plan which approximate 10% of total Units outstanding.

 The Partnership has acquired the land and buildings underlying 20 Taco Bell restaurants, 11 Ponderosa restaurants and two Children's World Learning Centers. The Partnership also acquired 1%, 49% and 23.4% equity interests in three joint ventures with three entities affiliated with the Partnership. These ventures own the land and buildings underlying six Ponderosa restaurants, a Scandinavian Health Spa and a CompUSA store, respectively.

 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Management's Use of Estimates

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Accounting Method

 The accompanying financial statements have been prepared using the accrual method of accounting.

 Federal Income Taxes

 Under the provisions of the Internal Revenue Code, the Partnership's income and losses are reportable by the partners on their respective income tax returns. Accordingly, no provision is made for Federal income taxes in the financial statements.
However, in certain instances, the Partnership has been required under applicable state law to remit directly to the tax authorities amounts representing withholding from distributions paid to partners.

 Investment in Real Estate

 The operating properties acquired by the Partnership are stated at cost including acquisition costs. Depreciation expense is computed on a straight-line basis over approximately 35 years.

 In 1995, the Partnership adopted Statement of Financial
Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets" (SFAS 121). In conjunction with the adoption of SFAS 121, the Partnership performed an analysis of its long-lived assets, and the Partnership's management determined that there were no events or changes in circumstances that indicated that the carrying amount of the assets may not be recoverable. Accordingly, no impairment loss has been recorded in the accompanying financial statements.

 Investment in Joint Ventures

 The Partnership owns a 1% equity interest in Brauvin High Yield Venture, which owns the land and building underlying six Ponderosa restaurants; a 49% equity interest in Brauvin Funds Joint Venture, which owns the land and building underlying a Scandinavian Health Spa; and a 23.4% equity interest in Brauvin Gwinnett County Venture, which owns the land and building underlying a CompUSA store. The accompanying financial statements include the investments in Brauvin High Yield Venture, Brauvin Funds Joint Venture and Brauvin Gwinnett County Venture using the equity method of accounting.

 Organization Costs and Prepaid Offering Costs

 Organization costs represent costs incurred in connection with the organization and formation of the Partnership. Organization costs were amortized over a period of five years using the straight-line method.

 The General Partners have guaranteed payment of any organization and offering costs that exceed defined percentages of the gross proceeds. Subsequently, gross proceeds of the offering are expected to increase due to the purchase of additional Units through the Plan and the prepaid offering costs will be transferred to offering costs and treated as a reduction in Partners' Capital.

 Cash and Cash Equivalents

 Cash and cash equivalents include all highly liquid debt instruments with an original maturity within three months of purchase.

 Estimated Fair Value of Financial Instruments

 Disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by using available market information and appropriate valuation methodologies. However, considerable judgement is necessarily required in interpreting market data to develop estimates of fair value.

 The fair value estimates presented herein are based on information available to management as of December 31, 1995 and 1994, but may not necessarily be indicative of the amounts that the Partnership could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from amounts presented herein.

 The carrying amounts of the following items are a reasonable estimate of fair value: cash and cash equivalents; due from affiliates; accounts payable and accrued expenses; due to affiliates; and rents received in advance.

(2)  PARTNERSHIP AGREEMENT

 Distributions

 All Operating Cash Flow, as defined in the Partnership Agreement (the "Agreement"), shall be distributed: (a) first, to the Interest Holders until the Interest Holders receive an amount equal to their 10% Current Preferred Return, as such term is defined in the Agreement; and (b) thereafter, any remaining amounts will be distributed 98% to the Interest Holders and 2% to the General Partners.

 The net proceeds of a sale or refinancing of a Partnership property shall be distributed as follows:

     first, to the Interest Holders until each Interest Holder has been paid an amount equal to the 10% Cumulative Preferred
     Return, as defined in the Agreement;

     second, to the Interest Holders until each Interest Holder has been paid an amount equal to his Adjusted Investment, as defined in the Agreement;

     third, to the General Partners until they have been paid an amount equal to a 2% preferred return; and

     fourth, 95% of any remaining Net Sale or Refinancing Proceeds, as such term is defined in the Agreement, to the Interest
     Holders and the remaining 5% to the General Partners.

 Profits and Losses

 Net profits and losses from operations of the Partnership [computed without regard to any allowance for depreciation or cost recovery deductions under the Internal Revenue Code of 1986, as amended (the "Code")] for each taxable year of the Partnership shall be allocated 98% to the Interest Holders and 2% to the General Partners. Notwithstanding the foregoing, all depreciation and cost recovery deductions allowed under the Code shall be allocated 2% to the General Partners and 98% to the Taxable Interest Holders, as defined in the Agreement.

 The net profit of the Partnership from any sale or other disposition of a Partnership property shall be allocated (with ordinary income being allocated first) as follows: (a) first, an amount equal to the aggregate deficit balances of the Partners' Capital Accounts, as such term is defined in the Agreement, shall be allocated to each Partner who or which has a deficit Capital Account balance in the same ratio as the deficit balance of such Partner's Capital Account bears to the aggregate of the deficit balances of all Partners' Capital Accounts; (b) second, to the Interest Holders until the Interest Holders have been allocated profits equal to their 10% Cumulative Preferred Return; (c) third, to the Interest Holders until the Interest Holders have been allocated an amount of profit equal to the amount of their Adjusted Investment; (d) fourth, to the General Partners until such time as they have been allocated profits equal to a 2% preferred return; and (e) thereafter, 95% to the Interest Holders and 5% to the General Partners. The net loss of the Partnership from any sale or other disposition of a Partnership property shall be allocated as follows: (a) first, an amount equal to the aggregate positive balances in the Partners' Capital Accounts, to each Partner in the same ratio as the positive balance in such Partner's Capital Account bears to the aggregate of all Partners' positive Capital Accounts balances; and (b) thereafter, 98% to the Interest Holders and 2% to the General Partners.

(3)  TRANSACTIONS WITH RELATED PARTIES

 An affiliate of the General Partners manages the Partnership's real estate properties for an annual management fee equal to up to 1% of gross revenues derived from the properties. The property management fee is subordinated, annually, to receipt by the Interest Holders of an annual 10% non-cumulative, non-compounded return on Adjusted Investment (as defined).

 The Partnership pays affiliates of the General Partners selling commissions of 8-1/2% of the capital contributions received for Units sold by the affiliates.

 An affiliate of one of the General Partners provides securities and real estate counsel to the Partnership.

 Fees, commissions and other expenses paid or payable to the General Partners or its affiliates for the years ended December 31, 1995, 1994 and 1993 were as follows:

                                       1995       1994      1993

Selling commissions                  $34,935     $33,388    $32,501
Management fees                       24,998      25,596     24,969
Reimbursable operating
  expenses                            69,808      74,400     73,998
Legal fees                               349       4,370      3,643

(4)  LEASES

  The Partnership's rental income is principally obtained from tenants through rental payments provided under triple-net noncancelable operating leases. The leases provide for a base minimum annual rent and increases in rent such as through participation in gross sales above a stated level.

  The following is a schedule of noncancelable future minimum rental payments due to the Partnership under operating leases of Partnership properties as of December 31, 1995:

Year ending December 31:

  1996                            $2,148,445
  1997                             2,148,445
  1998                             2,148,445
  1999                             2,148,445
  2000                             2,115,856
  Thereafter                       5,279,355
                                 $15,988,991

  Additional rent based on percentages of tenant sales increases was $354,310, $347,616 and $289,522, in 1995, 1994 and 1993,
respectively.

 Approximately 42% and 39% of the Partnership's rental income is from properties operated as Ponderosa and Taco Bell restaurants, respectively. The Partnership is subject to some risk of loss should adverse events affect those Ponderosa and Taco Bell restaurants and, in turn, adversely affect the lesees' ability to pay rent to the Partnership.

(5) WORKING CAPITAL RESERVES

         The Partnership set aside 1% of the gross proceeds of its Offering as a working capital reserve. At any time two years subsequent to the termination of the Partnership's offering (May 19, 1990), it became permissible to reduce the working capital reserve to an amount equal to not less than 1/2% of the proceeds of the Offering ($125,000) if the General Partners believed such reduction to be in the best interests of the Partnership and the Interest Holders. As a result thereof, $125,000 was paid to an affiliate of the General Partners in the fourth quarter of 1990 as an additional Acquisition Fee and $125,000 remains in reserve.

(6) EQUITY INVESTMENTS

         The Partnership owns equity interests in the Brauvin High Yield Venture, Brauvin Funds Joint Venture and Brauvin Gwinnett County
Venture and reports its investments on the equity method. The following are condensed financial statements for the Brauvin High
Yield Venture, Brauvin Funds Joint Venture and Brauvin Gwinnett
County Venture:

            BRAUVIN HIGH YIELD VENTURE

                           December 31,              December 31,
                               1995                      1994

Land and buildings, net    $5,163,083                  $5,283,334
Other assets                   21,792                       9,096
                           $5,184,875                  $5,292,430

Liabilities                $    5,126                  $   69,363
Partners' capital           5,179,749                   5,223,067
                           $5,184,875                  $5,292,430


                    Years Ended December 31,

                            1995            1994              1993



Rental and other income  $728,839         $690,061         $688,257
Expenses:
 Depreciation             120,251          120,250          120,250
 Management fees            7,133            7,055            6,990
 Operating and
  Administrative            4,772            4,223            6,040
                          132,156          131,528          133,280

Net Income               $596,683         $558,533         $554,977

                   BRAUVIN FUNDS JOINT VENTURE

                           December 31,              December 31,
                               1995                      1994

Land and buildings, net    $4,816,500                  $4,926,596
Other assets                  284,969                     217,144
                           $5,101,469                  $5,143,740

Liabilities                $    2,004                  $       --
Partners' capital           5,099,465                   5,143,740
                           $5,101,469                  $5,143,740


                                    Year Ended December 31,

                                     1995          1994         1993
Rental and other income     $720,088                 $714,588    $714,588
Expenses:
 Depreciation                 110,096                 110,096     110,096
 Management fees                6,838                   6,763       6,159
 Operating and
  Administrative                7,429                   3,682       4,508
                              124,363                 120,541     120,763

Net Income                   $595,725                $594,047    $593,825


                         BRAUVIN GWINNETT COUNTY VENTURE

                                   December 31,      December 31,
                                       1995              1994

Land and buildings, net            $2,376,510          $2,422,262
Other assets                           41,567              45,198
                                   $2,418,077          $2,467,460

Liabilities $   22,702     $   19,792
Partners' capital                   2,395,375           2,447,668
                                   $2,418,077          $2,467,460


                                                                Period From
                                                              November 9, 1993
                                                                (inception)
                               Year Ended         Year Ended      through
                              December 31,      December 31,    December 31,
                                 1995                1994           1993

Rental and other income          $264,248          $241,451         $ 35,216
Expenses:
 Depreciation                      45,752            45,752            7,625
 Management fees                    2,497             2,520              198
 Operating and
  Administrative                    8,292             8,510           34,762
                                   56,541            56,782           42,585

Net Income (Loss)                $207,707          $184,669        $ (7,369)

Management's Discussion and Analysis of Financial Condition and
Results of Operations.

Liquidity and Capital Resources

 The Partnership commenced an offering to the public on September
4, 1987 of 1,500,000 Units which was subsequently increased to 2,500,000 Units. The offering closed on May 19, 1988 after 2,500,000 Units were sold. The Partnership purchased the land and buildings underlying seven Taco Bell restaurants in 1987. In 1988, the Partnership purchased 13 Taco Bell restaurants, nine Ponderosa restaurants and an interest in a joint venture which purchased six Ponderosa restaurants. In 1989, the Partnership purchased the land and building underlying a Ponderosa restaurant, an interest in a joint venture which purchased a Scandinavian Health Spa, the land and buildings underlying two Children's World Learning Centers and the land and building underlying an additional Ponderosa restaurant.

 On November 9, 1993, the Partnership purchased 23.4% interest in a joint venture with affiliated public real estate limited partnerships (the "Venture"). The Venture acquired the land and building underlying a 25,000 square foot CompUSA computer superstore from an unaffiliated seller.

 The Partnership raised $25,000,000 through its initial offering and an additional $2,816,104, as of December 31, 1995, through Units purchased by certain Interest Holders investing their distributions of Operating Cash Flow in additional Units through the Plan. As of December 31, 1995, Units valued at $1,607,070 have been purchased by the Partnership from Interest Holders liquidating their original investment and have been retired. The Partnership has no funds available to purchase additional property, excluding those raised through the Plan.

Below is a table summarizing the five year historical data for distribution rates per annum:

Distribution
    Date         1996    1995   1994    1993    1992    1991

February 15      10.0%   10.0%  10.0%   10.0%   10.0%    9.5%
May 15                   10.0   10.0    10.0    10.0     9.625
August 15               10.0    10.0    10.0    10.125   9.75
November 15 (a)          10.0   10.5    10.5    10.25    9.75

(a) The November 15, 1994, 1993 and 1992 quarterly distributions were made at a rate of 10% per annum and second bonus distributions were made at a rate of .50%, 0.50% and .25%, respectively, per annum.

         Future increases in the Partnership's distributions will largely depend on increased sales at the Partnership's properties resulting in additional percentage rent and, to a lesser extent, on rental increases, which will occur due to increases in receipts from certain leases based upon increases in the Consumer Price Index or scheduled increases of base rent.

         Since the distribution to Limited Partners had been at least 10% per annum during 1995, 1994 and 1993, the General Partners and its affiliates collected a management fee of $24,998, $25,596 and $24,969, respectively and received $52,869, $53,233 and $52,853 in
Operating Cash Flow distributions in 1995, 1994 and 1993, respectively. This is anticipated to continue in 1996.

         The Partnership has engaged an independent third party to perform valuations of the Partnership's investments in real estate as of December 31, 1995.

Results of Operations - 1995

         Results of operations for 1995 reflected net income of $2,367,443. Net income for 1995 increased by approximately $71,000 over 1994 due primarily to increased interest income of approximately $36,000 which is a result of the Partnership's accumulating cash reserves for the possible acquisition of an
additional property.   Net income also increased due to a decrease
in the amortization of deferred organization costs and other assets of approximately $24,000, which was the result of the full amortization of these items in 1994.

Results of Operations - 1994

         Results of operations for 1994 reflected net income of $2,296,122. Net income for 1994 increased by approximately $107,000 over 1993 due primarily to increased percentage rent revenue of approximately $58,000 and an increase in the equity interest in Brauvin Gwinnett County Venture's net income of approximately $45,000.

Results of Operations  - 1993

         Results of operations for 1993 reflected net income of $2,189,394. Net income for 1993 increased by approximately $72,000 over 1992 due primarily to an increase in the equity interest in Brauvin Funds Joint Venture's net income of approximately $64,000.

Other information

         On March 15, 1989, Mr. David M. Strosberg resigned as an employee of Brauvin Advisory Services, Inc. Currently, Mr. Strosberg remains an Individual General Partner of the Partnership. The remaining
General Partners do not believe that Mr. Strosberg's resignation has had an adverse effect, and should not in the future have any adverse effect, on the operations of the Partnership.

Impact of Inflation

         The Partnership anticipates that the operations of the Partnership will not be significantly impacted by inflation. To offset any potential adverse effects of inflation, the Partnership has entered into "triple-net" leases with the tenant being responsible for all operating expenses, insurance and real estate taxes. In addition, several of the leases require escalations of rent based upon increases in the Consumer Price Index, scheduled increases of base rents, or tenant sales.

                   BRAUVIN HIGH YIELD FUND L.P.
                 (a Delaware limited partnership)

                        BALANCE SHEETS

                                                  Unaudited      Audited
                                                  June 30,     December 31,
                                                    1996          1995
ASSETS

Investment in real estate, at cost:
Land                                            $ 5,768,768    $ 5,768,768
Buildings                                        13,554,207     13,554,207
                                                 19,322,975     19,322,975
Less: accumulated depreciation                   (3,045,440)    (2,852,122)
Net investment in real estate                    16,277,535     16,470,853

Investment in Joint Ventures (Note 5):
Brauvin High Yield Venture                           33,045         33,746
Brauvin Funds Joint Venture                       2,461,117      2,472,647
Brauvin Gwinnett County Venture                     553,552        557,389

Cash and cash equivalents                         1,353,805      1,363,085
Due from affiliates                                      --            358
Prepaid offering costs                               15,703         16,763
Other assets                                         17,665         17,759
Total Assets                                    $20,712,422    $20,932,600

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
Accounts payable and accrued
  expenses                                      $    55,410    $    10,443
Rent received in advance                             83,742         86,903
Total Liabilities                                   139,152         97,346

PARTNERS' CAPITAL:
General Partners                                    118,097        124,295
Interest Holders                                 20,455,173     20,710,959
Total Partners' Capital                          20,573,270     20,835,254

Total Liabilities and Partners' Capital         $20,712,422    $20,932,600


          See accompanying notes to financial statements.

                   BRAUVIN HIGH YIELD FUND L.P.
                 (a Delaware limited partnership)


                    STATEMENTS OF OPERATIONS
                For the Six Months Ended June 30,
                            (Unaudited)

                                                1996          1995
INCOME:
  Rental                                   $1,211,698      $1,215,739
  Interest                                     38,729          23,786
  Other                                           220             138

   Total income                             1,250,647       1,239,663

EXPENSES:
  General and administrative                  187,248          70,536
  Management fees                              12,475          12,268
  Depreciation                                193,318         193,318

   Total expenses                             393,041         276,122

Income before equity interest in joint
  ventures                                    857,606         963,541

Equity Interest in Joint Venture's Net Income:
   Brauvin High Yield Venture                   2,899           2,858
   Brauvin Funds Joint Venture                145,270         145,941
   Brauvin Gwinnett County Venture             24,243          23,605

Net income                                 $1,030,018      $1,135,945
Net income allocated to the
 General Partners                          $   20,600      $   22,719
Net income allocated to the
 Interest Holders                          $1,009,418      $1,113,226
Net income per Unit outstanding (a)        $     0.38      $     0.43

(a) Net income per Unit was based on the average Units outstanding during the period since they were of varying dollar amounts and percentages based upon the dates Interest Holders were admitted to the Partnership and additional Units were purchased through the distribution reinvestment plan (the "Plan").

         See accompanying notes to financial statements.

                   BRAUVIN HIGH YIELD FUND L.P.
                 (a Delaware limited partnership)


                    STATEMENTS OF OPERATIONS
                For the Three Months Ended June 30,
                        (Unaudited)

                                                1996          1995
INCOME:
     Rental                                   $626,821    $615,316
     Interest                                   19,276      15,120
     Other                                         123         (86)
     Total income                              646,220     630,350

EXPENSES:
     General and administrative                110,595      44,506
     Management fees                             6,342       6,240
     Depreciation                               96,659      96,660
     Total expenses                            213,596     147,406
Income before equity interest in joint
     ventures                                  432,624     482,944

Equity Interest in Joint Venture's Net Income:
Brauvin High Yield Venture                       1,480       1,444
Brauvin Funds Joint Venture                     72,279      72,971
Brauvin Gwinnett County Venture                 11,803      12,072

Net income                                    $518,186    $569,431

Net income allocated to the General
     Partners                                 $ 10,364    $ 11,389

Net income allocated to the Interest
     Holders                                  $507,822    $558,042

Net income per Unit outstanding (a)           $   0.19    $   0.22

(a)Net income per Unit was based on the average Units outstanding during the period since they were of varying dollar amounts and percentages based upon the dates Interest Holders were admitted to the Partnership and additional Units were purchased through the Plan.
         See accompanying notes to financial statements.

                   BRAUVIN HIGH YIELD FUND L.P.
                 (a Delaware limited partnership)


                STATEMENTS OF PARTNERS' CAPITAL
         For the Period January 1, 1995 to June 30, 1996
                         (Unaudited)

                                   General     Interest
                                  Partners      Holders*       Total

Balance, January 1, 1995          $129,815    $20,631,058  $20,760,873

Contributions, net                      --        399,001      399,001
Selling commissions and
 other offering costs (Note 1)          --        (39,045)     (39,045)
Net income                          47,349      2,320,094    2,367,443
Cash distributions                 (52,869)    (2,600,149)  (2,653,018)
Balance, December 31, 1995         124,295     20,710,959   20,835,254

Contributions, net                      --         65,998       65,998
Selling commissions and
 other offering costs (Note 1)          --        (10,070)     (10,070)
Net income                          20,600      1,009,418    1,030,018
Cash distributions                 (26,798)    (1,321,132)  (1,347,930)
Balance, June 30, 1996            $118,097    $20,455,173  $20,573,270

 *Total Units sold at June 30, 1996 and December 31, 1995 were 2,627,503 and 2,620,903 respectively. Cash distributions to Interest Holders per Unit were $0.50 and $1.00 for the six months ended June 30, 1996 and the year ended December 31, 1995. Cash distributions to Interest Holders per Unit are based on the average Units outstanding during the period since they were of varying dollar amounts and percentages based upon the dates Interest Holders were admitted to the Partnership and additional Units were purchased through the Plan.













           See accompanying notes to financial statements.

                   BRAUVIN HIGH YIELD FUND L.P.
                 (a Delaware limited partnership)


                      STATEMENTS OF CASH FLOWS
                  For the Six Months Ended June 30,
                          (Unaudited)
                                                      1996         1995
Cash flows from operating activities:
Net income                                         $1,030,018   $1,135,945
Adjustments to reconcile net income to
net cash provided by operating activities:
   Depreciation                                       193,318      193,318
   Equity interest in Brauvin High Yield
   Venture's net income                                (2,899)      (2,858)
   Equity interest in Brauvin Funds Joint
   Venture's net income                              (145,270)    (145,941)
   Equity interest in Brauvin Gwinnett County
   Venture's net income                               (24,243)     (23,605)
   Repayment from affiliate                               358           --
   Decrease in other assets                                94           19
   Increase in due from affiliates                         --         (745)
   Increase in accounts payable and accrued
    expenses                                           44,967        6,392
   Increase in due to affiliates                         --            320
   Decrease in rent received in advance                (3,161)    (162,998)
Net cash provided by operating activities           1,093,182      999,847

Cash flows from investing activities:
Distributions from Brauvin High
   Yield Venture                                        3,600        2,900
Distributions from Brauvin Funds
   Joint Venture                                      156,800      156,800
Distributions from Brauvin Gwinnett
   County Venture                                      28,080       31,590
Cash provided by investing activities                 188,480      191,290

Cash flows from financing activities:
Sale of Units, net of liquidations, selling
 commissions and other offering costs                  56,988      172,647
Cash distributions to General Partners                (26,798)     (26,263)
Cash distributions to Interest Holders             (1,321,132)  (1,296,347)
Net cash used in financing activities              (1,290,942)  (1,149,963)
Net (decrease) increase in cash and cash
equivalents                                            (9,280)      41,174
Cash and cash equivalents at beginning
of period                                           1,363,085    1,016,066
Cash and cash equivalents at end of period         $1,353,805   $1,057,240

           See accompanying notes to financial statements.

                   BRAUVIN HIGH YIELD FUND L.P.
                 (a Delaware limited partnership)


NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    ORGANIZATION

   BRAUVIN HIGH YIELD FUND L.P. (the "Partnership") is a Delaware limited partnership organized for the purpose of acquiring debt-free ownership of existing, free-standing, income-producing retail, office and industrial real estate properties predominantly subject to "triple-net" leases. The General Partners of the Partnership are Brauvin Realty Advisors, Inc., Jerome J. Brault, Cezar M. Froelich and David M. Strosberg. Brauvin Realty Advisors, Inc. is owned primarily by Messrs. Brault (beneficially)(44%) and Froelich (44%). Brauvin Securities, Inc., an affiliate of the General Partners, was the selling agent of the Partnership. The Partnership is managed by an affiliate of the General Partners.

   The Partnership was formed on January 6, 1987 and filed a Registration Statement on Form S-11 with the Securities and Exchange Commission which became effective on September 4, 1987. The sale of the minimum of $1,200,000 of depository units representing beneficial assignments of limited partnership interests of the Partnership (the "Units") necessary for the Partnership to commence operations was achieved on November 18, 1987. The Partnership's offering closed on May 19, 1988. A total of $25,000,000 of Units were subscribed for and issued between September 4, 1987 and May 19, 1988, pursuant to the Partnership's public offering. Through June 30, 1996 and December 31, 1995, the Partnership had sold $27,922,102 and $27,816,104, of Units, respectively. These totals include $2,922,102, and $2,816,104 of Units, respectively, purchased by Interest Holders who utilized their distributions of Operating Cash Flow to purchase additional Units through the distribution reinvestment plan (the "Plan"). Units valued at $1,647,070 and $1,607,070 have been purchased by the Partnership from Interest Holders liquidating their investment in the Partnership and have been retired as of June 30, 1996 and December 31, 1995, respectively. As of June 30, 1996 the Participants have acquired Units under the Plan which approximate 10% of total Units outstanding.

   The Partnership has acquired the land and buildings underlying 20 Taco Bell restaurants, 11 Ponderosa restaurants and two Children's World Learning Centers. The Partnership also acquired 1%, 49% and 23.4% equity interests in three joint ventures with three entities affiliated with the Partnership. These ventures own the land and buildings underlying six Ponderosa restaurants, a Scandinavian Health Spa and a CompUSA store, respectively.

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Management's Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Accounting Method

     The accompanying financial statements have been prepared using the accrual method of accounting.

     Federal Income Taxes

     Under the provisions of the Internal Revenue Code, the Partnership's income and losses are reportable by the partners on their respective income tax returns. Accordingly, no provision is made for Federal income taxes in the financial statements. However, in certain instances, the Partnership has been required under applicable state law to remit directly to the tax authorities amounts representing withholding from distributions paid to partners.

     Investment in Real Estate

     The operating properties acquired by the Partnership are stated at cost including acquisition costs. Depreciation expense is computed on a straight-line basis over approximately 35 years.

     In 1995, the Partnership adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived
Assets" (SFAS 121). In conjunction with the adoption of SFAS 121, the Partnership performed an analysis of its long-lived assets, and the Partnership's management determined that there were no events or changes in circumstances that indicated that the carrying amount of the assets may not be recoverable. Accordingly, no impairment loss has been recorded in the accompanying financial statements.

     Investment in Joint Ventures

     The Partnership owns a 1% equity interest in Brauvin High Yield Venture, which owns the land and building underlying six Ponderosa restaurants; a 49% equity interest in Brauvin Funds Joint Venture, which owns the land and building underlying a Scandinavian Health Spa; and a 23.4% equity interest in Brauvin Gwinnett County Venture, which owns the land and building underlying a CompUSA store. The accompanying financial statements include the investments in Brauvin High Yield Venture, Brauvin Funds Joint Venture and Brauvin Gwinnett County Venture using the equity method of accounting.

     Organization Costs and Prepaid Offering Costs

     Organization costs represent costs incurred in connection with the organization and formation of the Partnership. Organization costs were amortized over a period of five years using the straight-line method.

     Gross proceeds of the offering are expected to increase due to the purchase of additional Units through the Plan and the prepaid offering costs will be transferred to offering costs and treated as a reduction in Partners' Capital.

     Cash and Cash Equivalents

     Cash and cash equivalents include all highly liquid debt instruments with an original maturity within three months of purchase.

     Estimated Fair Value of Financial Instruments

     Disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by using available market information and appropriate valuation methodologies. However, considerable judgement is necessarily required in interpreting market data to develop estimates of fair value.

     The fair value estimates presented herein are based on information available to management as of June 30, 1996 and December 31, 1995, but may not necessarily be indicative of the amounts that the Partnership could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from amounts presented herein.

     The carrying amounts of the following items are a reasonable estimate of fair value: cash and cash equivalents; due from affiliates; accounts payable and accrued expenses; and rent received in advance.

(2)  PARTNERSHIP AGREEMENT

     Distributions

     All Operating Cash Flow, as defined in the Partnership Agreement (the "Agreement"), shall be distributed: (a) first, to the Interest Holders until the Interest Holders receive an amount equal to their 10% Current Preferred Return, as such term is defined in the Agreement; and (b) thereafter, any remaining amounts will be distributed 98% to the Interest Holders and 2% to the General
Partners.

     The net proceeds of a sale or refinancing of a Partnership property shall be distributed as follows:

          first, to the Interest Holders until each Interest Holder has been paid an amount equal to the 10% Cumulative Preferred Return, as defined in the Agreement;

          second, to the Interest Holders until each Interest Holder has been paid an amount equal to his Adjusted Investment, as defined in the Agreement;

          third, to the General Partners until they have been paid an amount equal to a 2% preferred return; and

          fourth, 95% of any remaining Net Sale or Refinancing Proceeds, as such term is defined in the Agreement, to the Interest Holders and the remaining 5% to the General Partners.

     Profits and Losses

     Net profits and losses from operations of the Partnership [computed without regard to any allowance for depreciation or cost recovery deductions under the Internal Revenue Code of 1986, as amended (the "Code")] for each taxable year of the Partnership shall be allocated 98% to the Interest Holders and 2% to the General Partners. Notwithstanding the foregoing, all depreciation and cost recovery deductions allowed under the Code shall be allocated 2% to the General Partners and 98% to the Taxable Interest Holders, as defined in the Agreement.

     The net profit of the Partnership from any sale or other disposition of a Partnership property shall be allocated (with ordinary income being allocated first) as follows: (a) first, an amount equal to the aggregate deficit balances of the Partners' Capital Accounts, as such term is defined in the Agreement, shall be allocated to each Partner who or which has a deficit Capital Account balance in the same ratio as the deficit balance of such Partner's Capital Account bears to the aggregate of the deficit balances of all Partners' Capital Accounts; (b) second, to the Interest Holders until the Interest Holders have been allocated profits equal to their 10% Cumulative Preferred Return; (c) third, to the Interest Holders until the Interest Holders have been allocated an amount of profit equal to the amount of their Adjusted Investment; (d) fourth, to the General Partners until such time as they have been allocated profits equal to a 2% preferred return; and
(e) thereafter, 95% to the Interest Holders and 5% to the General Partners. The net loss of the Partnership from any sale or other disposition of a Partnership property shall be allocated as follows:
(a) first, an amount equal to the aggregate positive balances in the Partners' Capital Accounts, to each Partner in the same ratio as the positive balance in such Partner's Capital Account bears to the aggregate of all Partners' positive Capital Accounts balances; and(b) thereafter, 98% to the Interest Holders and 2% to the General Partners.


(3)  TRANSACTIONS WITH RELATED PARTIES

     An affiliate of the General Partners manages the Partnership's real estate properties for an annual management fee equal to up to 1% of gross revenues derived from the properties. The property management fee is subordinated, annually, to receipt by the Interest Holders of an annual 10% non-cumulative, non-compounded return on Adjusted Investment (as defined).


     The Partnership pays affiliates of the General Partners selling commissions of 8-1/2% of the capital contributions received for Units sold by the affiliates.

     An affiliate of one of the General Partners provides securities and real estate counsel to the Partnership.

     Fees, commissions and other expenses paid or payable to the General Partners or its affiliates for the six months ended June 30, 1996 and 1995 were as follows:


                                        1996               1995

         Selling commissions          $ 9,010             $17,153
         Management fees               12,475              12,268
         Reimbursable operating
           expenses                    43,200              36,000
         Legal fees                     1,799                  --


(4) WORKING CAPITAL RESERVES

 The Partnership set aside 1% of the gross proceeds of its Offering as a working capital reserve. At any time two years subsequent to the termination of the Partnership's offering (May 19, 1990), it became permissible to reduce the working capital reserve to an amount equal to not less than 1/2% of the proceeds of the Offering ($125,000) if the General Partners believed such reduction to be in the best interests of the Partnership and the Interest Holders. As a result thereof, $125,000 was paid to an affiliate of the General Partners in the fourth quarter of 1990 as an additional Acquisition Fee and $125,000 remains in reserve.

(5) EQUITY INVESTMENTS

 The Partnership owns equity interests in the Brauvin High Yield Venture, Brauvin Funds Joint Venture and Brauvin Gwinnett County Venture and reports its investments on the equity method. The following are condensed financial statements for the Brauvin High Yield Venture, Brauvin Funds Joint Venture and Brauvin Gwinnett County Venture:

                    BRAUVIN HIGH YIELD VENTURE

                                     June 30,       December 31,
                                       1996            1995

Land and buildings, net            $5,102,958        $5,163,083
Other assets                           10,245            21,792

Total Assets                       $5,113,203        $5,184,875

Liabilities                        $    3,523        $    5,126
Partners' capital                   5,109,680         5,179,749

Total Liabilities and
  Partners Capital                 $5,113,203        $5,184,875



                For the six months ended June 30,

                                       1996           1995
Rental income                        $356,545       $352,224

Expenses:
Depreciation                           60,125         60,125
Management fees                         3,751          3,502
Operating and administrative            2,739          2,839
Net income                           $289,930       $285,758

                    BRAUVIN FUNDS JOINT VENTURE

                                    June 30,        December 31,
                                     1996               1995

Land and buildings, net            $4,761,452        $4,816,500
Other assets                          313,281           284,969

Total Assets                       $5,074,733        $5,101,469

Liabilities                       $    (1,201)       $    2,004
Partners' capital                   5,075,934         5,099,465

Total Liabilities and
  Partners' Capital                $5,074,733        $5,101,469


                               For the six months ended June 30,

                                       1996             1995
Rental income                        $357,251          $357,666

Expenses:
Depreciation                           55,048            55,048
Management fees                         3,375             3,406
Operating and administrative            2,359             1,374
Net income                           $296,469          $297,838

                              BRAUVIN GWINNETT COUNTY VENTURE

                               June 30,          December 31,
                                 1996               1995

Land and buildings, net            $2,353,634         $2,376,510
Other assets                           26,396             41,567

    Total Assets                   $2,380,030         $2,418,077

Liabilities                        $    1,050         $   22,702
Partners' capital                   2,378,980          2,395,375

    Total Liabilities and
    Partners' Capital              $2,380,030         $2,418,077


                            For the six months ended June 30,

                                        1996            1995

Rental income                         $130,494        $124,978

Expenses:
Depreciation                            22,876          22,876
Management fees                          1,242           1,229
Operating and administrative             2,772              --

Net income                            $103,604        $100,873

Management's Discussion and Analysis of Financial Condition and
Results of Operations.

Liquidity and Capital Resources

  The Partnership commenced an offering to the public on September 4, 1987 of 1,500,000 Units which was subsequently increased to 2,500,000 Units. The offering closed on May 19, 1988 after 2,500,000 Units were sold. The Partnership purchased the land and buildings underlying seven Taco Bell restaurants in 1987. In 1988, the Partnership purchased 13 Taco Bell restaurants, nine Ponderosa restaurants and an interest in a joint venture which purchased nine Ponderosa restaurants. In 1989, the Partnership purchased the land and building underlying a Ponderosa restaurant, an interest in a joint venture which purchased a Scandinavian Health Spa, the land and buildings underlying two Children's World Learning Centers and the land and building underlying an additional Ponderosa restaurant. In 1993, the Partnership purchased a 23.4% interest in a joint venture which purchased a CompUSA store.

  The Partnership raised $25,000,000 through its initial offering and an additional $2,922,102 as of June 30, 1996, through Units purchased by certain Interest Holders investing their distributions of Operating Cash Flow in additional Units through the distribution reinvestment plan (the "Plan"). As of June 30, 1996, Units valued at $1,647,070 have been purchased by the Partnership from Interest Holders liquidating their original investment and retired. The Partnership has no funds available to purchase additional property, excluding those raised through the Plan.

  Below is a table summarizing the historical data for distributions per Unit:

Distribution
  Date        1996    1995    1994     1993    1992     1991

February 15  $.2500  $.2500  $.2500   $.2500   $.2500   $.2375

May 15        .2500   .2500   .2500    .2500    .2500    .2406

August 15             .2500   .2500    .2500    .2563    .2438

November 15           .2625   .2625    .2563    .2438    .2375

   Future increases in the Partnership's distributions will largely depend on increased sales at the Partnership's properties resulting in additional percentage rent and, to a lesser extent on rental increases, which will occur due to increases in receipts from certain leases based upon increases in the Consumer Price Index or scheduled increases of base rent.

   Since the distribution to Limited Partners had been at least 10% per annum during the six months ended June 30, 1996 and the year ended December 31, 1995 the General Partners and its affiliates collected a management fee of $12,475 and $18,643, respectively and received $26,798 and $39,467 in Operating Cash Flow distributions for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively. This is anticipated to continue throughout 1996.

   The Partnership has entered into an agreement and plan of merger dated as of June 14, 1996 (the "Merger Agreement") with Brauvin Real Estate Funds L.L.C., a Delaware limited liability company (the "Purchaser"). Pursuant to the terms of the Merger Agreement, the Partnership proposes to merge with and into the Purchaser through a merger (the "Merger") of its limited partnership interests. In connection with the Merger, the beneficial owners (the "Limited Partners") of the limited partnership interests of the Partnership (the "Units") will receive approximately $9.31 per Unit in cash. Promptly upon consummation of the Merger, the Partnership will cease to exist and the Purchaser, as the surviving entity will succeed to all of the assets and liabilities of the Partnership. The affirmative vote of the Limited Partners holding a majority of the Units is necessary to approve the Merger.

   The Partnership is currently in the process of drafting a proxy statement, which will require prior review and comment by the Securities and Exchange Commission (the "Commission"), to solicit proxies for use at a special meeting of the Limited Partners (the "Special Meeting") to be held at the offices of the Partnership at a date in the near future. The purpose of the Special Meeting is to vote upon the Merger and certain other matters as described herein. The preliminary proxy materials of the Partnership have been filed with the Commission

   By approving the Merger, the Limited Partners will also be approving an amendment of the Restated Limited Partnership Agreement of the Partnership, as amended (the "Partnership Agreement") allowing the Partnership to sell or lease property to affiliates (this amendment, together with the Merger shall be referred to herein as the "Transaction"). In addition, the Delaware Revised Uniform Limited Partnership Act (the "Act") provides that a merger must also be approved by the general partners of a partnership, unless the limited partnership agreement provides otherwise. The Partnership Agreement does not address this matter. Therefore, the Limited Partners will be asked to adopt an amendment (the "Amendment") to the Partnership Agreement which specifically provides that the general partners of the Partnership (the "General Partners") will not be required to approve the Transaction. If the Amendment is approved, the vote of the Limited Partners holding a majority of the Units will be the only vote necessary to approve the Transaction. Neither the Act nor the Partnership Agreement provide the Limited Partners not voting in favor of the Transaction with dissenters' appraisal rights.

   The actual redemption price will be based on the fair market value of the properties of the Partnership (the "Assets") as determined by an independent appraiser at such time as is specified in the certificate of merger (the "Effective Time"), plus all remaining cash of the Partnership (which will not include earnings after July 31, 1996, whcih due to the wind up costs of the Partnership are expected to be nominal), less the Partnership's actual costs incurred and accrued through the Effective Time, including reasonable reserves in connection with: (i) the proxy solicitation; (ii) the Transaction (as detailed in the Merger Agreement); and (iii) the winding up of the Partnership, including preparation of the final audit, tax return and K-1s (collectively, the "Transaction Costs") and less all other Partnership obligations.


   Cushman & Wakefield Valuation Advisory Services ("Cushman & Wakefield"), the largest real estate valuation and consulting organization in the United States, was engaged by the Partnership to prepare an appraisal of the Assets. Cushman & Wakefield was subsequently engaged to provide an opinion as to the fairness of the Transaction to the Limited Partners from a financial point of view. Cushman & Wakefield has preliminarily determined that the fair market value of the Assets of the Partnership is $23,198,450, which is approximately $8.83 per Unit. In addition, Cushman & Wakefield is finalizing its opinion as to the fairness of the Transaction to the Limited Partners from a financial point of view.

   The General Partners are Jerome J. Brault, the managing general partner of the Partnership (the "Managing General Partner"), Brauvin Realty Advisors I, Inc., the corporate general partner of the Partnership (the "Corporate General Partner"), Cezar M. Froelich and David M. Strosberg. Mr. Froelich gave notice of his intent to resign as a General Partner of the Partnership on May 23, 1996. Pursuant to the terms of the Partnership Agreement, Mr. Froelich's resignation will become effective on the 90th day following notice to the Limited Partners. The General Partners will not receive any payment in exchange for the redemption of their general partnership interests nor will they receive any fees from the Partnership in connection with the Transaction.

   The Managing General Partner and his son, James L. Brault, an executive officer of the Corporate General Partner, will have a minority ownership interest in the Purchaser. Therefore, the Braults have an indirect economic interest in consummating the Transaction that is in conflict with the economic interests of the Limited Partners. Messrs. Froelich and Strosberg have no affiliation with the Purchaser.

   The Transaction is one of a series of related transactions whereby the Purchaser seeks to acquire the Assets of the Partnership and the assets, through purchase or merger, of Brauvin High Yield Fund L.P. II, Brauvin Income Plus L.P. III and Brauvin Corporate Lease Program IV L.P., Delaware limited partnerships affiliated with the Partnership.

   The General Partners have temporarily suspended all distributions to Limited Partners and liquidations until there is a vote on the Transaction.

Results of Operations - Six months ended June 30, 1996 and 1995.

   Results of operations for the Partnership for the six months ended June 30, 1996 reflected net income of $1,030,018 as compared to $1,135,945 for the six months ended June 30, 1995 a decrease of approximately $105,900. The decrease in net income is a result of an increase in general and administrative expense, which was partially offset by an increase in interest income.

   Total income for the six months ended June 30, 1996 was $1,250,647 as compared to $1,239,663 for the six months ended June 30, 1995, an increase of approximately $11,000. The increase in total income was due to an increase in interest income of approximately $14,900 as a result of more funds invested during 1996.

   Total expenses for the six months ended June 30, 1996 were $393,041 as compared to $276,122 for the six months ended June 30, 1995, an increase of approximately $116,900. The increase in expenses is primarily the result of an increase in general and administrative expense due to the Partnership hiring an independent real estate company to conduct property valuations. General and administrative expense also increased in 1996 compared to 1995 as a result of legal and other professional fees paid as a result of the Transaction.

Results of Operations - Three months ended June 30, 1996 and 1995

   Results of operations for the Partnership for the three months ended June 30, 1996 reflected net income of $518,186 as compared to $569,431 for the three months ended June 30, 1995, a decrease of approximately $51,200. The decrease in net income is a result of an increase in expenses, which was partially offset by an increase in rental income.

   Total income for the three months ended June 30, 1996 was $646,220 as compared to $630,350 for the three months ended June 30, 1995, an increase of approximately $15,900. The increase in total income was due to an increase in rental income of approximately $11,500 as a result of certain properties paying increased amounts of percentage rents during 1996.

   Total expenses for the three months ended June 30, 1996 were $213,596 as compared to $147,406 for the three months ended June 30, 1995, an increase of approximately $66,200. The increase in expenses is primarily the result of an increase in general and administrative expense due to the Partnership hiring an independent real estate company to conduct property valuations. General and administrative expense also increased in 1996 compared to 1995 as a result of legal and other professional fees paid as a result of the Transaction.

PROXY                                                       PROXY

                   BRAUVIN HIGH YIELD FUND L.P.
               SPECIAL MEETING OF LIMITED PARTNERS

THIS PROXY IS SOLICITED ON BEHALF OF BRAUVIN HIGH YIELD FUND L.P.


     The undersigned hereby appoints Jerome J. Brault or his designee with full power of substitution, the attorney and the proxy of the undersigned, to represent and to vote, as designated below, all units of limited partnership interest ("Units") of Brauvin High Yield Fund L.P., a Delaware limited partnership (the "Partnership") that the undersigned is entitled to vote if personally present at the Special Meeting of Limited Partners of the Partnership to be held on September 24, 1996, at 1:00 p.m. (Chicago time), at the offices of the Partnership, 150 South Wacker Drive, Suite 3200, Chicago, Illinois 60606 and at any adjournment(s) or postponement(s) thereof. This proxy revokes all prior proxies given by the undersigned.

The Proposals to authorize are:

     1. Approval of the merger of the Partnership with and into Brauvin Real Estate Funds, L.L.C., a Delaware limited liability company, which approval will automatically result in the adoption of an amendment to the Partnership's Restated Limited Partnership Agreement, as amended, to allow the Partnership to sell or lease property to affiliates.

           For           Against         Abstain

     2. Adoption of the amendment to the Partnership's Restated Limited Partnership Agreement, as amended, to allow the majority vote of the interest holders to determine the outcome of the transaction without the vote of the general partners of the Partnership.

           For           Against         Abstain

     3. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Special
Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER.  IF NO
DIRECTION IS MADE ON THIS CARD, THE PROXY WILL BE VOTED "FOR"
PROPOSALS 1 & 2.

                    (Please See Reverse Side)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED PRE-PAID ENVELOPE OR DELIVER TO: The Herman Group,
Inc., 2121 San Jacinto St., 26th Floor, Dallas, Texas 75201. If you have any questions, please call (800) 992-6145. Facsimile copies of the front and reverse sides of this Proxy, properly completed and duly executed, will be accepted at (214) 999-9348 or (214) 999-9323.


                              Dated:________________________,1996


                              ___________________________________
                              Signature


                              ___________________________________
                              Signature (if held jointly)

                              ___________________________________
                              Title

                              Please sign exactly as name appears
                              hereon.  When interests are held by
                              joint tenants, both should sign.
                              When signing as an attorney, as
                              executor, administrator, trustee or
                              guardian, please give full title as
                              such.  If a corporation, please
                              sign in name by President or other
                              authorized officer.  If a
                              partnership, please sign in
                              partnership name by authorized
                              person.

               SPECIAL MEETING - SEPTEMBER 24, 1996


                 YOUR VOTE IS EXTREMELY IMPORTANT


     Regardless of the number of Units of Brauvin High Yield
     Fund L.P. you own, please vote by taking these simple steps:


  1. Please SIGN, MARK, DATE and MAIL the enclosed proxy card in the enclosed, postage-paid envelope (or by facsimile) as soon as possible before the Special Meeting on September 24, 1996.


  2. You may also transmit your proxy by facsimile to
     (214) 999-9323 or (214) 999-9348.  When voting your
     proxy by facsimile, both sides of the proxy card must be transmitted.


  3. If you wish to vote "FOR" the Transaction and "FOR" the Amendment, you must submit the enclosed proxy card.


  4. If your Units are held for you in "street name" by a bank or broker, the bank or broker may not give your proxy without your instruction. Please call your bank or broker and instruct your representative to vote "FOR" the Transaction. Failure to return a proxy card, abstention from voting and broker non-votes are the equivalent of a vote "AGAINST" the Transaction and the Amendment.


  5. If you have any questions or require any additional information concerning this Proxy Statement please contact either:


                   Investor Services Department
                   BRAUVIN HIGH YIELD FUND L.P.
                      150 South Wacker Drive
                     Chicago, Illinois  60606


                  Call Toll-Free (800) 272-8846


     or our Information Agent who can also assist you in voting:


                     THE HERMAN GROUP, INC.
                    2121 San Jacinto Street
                           26th Floor
                      Dallas, Texas  75201


                 Call Toll-Free (800) 992-6145


     PLEASE SIGN, MARK, DATE AND RETURN YOUR PROXY CARD TODAY.



                        TABLE OF CONTENTS


                                                             Page
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     The Transaction . . . . . . . . . . . . . . . . . . . . .  4
     Related Transactions. . . . . . . . . . . . . . . . . . .  5
     Amendment to the Partnership Agreement. . . . . . . . . .  5
     The Special Meeting; Votes Required . . . . . . . . . . .  5
     Purpose of and Reasons for the Transaction. . . . . . . .  6
     Effects of the Transaction. . . . . . . . . . . . . . . .  7
     Valuation of the Assets; Fairness Opinion . . . . . . . .  8
     Recommendations of the General Partners and Their
          Affiliates . . . . . . . . . . . . . . . . . . . . .  9
     Conflicts of Interest . . . . . . . . . . . . . . . . . . 10


SPECIAL FACTORS. . . . . . . . . . . . . . . . . . . . . . . . 10
     Purpose of and Reasons for the Transaction. . . . . . . . 10
     Alternatives to the Transaction . . . . . . . . . . . . . 16
     Effects of the Transaction. . . . . . . . . . . . . . . . 18
     Valuation of the Assets; Fairness Opinion . . . . . . . . 20
     Recommendations of the General Partners and Their
          Affiliates . . . . . . . . . . . . . . . . . . . . . 25
     Appraisal Rights. . . . . . . . . . . . . . . . . . . . . 29
     Costs Associated with the Transaction . . . . . . . . . . 30


SPECIAL MEETING OF THE INTEREST HOLDERS. . . . . . . . . . . . 30
     Special Meeting; Record Date. . . . . . . . . . . . . . . 30
     Procedures for Completing Proxies . . . . . . . . . . . . 31
     Votes Required. . . . . . . . . . . . . . . . . . . . . . 32
     Solicitation Procedures . . . . . . . . . . . . . . . . . 33
     Revocation of Proxies . . . . . . . . . . . . . . . . . . 33


TERMS OF THE TRANSACTION . . . . . . . . . . . . . . . . . . . 33
     The Merger Agreement. . . . . . . . . . . . . . . . . . . 34
     Representations and Warranties of the Parties . . . . . . 35
     Additional Agreements . . . . . . . . . . . . . . . . . . 36
     Conditions to Closing the Transaction . . . . . . . . . . 37
     Determination of Redemption Price . . . . . . . . . . . . 39
     Termination of the Merger Agreement . . . . . . . . . . . 40
     Amendment of the Merger Agreement . . . . . . . . . . . . 41
     Amendment of Partnership Agreement. . . . . . . . . . . . 41
     Related Transactions. . . . . . . . . . . . . . . . . . . 42


INCOME TAX CONSEQUENCES OF THE TRANSACTION . . . . . . . . . . 42
     Federal Income Tax Consequences . . . . . . . . . . . . . 42
     Differing Tax Treatment of the Interest Holders . . . . . 45


CONFLICTS OF INTEREST. . . . . . . . . . . . . . . . . . . . . 46
     Interests in the Purchaser. . . . . . . . . . . . . . . . 46
     Purchaser Fees. . . . . . . . . . . . . . . . . . . . . . 47
     Indemnification under the Partnership Agreement . . . . . 47
     Indemnification by the Purchaser. . . . . . . . . . . . . 48


CERTAIN INFORMATION ABOUT THE PARTNERSHIP,
ITS GENERAL PARTNERS AND THEIR AFFILIATES. . . . . . . . . . . 49
     The Partnership . . . . . . . . . . . . . . . . . . . . . 49
     The General Partners. . . . . . . . . . . . . . . . . . . 50
     Description of the Assets . . . . . . . . . . . . . . . . 52
     Distributions . . . . . . . . . . . . . . . . . . . . . . 59
     Ownership of Units. . . . . . . . . . . . . . . . . . . . 60
     Market for the Units. . . . . . . . . . . . . . . . . . . 60
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . 61
     Independent Certified Public Accountants. . . . . . . . . 61
     Available Information . . . . . . . . . . . . . . . . . . 61


CERTAIN INFORMATION CONCERNING THE PURCHASER . . . . . . . . . 62


SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . 62


INCORPORATION BY REFERENCE . . . . . . . . . . . . . . . . . . 63


SCHEDULE I     SELECTED ANNUAL FINANCIAL DATA
SCHEDULE II    SELECTED QUARTERLY FINANCIAL DATA
ANNEX I        VALUATION
ANNEX II       FAIRNESS OPINION
ANNEX III      *  SELECTED FINANCIAL DATA FROM THE
               PARTNERSHIP'S ANNUAL REPORT ON FORM 10-K
               FOR THE YEAR ENDED DECEMBER 31, 1995  . . .  III-3
               *  MANAGEMENT'S DISCUSSION
               AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF
               OPERATIONS AS SET FORTH IN
               THE PARTNERSHIP'S ANNUAL
               REPORT ON FORM 10-K FOR THE
               YEAR ENDED DECEMBER 31,
               1995. . . . . . . . . . . . . . . . . . . . III-12
               *  SELECTED FINANCIAL DATA FROM THE
               PARTNERSHIP'S QUARTERLY REPORT ON FORM
               10-Q FOR THE QUARTER ENDED JUNE 30, 1996. . III-14
               *  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF
               OPERATIONS AS SET FORTH IN THE
               PARTNERSHIP'S QUARTERLY REPORT ON FORM
               10-Q FOR THE QUARTER ENDED JUNE 30, 1996. . III-24